Exhibit 4.1

Execution Version

XEROX HOLDINGS CORPORATION,

as issuer

and

the Guarantors from time to time parties hereto

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

INDENTURE

DATED AS OF JULY 1, 2025

13.000% Step Up Senior Notes due 2030

i

Section 702.	Notice of Defaults	103
Section 703.	Certain Rights of Trustee	103
Section 704.	Not Responsible for Recitals or Issuance of Notes	106
Section 705.	May Hold Notes	106
Section 706.	Money Held in Trust	106
Section 707.	Compensation and Reimbursement	106
Section 708.	Conflicting Interests	107
Section 709.	Corporate Trustee Required; Eligibility	107
Section 710.	Resignation and Removal; Appointment of Successor	107
Section 711.	Acceptance of Appointment by Successor	108
Section 712.	Merger, Conversion, Consolidation or Succession to Business	108
Section 713.	Preferential Collection of Claims Against the Company	109
Section 714.	Appointment of Authenticating Agent	109

ARTICLE VIII HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND THE COMPANY		109

Section 801.	The Company to Furnish Trustee Names and Addresses of Holders	109
Section 802.	Preservation of Information; Communications to Holders	109
Section 803.	Reports by Trustee	110

ARTICLE IX AMENDMENT, SUPPLEMENT OR WAIVER		110

Section 901.	Without Consent of Holders	110
Section 902.	With Consent of Holders	111
Section 903.	Execution of Amendments, Supplements or Waivers	112
Section 904.	Revocation and Effect of Consents	112
Section 905.	[Reserved]	112
Section 906.	Notation on or Exchange of Notes	112

ARTICLE X REDEMPTION OF NOTES		112

Section 1001.	Applicability of Article	112
Section 1002.	[Reserved]	112
Section 1003.	Election to Redeem; Notice to Trustee	113
Section 1004.	Selection by Trustee of Notes to Be Redeemed	113
Section 1005.	Notice of Redemption	113
Section 1006.	Deposit of Redemption Price	114
Section 1007.	Notes Payable on Redemption Date	114
Section 1008.	Notes Redeemed in Part	115
Section 1009.	Optional Redemption	115

ARTICLE XI SATISFACTION AND DISCHARGE		116

Section 1101.	Satisfaction and Discharge of Indenture	116
Section 1102.	[Reserved]	117
Section 1103.	Application of Trust Money	117

ARTICLE XII DEFEASANCE OR COVENANT DEFEASANCE		117

Section 1201.	The Company’s Option to Effect Defeasance or Covenant Defeasance	117
Section 1202.	Defeasance and Discharge	117

Section 1203.	Covenant Defeasance	118
Section 1204.	Conditions to Defeasance or Covenant Defeasance	118
Section 1205.	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions	119
Section 1206.	Reinstatement	119
Section 1207.	Repayments to the Company	119

ARTICLE XIII NOTE GUARANTEES		120

Section 1301.	Guarantees Generally	120
Section 1302.	Continuing Guarantees	121
Section 1303.	Release of Note Guarantees	121
Section 1304.	Guarantors May Consolidate, etc., on Certain Terms	122
Section 1305.	Waiver of Subrogation	123
Section 1306.	Notation Not Required	123
Section 1307.	Successors and Assigns of Guarantors	123
Section 1308.	Execution and Delivery of Note Guarantees	124
Section 1309.	Notices	124
Section 1310.	Limitation of Guarantee - Belgium.	124
Section 1311.	Limitation of Guarantee - Germany.	124

Exhibit A	Form of Note
Exhibit B	[Reserved]
Exhibit C	Form of Certificate of Beneficial Ownership
Exhibit D	Form of Regulation S Certificate
Exhibit E	Form of Supplemental Indenture in Respect of Note Guarantees
Exhibit F	Form of Certificate from Acquiring Institutional Accredited Investors
Exhibit G	Form of Global Intercompany Subordination Agreement

INDENTURE, dated as of July 1, 2025 (as amended, supplemented or otherwise modified from time to time, this “Indenture”), among Xerox Holdings Corporation, a corporation organized under the laws of the State of New York, as issuer, the Guarantors from time to time parties hereto, and U.S. Bank Trust Company, National Association, as Trustee.

W I T N E S S E T H

WHEREAS, the Company (as defined herein) has duly authorized the creation of an issue of $250,000,000 aggregate principal amount of the Company’s 13.000% Step Up Senior Notes due 2030 (the “Initial Notes”);

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Company, each Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein):

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 101. Definitions.

“2030 Convertible Notes” means the Company’s $350.0 million aggregate principal amount of 3.75% convertible senior notes due 2030.

“2030 Convertible Notes Indenture” means that certain indenture, dated as of March 11, 2024, between the Company, as issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, as amended, restated, amended and restated, modified or otherwise supplemented from time to time, pursuant to which the Company issued the 2030 Convertible Notes.

“ABL Credit Agreement” means the Credit Agreement, dated as of May 22, 2023, among the Company, Xerox Corp., the Subsidiaries of Xerox Corp. party thereto, as borrowers and/or guarantors, the lenders and issuing banks party thereto and Citibank, N.A., as administrative agent, collateral agent and swing line lender, and as amended, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise).

“ABL Facility” means the collective reference to the ABL Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements, indentures (including this Indenture) or financing agreements or otherwise), except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Facility. Without limiting the generality of the foregoing, the term “ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Company and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Acquired Entity or Business and its Restricted Subsidiaries or to such Converted Restricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as the case may be.

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business, and any capital expenditures in respect of any property or assets already so used; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Notes” means any additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 303 and 407; whether or not they bear the same CUSIP number.

“Additional Second Lien Notes” means the $100.0 million aggregate principal amount of 13.500% senior secured second lien notes due 2031 issued by Xerox Corp. on May 9, 2025 pursuant to the Existing Second Lien Notes Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means with respect to any Note at the time the applicable LDC Trigger Event occurs, the greater of (i) 1.00% of the principal amount of such Note at the time the applicable LDC Trigger Event occurs and (ii) the excess, if any, of (A) (1) the outstanding principal amount of the Notes at the time of the applicable LDC Trigger Event, plus (2) the present value at the time of the applicable LDC Trigger Event of all required remaining scheduled payments of interest due on such Note through July 1, 2030 (but excluding accrued and unpaid interest, if any, to, but excluding, the time the applicable LDC Trigger Event occurs), computed using a discount rate equal to the Treasury Rate, plus 50 basis points, over (B) the principal amount of such Note at the time the applicable LDC Trigger Event occurs.

“Approved Jurisdiction” means the United States, Canada, England and Wales, Belgium, Netherlands, Germany and any other jurisdiction reasonably acceptable to the administrative agent of the TLB Facility and the TLB Facility Collateral Agent from time to time.

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business or consistent with past practice and any disposition of surplus, obsolete, damaged, unnecessary, unsuitable or worn out equipment or other property, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the Company in good faith) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Article V or a transaction that constitutes a “Change of Control”, (vii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Company in good faith) in order to consummate any acquisition (including the Lexmark Acquisition) of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, or of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (x) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xi) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition or comprising all or a portion of the consideration for such acquisition, (xii) any single disposition or series of related dispositions for aggregate consideration not to exceed the greater of (a) $185.0 million and (b) 15.0% of LTM EBITDA (measured at the time of such disposition or, at the option of the Company, at the time a binding agreement is entered into with respect to such disposition), (xiii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the good faith judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Subsidiaries taken as a whole, (xiv) any license, sublicense or other grant of rights in or to any trademark, copyright, patent or other intellectual property, (xv) the creation or granting of any Lien permitted under this Indenture, (xvi) any Financing Disposition, (xvii) the sale, transfer, termination or other disposition of Hedging Obligations or Bank Products Obligations, (xviii) any Permitted Asset Swap, (xix) any disposition in connection with or relating to Qualified Receivables Transactions, Third-Party Vendor Financing Program or other financing transaction with respect to property constructed, acquired or leased by the Company or a Restricted Subsidiary, (xx) any termination, surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind, and (xxi) the disposition of any assets (including Capital Stock) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Company and its Restricted Subsidiaries.

“Authenticating Agent” means any Person authorized by the Trustee pursuant to Section 714 to act on behalf of the Trustee to authenticate Notes.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide cash management services or facilities, including: (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, (d) purchase cards, (e) credit or debit cards and (f) supply chain financing or similar arrangements.

“Bank Products Obligations” of any Person means the obligations of such Person pursuant to any Bank Products Agreement.

“Belgian Guarantor” means any Guarantor incorporated under the laws of Belgium.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Business Day” means on a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a paying agent maintains its office).

“Canadian Insolvency Laws” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes, any law in respect of bankruptcy, insolvency, liquidation, dissolution, wind-up, arrangement, restructuring, reorganization, receivership, compromise of debts, a stay of proceedings or the relief of debtors, including, for greater certainty, any proceeding under applicable corporate law whereby a corporation seeks a stay or compromise of the claims of its creditors against it (but in each case shall exclude any part of such law which relates to any solvent reorganization or solvent restructuring process), and any Canadian law in respect of the appointment of a receiver, receiver-manager or interim receiver.

“Capital Stock” of any Person means any and all shares or units of, rights to purchase, warrants or options (including any Permitted Bond Hedge Transaction) for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Company” means a Wholly Owned Subsidiary of the Company created solely for providing self-insurance for the Company and its Subsidiaries and engaging in no other activities other than activities ancillary thereto and necessary for the maintenance of corporate existence.

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada, the United Kingdom or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under the Senior Credit Facilities or any affiliate thereof or (ii) any commercial bank having capital, surplus and undivided profits in excess of $250.0 million in the case of U.S. banks and $100.0 million (or the foreign currency equivalent thereof as of the date of such investment) in the case of non-U.S. banks and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii) above, (e) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or, if at such time neither is issuing ratings, a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries, (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock or (3) the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a Wholly Owned Subsidiary of a holding company and (2) either the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or no Person (other than such holding company) beneficially owns, directly or indirectly, more than 50% of the outstanding number of shares of the Company’s Voting Stock.

“Change of Control Triggering Event” means, with respect to the Notes, the occurrence of both a Change of Control and a Rating Event.

“Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means Xerox Holdings Corporation, a New York corporation, and any successor in interest thereto.

“Company Request” and “Company Order” mean, respectively, a written request, order or consent signed in the name of the Company by an Officer of the Company.

“Consolidated Cash Interest Expense” means, with respect to any Person for any period, the cash interest expense (including that attributable to Finance Lease Obligations), net of cash interest income, of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all cash commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under hedging agreements, but excluding:

(1) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(2) non-cash interest expense attributable to the movement of the mark to market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815 Derivatives and Hedging,

(3) any one time cash costs associated with breakage in respect of hedging agreements for interest rates,

(4) [reserved],

(5) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(6) any payments with respect to make whole premiums or other breakage costs of any indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions,

(7) penalties and interest relating to taxes,

(8) accretion or accrual of discounted liabilities not constituting indebtedness,

(9) interest expense attributable to a direct or indirect parent entity resulting from push down accounting,

(10) any expense resulting from the discounting of indebtedness in connection with the application of recapitalization or purchase accounting, and

(11) pay in kind interest expense of such Person and its Restricted Subsidiaries payable pursuant to the terms of the agreements governing debt for borrowed money,

all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (i) LTM EBITDA to (ii) the sum of (a) the aggregate amount of Consolidated Cash Interest Expense for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available and (b) with respect to the Incurrence of Indebtedness pursuant to Section 407(a), all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock, in each case, for such four fiscal quarters, calculated on a Pro Forma Basis.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate, a secured overnight financing rate, or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus,

(1) without duplication and, except in the case of clauses (k) and (l) below, to the extent the same was deducted in calculating Consolidated Net Income:

(a) provision for taxes based on income, profits or capital, including state, franchise, provincial, excise and similar taxes and foreign withholding taxes paid or accrued, including any penalties and interest relating to any tax examinations, and state taxes in lieu of business fees (including business license fees) and payroll tax credits, income tax credits and similar tax credits, and including an amount equal to the amount of tax distributions for such taxes actually made by such Person in respect of such period (in each case, to the extent attributable to the operations of such Person and its Subsidiaries), which will be included (without duplication) as though such amounts had been paid as income taxes directly by such Person; plus

(b) Consolidated Interest Expense; plus

(c) any loss, charge, expense, cost, accrual or reserve of any kind (i) attributable to the planning, undertaking and/or implementation of cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions and/or other initiatives, actions or synergies (including, without limitation, in connection with any integration, restructuring or transition), (ii) relating to the closure, abandonment or consolidation of any facility and/or discontinued operations or product lines (including but not limited to severance, rent termination costs, moving costs and legal costs), any systems implementation, any expansion and/or relocation or any entry into a new market, or (iii) relating to any severance, any signing, retention or completion bonus, or any modification to any pension and post-retirement employee benefit plan; provided that the aggregate amount included pursuant to this clause (c), taken together with the aggregate amount included pursuant to clause (k) below and clause (2) of the definition of “Pro Forma Basis”, shall not exceed the Shared EBITDA Cap; plus

(d) all depreciation and amortization (including amortization of (A) intangible assets, including capitalized software expenditures, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield and (B) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits) losses, charges and expenses; plus

(e) all

(A) losses, charges and expenses relating to the Transactions; plus

(B) other customary, non-recurring fees, costs and expenses (including legal, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all expenses related thereto); plus

(C) extraordinary, infrequent, unusual or non-recurring charges, expenses or losses; plus

(D) transaction fees, costs and expenses incurred in connection with the consummation of any transaction that is out of the ordinary course of business (or any transaction proposed but not consummated) permitted under this Indenture, including equity issuances, investments, acquisitions, dispositions (including any Sale and Leaseback Transaction), recapitalizations, mergers, option buyouts and the incurrence, modification, refinancing or repayment of Indebtedness permitted to be incurred under this Indenture (including any Refinancing Indebtedness) or any amendments, waivers or other modifications (whether or not successful) under the agreements relating to such Indebtedness or similar transactions and all ratings agency costs and expenses; plus

(E) without duplication of any of the foregoing, non-operating or non-recurring professional fees, costs and expenses for such period; plus

(F) costs and expenses in connection with new product launches; plus

(G) [reserved];

(H) non-cash charges, expenses or losses (including (x) relating to the granting or vesting of restricted stock, stock options, warrants, stock appreciation and similar rights, “phantom” stock plans, non-compete agreements and other similar agreements, and (y) resulting from liabilities under permitted Hedging Agreements) and transaction fees and expenses incurred in connection with entering into permitted Hedging Agreements (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(I) any director’s fees payable in cash during such period to any director of such Person or of any Parent Entity of such Person, and the reimbursement of reasonable out-of-pocket costs and expenses for employees, consultants, directors, officers and board observers of such Person (or any Parent Entity of such Person) or its (and if applicable, any Parent Entity’s) Subsidiaries in the ordinary course of business; plus

(f) any expense or deduction attributable to minority Capital Stock of third parties in any Restricted Subsidiary that is not a Wholly Owned Subsidiary of such Person; plus

(g) [reserved]; plus

(h) earn-out and contingent obligations (included to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, non-compete agreements and similar agreements and expenses related thereto incurred in connection with any Investment; plus

(i) all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by officers or employees of such Person or any Subsidiary and all losses, charges and expenses related to payments made to holders of options or other derivative Capital Stock in the common equity of such Person in connection with, or as a result of, any distribution being made to equity holders of such Person or any of its direct or indirect parents, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution; plus

(j) all non-cash losses, charges and expenses, including any write-offs or write-downs; provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future four-fiscal quarter period (i) the Company may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated and (ii) to the extent the Company does decide to add back such non-cash charge, the cash payment in respect thereof in such future four-fiscal quarter period will be subtracted from Consolidated EBITDA for such future four-fiscal quarter period; plus

(k) pro forma “run rate” cost savings, operating expense reductions, restructuring charges and synergies related to operational efficiencies, strategic initiatives and cost saving initiatives, acquisitions, divestitures, other specified transactions, restructurings, Permitted Investments and other initiatives and actions, in each case, reasonably expected by such Person to be realized based upon actions that have been taken as of the date of such calculation, or as of the date of such calculation are reasonably expected to be taken within 24 months of the date of such calculation, without duplication of the amount of actual benefits realized during such period from such action, which cost savings, operating expense reductions, restructuring charges and synergies are factually supportable and reasonably identifiable in the good faith determination of such Person; provided that the aggregate amount included pursuant to this clause (k), taken together with the aggregate amount included pursuant to clause (c) above and clause (2) of the definition of “Pro Forma Basis”, shall not exceed the Shared EBITDA Cap; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous period and not added back; and

(2) decreased, without duplication and to the extent increasing such Consolidated Net Income for such period, by non-cash gains (excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that were deducted (and not added back) in the calculation of Consolidated EBITDA for any prior period ending after the Issue Date).

Notwithstanding the foregoing, there shall be included in determining Consolidated EBITDA for any period, without duplication (and in each case determined on the same basis as the definition of “Consolidated EBITDA” and “Pro Forma Basis”), (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by such Person or any of its Restricted Subsidiaries during such period (but not the Acquired EBITDA of any related Person or business or any

Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed of by such Person or such Restricted Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such entity for such period; and (B) an adjustment in respect of each Acquired Entity or Business and Converted Restricted Subsidiary equal to the amount of the pro forma effect with respect to such Acquired Entity or Business and Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by such Person or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case, based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period; provided that notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into or classified as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded until such disposition has been consummated.

“Consolidated First Lien Indebtedness” means, as of any date of determination, the amount of Consolidated Total Indebtedness as of such date that is then secured by Liens (other than on property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) that are pari passu with the Liens on the Collateral securing the First Lien Notes (and, for the avoidance of doubt, excluding any Indebtedness secured by Liens that are junior to such Liens).

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated First Lien Indebtedness as of the most recent fiscal quarter end for which an internal consolidated balance sheet of the Company is available to (ii) LTM EBITDA, calculated on a Pro Forma Basis.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income (including pay-in-kind interest payments, amortization of original issue discount, the interest component of Finance Lease Obligations and net payments and receipts (if any) pursuant to Hedging Agreements relating to interest rates (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of hedging obligations, all amortization or write-off of financing costs, accretion or accrual of discounted liabilities not constituting Indebtedness, any expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, any “additional interest” in respect of registration rights arrangements for any securities, any expenses and expensing of bridge, commitment and interest with respect to Indebtedness of any Parent Entity appearing upon the balance sheet of the Company solely by reason of push-down accounting under GAAP); plus

(2) consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) any amounts paid or payable in respect of interest on Indebtedness the proceeds of which have been contributed to the referent Person and that has been Guaranteed by the referent Person; less

(4) interest income of the referent Person and its Restricted Subsidiaries for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (and calculated before any deduction for dividends on any Preferred Stock); provided, however, that:

(1) all net after-tax extraordinary, infrequent, nonrecurring or unusual gains, losses, income, expenses, costs, accruals, charges and reserves of any kind, and in any event including all (i) restructuring, severance, rent, relocation, retention, consolidation, integration or other similar charges and expenses, (ii) contract termination costs, (iii) litigation and other legal costs, (iv) excess pension charges, (v) system establishment charges, (vi) start-up or closure or transition costs, (vii) expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, (viii) fees, expenses or charges relating to curtailments, severance, signing, retention or completion bonus, or any pension and post-retirement employee benefit plans (and any modifications thereto) in connection with the Transactions or otherwise, (ix) expenses or charges associated with the shut down or consolidation of facilities or offices and/or discontinued operations (including but not limited to severance, rent termination costs, moving costs and legal costs), (x) opening costs, cost savings or strategic initiatives, business optimization, cost rationalization programs, operating expense reductions, systems implementations, expansion and/or relocation or any entry into a new market, other initiatives, actions or synergies (including, without limitation, in connection with any integration, restructuring or transition), and (xi) any fees, expenses, charges or change in control payments related to the Transactions or otherwise (including any transition-related expenses incurred before, on or after the Issue Date), will be excluded;

(2) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations will be excluded;

(3) all net after-tax gain, loss, expense or charge attributable to business dispositions (including Capital Stock of any Person) and asset dispositions or abandonments other than in the ordinary course of business (as determined in good faith by the Company) will be excluded;

(4) all net after-tax income, loss, expense or charge attributable to the early extinguishment, modification or cancellation of Indebtedness, Hedging Agreements or other derivative instruments will be excluded;

(5) all non-cash gain, loss, expense or charge attributable to the movement in the mark-to-market valuation of Hedging Agreements or other derivative instruments will be excluded;

(6) (a) the net income for such period of any Person that is not a Restricted Subsidiary of the referent Person, or that is accounted for by the equity method of accounting, will be included only to the extent of the amount of dividends or distributions or other payments that are or are permitted to be paid in cash (or converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and (b) the net income for such period will include any ordinary course dividends, distributions or other payments in cash received from any such Person during such period in excess of the amounts included in clause (a) hereof;

(7) the cumulative effect of a change in accounting principles during such period will be excluded;

(8) the effects of purchase accounting, fair value accounting or recapitalization accounting adjustments (including the effects of such adjustments pushed down to the referent Person and its Restricted Subsidiaries) resulting from the application of purchase accounting, fair value accounting or recapitalization accounting in relation to the Transactions or any acquisition consummated before or after the Issue Date, and the amortization, write-down or write-off of any amounts thereof, net of taxes, will be excluded;

(9) all non-cash impairment charges and asset write-ups, write-downs and write-offs will be excluded;

(10) all non-cash charges or expenses realized in connection with or resulting from stock option plans, employee benefit plans or agreements or post-employment benefit plans or agreements, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights will be excluded;

(11) any costs or expenses incurred in connection with the payment of dividend equivalent rights to option holders pursuant to any management equity plan, stock option plan or any other management or employee benefit plan or agreement or post-employment benefit plan or agreement will be excluded;

(12) accruals and reserves for liabilities or expenses that are established or adjusted as a result of the Transactions or any acquisition constituting an Investment will be excluded;

(13) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge, commitment or other financing fees will be excluded;

(14) any currency translation gains and losses related to changes in currency exchange rates (including remeasurements of Indebtedness and any net loss or gain resulting from Hedging Agreements for currency exchange risk), will be excluded;

(15) (a) the non-cash portion of “straight-line” rent expense will be excluded and (b) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense will be included;

(16) expenses and lost profits with respect to liability or casualty events or business interruption will be disregarded to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer, but only to the extent that such amount (a) has not been denied by the applicable carrier in writing and (b) is in fact reimbursed within 365 days of the date on which such liability was discovered or such casualty event or business interruption occurred (with a deduction for any amounts so added back that are not reimbursed within such 365-day period); provided that any proceeds of such reimbursement when received will be excluded from the calculation of Consolidated Net Income to the extent the expense or lost profit reimbursed was previously disregarded pursuant to this clause (16);

(17) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or asset disposition will be excluded to the extent actually reimbursed, or, so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days);

(18) non-cash charges for deferred tax asset valuation allowances will be excluded; and

(19) any non-cash decrease or increase in revenues resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) will be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any Investment or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under the terms hereof.

“Consolidated Secured Indebtedness” means, as of any date of determination, the amount of Consolidated Total Indebtedness as of such date that is then secured by Liens on property or assets of the Company and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby). For the avoidance of doubt, any outstanding Indebtedness pursuant to any Third-Party Vendor Financing Program or Qualified Receivables Transactions will constitute Consolidated Secured Indebtedness.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Secured Indebtedness as of the most recent fiscal quarter end for which an internal consolidated balance sheet of the Company is available to (ii) LTM EBITDA, calculated on a Pro Forma Basis.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of all Indebtedness (other than letters of credit or bank guarantees to the extent undrawn or drawn and reimbursed within two (2) Business Days) consisting of Finance Lease Obligations, Indebtedness for borrowed money (including all drawn letters of credit and bank guarantees not reimbursed within two Business Days) and purchase money Indebtedness of the Company and its Restricted Subsidiaries and all Guarantees of the foregoing, determined on a consolidated basis in accordance with GAAP, based upon the financial statements for the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available, calculated on a Pro Forma Basis, as such amount may be adjusted to reflect the effect (as determined by the Company in good faith) of any hedge agreement or other derivative instrument entered into in respect of the currency exchange risk relating to such Indebtedness, calculated on a mark-to-market basis; provided that, notwithstanding anything to the contrary in the foregoing, Consolidated Total Indebtedness shall not include any intercompany indebtedness among the Company and/or the Restricted Subsidiaries. For the avoidance of doubt, outstanding Indebtedness pursuant to the ABL Credit Agreement (including any undrawn commitments thereunder) and any Third-Party Vendor Financing Program or Qualified Receivables Transaction will constitute Consolidated Total Indebtedness.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Total Indebtedness as of the most recent fiscal quarter end for which an internal consolidated balance sheet of the Company is available to (ii) LTM EBITDA, calculated on a Pro Forma Basis.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof or (4) as an account party in respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business related to this Indenture shall be administered, which office on the Issue Date is located at (i) solely for purposes of surrender for registration of transfer or exchange or for presentation for payment or repurchase is located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Global Corporate Trust – Xerox Holdings Corporation, and (ii) for all other purposes is located at CityPlace I, 185 Asylum Street, 27th Floor, Hartford, CT 06103, Attention: Global Corporate Trust – Xerox Holdings Corporation, or such other address as the Trustee may designate from time to time, or the designated corporate trust office of any successor trustee.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Debt Facilities” means one or more of (i) the Senior Credit Facilities and (ii) any other facilities, indentures or arrangements designated by the Company, in each case with one or more banks or other lenders, investors or institutions providing for revolving credit loans, term loans, notes, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark and copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders, investors or institutions or other banks, lenders, investors or institutions or otherwise, and whether provided under any original Debt Facility or one or more other credit agreements, indentures, financing agreements or other Debt Facilities or otherwise). Without limiting the generality of the foregoing, the term “Debt Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Debtor Relief Laws” means the Bankruptcy Law and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees and successors.

“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation in respect of such member’s role as director.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and its Restricted Subsidiaries in the definition of “Consolidated EBITDA” were references to such Sold Entity or Business and its respective Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or other disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock, (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the final Stated Maturity of the Notes or (iv) provides for the scheduled payment of dividends in cash; provided that only the portion of the Capital Stock that matures or is mandatorily redeemable, are is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options, or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, that is exchangeable for, Capital Stock).

“Equity Offering” means a sale of Capital Stock of the Company (other than through the issuance of Disqualified Stock) other than (a) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (b) issuances of Capital Stock to any Restricted Subsidiary of the Company.

“Equity Purchase Agreement” means the Equity Purchase Agreement, dated December 22, 2024, by and among, the Company, Ninestar Group Company Limited and Lexmark, as amended, restated, amended and restated, modified or otherwise supplemented from time to time.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Subsidiary” means any:

(1) Immaterial Subsidiary;

(2) Subsidiary that is not a Wholly Owned Subsidiary of the Company or a Guarantor; provided that no Subsidiary shall be deemed to be an Excluded Subsidiary pursuant to this clause (2) as a result of the issuance of, or disposition of, Equity Interests issued by such Subsidiary after the Issue Date to a Person if prior to such disposition or issuance such Subsidiary was a Wholly Owned Subsidiary unless:

(x) such transaction is entered into by the Company or any of its Restricted Subsidiaries for a bona fide business purpose and, for the avoidance of doubt, not for the primary purpose of causing such Subsidiary to be released from its Guarantee pursuant to Section 1303 as a result of such Subsidiary otherwise constituting an Excluded Subsidiary pursuant to this clause (2);

(y) [reserved]; and

(z) after giving pro forma effect to the applicable release, the Company and the Guarantors are deemed to have made a new Investment in such Person on the date of such release (as if such Subsidiary was not a Guarantor) in an amount equal to the portion of the fair market value of the Company and the Guarantors’ retained ownership interest in such Subsidiary and such Investment would be permitted under this Indenture;

(3) Unrestricted Subsidiary;

(4) Foreign Subsidiary, other than any Foreign Subsidiary that is a guarantor under the TLB Credit Agreement and is organized or incorporated in an Approved Jurisdiction;

(5) Finance SPE and any special purpose vehicle or entity;

(6) Subsidiary if acting as a Guarantor, or its Note Guarantee, would, and only so long as it would, (a) be prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on (but not incurred in anticipation of) the Issue Date or on the date such Subsidiary is acquired, organized or incorporated (as long as, in the case of an acquisition, organization, incorporation or division of a Subsidiary, such prohibition or restriction did not arise as part of or in anticipation of such acquisition, organization, incorporation or division) or (b) require a governmental, regulatory or third party (other than the Company or a Guarantor or an Affiliate of the Company or a Guarantor) consent, approval, license or authorization (unless such consent, approval, license or authorization has been received);

(7) any Subsidiary that is a Captive Insurance Company or not-for-profit Subsidiary;

(8) any Subsidiary (which is not a Guarantor or required to become a Guarantor in each case as of the Issue Date or the Lexmark Acquisition Completion Date) for which the provision of a Note Guarantee would result in material adverse tax consequences as reasonably determined by the Company;

(9) any acquired Restricted Subsidiary, the purchase of which is financed with any Indebtedness not incurred in violation of Section 407 of this Indenture that constitutes Acquired Indebtedness and any Restricted Subsidiary thereof that guarantees such indebtedness, in each case to the extent such Indebtedness prohibits or therein prevents such Restricted Subsidiary from becoming a Guarantor and such prohibition or prevention was not entered into in contemplation of such acquisition; and

(10) any Subsidiary in circumstances where, in the good faith judgment of the Company any of the cost and/or burden of providing a Note Guarantee is excessive in relation to the value to the Holders afforded thereby.

Notwithstanding the foregoing or anything to the contrary under any Note Document, no Foreign Subsidiary that is a guarantor under the TLB Credit Agreement or is organized or incorporated in an Approved Jurisdiction (or successors thereof) shall be considered a CFC or FSHCO or be subject to any Section 956 Limitation.

“Existing 2025 Notes Indenture” means that certain indenture, dated as of August 6, 2020, between the Company, as issuer, and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee.

“Existing 2028 Notes Indenture” means that certain indenture, dated as of August 6, 2020, between the Company, as issuer, and U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), as trustee.

“Existing 2029 Notes Indenture” means that certain indenture, dated as of March 20, 2024, between the Company, as issuer, and U.S. Bank Trust Company, National Association, as trustee.

“Existing First Lien Notes Indenture” means that certain indenture, dated as of April 11, 2025, between, Xerox Corp., as issuer, the guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee.

“Existing Second Lien Notes Indenture” means that certain indenture, dated as April 11, 2025, between Xerox Issuer Corporation, as issuer, and U.S. Bank Trust Company, National Association, as trustee and collateral agent.

“Existing Company Notes” means (i) the $750.0 million aggregate principal amount of 5.000% senior unsecured notes of the Company due 2025 issued under the Existing 2025 Notes Indenture (as modified by the applicable supplement thereto), (ii) the $750.0 million aggregate principal amount of 5.500% senior unsecured notes of the Company due 2028 issued under the Existing 2028 Notes Indenture (as modified by the applicable supplement thereto), (iii) the $350.0 million aggregate principal amount of 2030 Convertible Notes of the Company issued under the 2030 Convertible Notes Indenture and (iv) the $500.0 million aggregate principal amount of 8.875% senior unsecured notes of the Company due 2029 issued under the Existing 2029 Notes Indenture.

“Existing Xerox Corp. Notes” means (i) the Existing Xerox Corp. Secured Notes and (ii) the Existing Xerox Corp. Unsecured Notes.

“Existing Xerox Corp. Secured Notes” means (i) the First Lien Notes and (ii) the Second Lien Notes.

“Existing Xerox Corp. Unsecured Notes” means (i) the 4.800% senior unsecured notes of Xerox Corp. due 2035 issued under the Existing Xerox Corp. Notes Indenture (as modified by the applicable supplement thereto) and (ii) the 6.750% senior unsecured notes of Xerox Corp. due 2039 issued under the Existing Xerox Corp. Notes Indenture (as modified by the applicable supplement thereto).

“Existing Xerox Corp. Notes Indenture” means that certain indenture, dated as of December 4, 2009, between Xerox Corp., as issuer, and The Bank of New York Mellon, as trustee.

“Fair Market Value” means, unless otherwise specified, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Company or the Board of Directors, either of whose determination shall be conclusive.

“Finance Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Finance Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Finance SPE” means (a) any Receivables Subsidiary and (b) any Subsidiary that (i) is a special purpose financing vehicle, (ii) was created solely for the purpose of facilitating the incurrence of Indebtedness or issuance of Capital Stock by the Company or any Subsidiary, (iii) has no business other than the facilitation of such incurrence or issuance and activities incidental thereto and (iv) is capitalized with an amount not materially more than the cash proceeds received by such Finance SPE from such transaction.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Receivables Subsidiary in connection with the Incurrence by a Receivables Subsidiary of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“First Lien Notes” means the 10.250% senior secured first lien notes of Xerox Corp. due 2030 issued under the Existing First Lien Notes Indenture.

“Fitch” means Fitch Ratings, Inc. and its successors.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“FSHCO” means any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of the equity and, if any, indebtedness of one or more direct or indirect Foreign Subsidiaries that are CFCs that are not resident in any Approved Jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies). All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP. Notwithstanding the foregoing or anything contained in this Indenture to the contrary, (i) notwithstanding any change in GAAP after December 31, 2018 that would require lease obligations that would be treated as operating leases as of December 31, 2018 to be classified and accounted for as capital leases or finance lease or otherwise reflected on the Company’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness and (ii) any lease that would have been considered an operating lease under GAAP in effect as of December 31, 2018 shall be treated as an operating lease for all purposes of this Indenture, and obligations in respect thereof shall be excluded from the definition of Indebtedness.

If there occurs a change in generally accepted accounting principles occurring after the Issue Date and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then the Company may elect, as evidenced by a written notice of the Company to the Trustee, that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary of the Company that enters into a Note Guarantee, in each case, unless and until such Subsidiary is released from such Note Guarantee in accordance with the terms of this Indenture.

“Guarantor Subordinated Obligations” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee pursuant to a written agreement.

“Guarantor Supplemental Indenture” means a Supplemental Indenture, to be entered into substantially in the form attached hereto as Exhibit E.

“Hedging Agreements” means, collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreement or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Hedging Agreements.

“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary of the Company that, as of the last day of the most recent fiscal quarter of the Company for which financial statements have been delivered (or were required to have been delivered),

(i) owned total assets representing less than 2.5% of the total assets owned by the Company and its Restricted Subsidiaries on a consolidated basis as of such date, and taken together with all Immaterial Subsidiaries, owned total assets representing less than 7.50% of the total assets owned by the Company and its Restricted Subsidiaries on a consolidated basis as of such date, or

(ii) had gross revenues representing less than 2.5% of the gross revenues of the Company and its Restricted Subsidiaries on a consolidated basis as of such date, and taken together with all Immaterial Subsidiaries, had gross revenues representing less than 7.50% of the gross revenues of the Company and its Restricted Subsidiaries on a consolidated basis as of such date.

“Incremental Facility” means the $327.2 million senior secured incremental term loan facility in the form of incremental loans under the TLB Credit Agreement pursuant to the Incremental Facility Commitment Letter.

“Incremental Facility Commitment Letter” means the commitment letter dated December 22, 2024, by and among Xerox Corp. and Morgan Stanley Senior Funding, Inc., MUFG Bank, LTD., Regions Bank, Truist Bank and Citigroup Global Markets Inc. as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money;

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate amount of drawings thereunder that have not then been reimbursed);

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except accruals and Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto;

(v) all Finance Lease Obligations of such Person;

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the Fair Market Value of such Capital Stock, such Fair Market Value shall be as determined in good faith by senior management of the Company, the Board of Directors of the Company or the Board of Directors of the issuer of such Capital Stock);

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons;

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person; and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall not include:

(i) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business;

(ii) prepaid or deferred revenue arising in the ordinary course of business;

(iii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy warranty or unperformed obligations of the seller of such asset;

(iv) any earn-out, purchase price or working capital adjustment obligation, non-compete agreement obligations, consulting obligations and deferred compensation obligations until any such obligation is not paid within five Business Days after becoming due and payable;

(v) Contingent Obligations Incurred in the ordinary course of business;

(vi) accruals for payroll and other liabilities accrued in the ordinary course of business;

(vii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been (x) irrevocably defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such Indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such Indebtedness, and subject to no other Liens or (y) irrevocably satisfied and discharged pursuant to the terms of such agreement; and

(viii) liabilities associated with customer prepayments and deposits.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indenture” has the meaning assigned to such term in the recitals hereto.

“Initial Notes” has the meaning assigned to such term in the recitals hereto.

“Intellectual Property” means all intellectual property of every kind and nature that the Company or any Guarantor now or hereafter owns or in which any Guarantor now or hereafter has an interest, including inventions, designs, patents, copyrights, trademarks, trade secrets, domain names, confidential or proprietary technical and business information or know-how.

“interest” means, with respect to the Notes, interest on the Notes and, except for purposes of Article IX, any additional or special interest pursuant to the terms of any Note.

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Inventory” means, with respect to a Person, all of such Person’s now owned and hereafter acquired inventory (as defined in the Uniform Commercial Code or the PPSA, as applicable), goods and merchandise, wherever located, in each case, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, and supplies of any kind, nature or description which are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise and other property, and all documents of title or other documents representing the foregoing.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, or the purchase or other acquisition (in one transaction or a series of transactions, including by merger or otherwise) of all or substantially all of the property and assets of, or assets constituting a line of business or division or business or operating unit of, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 409 only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value (as determined in good faith by the Company) at the time of such transfer and (iii) for purposes of Section 409(a)(3)(D), the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation. For the avoidance of doubt, Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Section 409(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 409(a).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or BBB- (or the equivalent) by Fitch, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Issue Date” means July 1, 2025.

“ITsavvy Notes” means the $110.0 million face value secured promissory note between Xerox Corp. and ITsavvy Holdings, LLC dated November 20, 2024 and maturing on October 8, 2025 and the $110.0 million face value secured promissory note between Xerox Corp. and ITsavvy Holdings, LLC dated November 20, 2024 and maturing on January 30, 2026.

“Jefferies Commitment Letter” means the commitment letter dated December 22, 2024, by and among, the Company and Jefferies Finance LLC and Jefferies LLC, as the same may be amended, supplemented, waived or otherwise modified from time to time, pursuant to which the commitment parties thereto provided commitments in respect of a $550.0 million aggregate principal amount incremental term loan facility, in the form of incremental term loans under the TLB Credit Agreement and for $250.0 million senior unsecured notes.

“Lexmark” means Lexmark International II, LLC.

“Lexmark Acquisition” means acquisition by Xerox Corp. of all of the issued and outstanding equity securities of Lexmark pursuant to the Equity Purchase Agreement.

“Lexmark Acquisition Completion Date” means the date on which the Lexmark Acquisition is consummated on the terms and conditions of the Equity Purchase Agreement.

“Lexmark Financing Commitments” means the financing made available to the Company and Xerox Corp., as applicable, under the Incremental Facility Commitment Letter, the Private Notes Commitment Letter, the Jefferies Commitment Letter, in each case, (i) as amended, restated, supplemented, or otherwise modified from time to time and (ii) any financing that reduces, replaces or is issued in lieu of the financing committed thereunder, the proceeds of which are used to consummate the Lexmark Acquisition.

“Lexmark SLB Obligations” means any indebtedness, attributable indebtedness (whether or not reflected on a balance sheet as indebtedness) or other obligations, in each case, incurred in connection with the sale-leaseback of Lexmark’s corporate buildings in Cebu, Philippines and the sale-leaseback of Lexmark’s headquarters in Lexington, Kentucky.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Company and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Indenture whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) the making of any Restricted Payment or any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.

“LTM EBITDA” means the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company are available.

“Management Investors” means the management members, officers, directors, employees and other members of the management of the Company or any of their respective Subsidiaries, or family members or relatives of any of the foregoing, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Restricted Subsidiary.

“Material Intellectual Property” means Intellectual Property owned by the Company or any Restricted Subsidiary that is material to the business of the Company and its Restricted Subsidiaries, taken as a whole, as determined by the Company in good faith.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case as a consequence of, or in respect of, such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 411), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale, contribution or Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of all taxes paid or payable as a result, or in respect, thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-U.S. Guarantor” means any Guarantor that is not a Domestic Subsidiary.

“Non-U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.

“Note Documents” means the Notes (including any Additional Notes), the Note Guarantees and this Indenture.

“Note Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to Section 414. As used in this Indenture, “Note Guarantee” refers to a Guarantee of the Notes.

“Notes” means the Initial Notes and any Additional Notes that are actually issued. The Initial Notes and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed or allowable in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Outstanding” or “outstanding,” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be Outstanding because the Company or any Affiliate of the Company holds the Note (and such Note shall be deemed to be outstanding for purposes of this Indenture); provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Trust Officer actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company.

“Parent Entity” means, with respect to a Person, any direct or indirect parent of such Person, and, if not in reference to any Person, any direct or indirect parent of the Company.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company; provided that neither the Company nor any of its Affiliates shall act as Paying Agent for purposes of Section 1103 or Section 1205. The Trustee will initially act as Paying Agent for the Notes.

“Permitted Asset Swap” means the purchase and sale or exchange of assets of a Related Business or a combination of assets of a Related Business and cash, Cash Equivalents and Temporary Cash Investments.

“Permitted Bond Hedge Transaction” means any call option, warrant or contractual right to acquire shares of the Company’s Common Stock purchased by the Company or a Restricted Subsidiary in connection with the issuance of convertible or exchangeable debt securities by the Company or a Restricted Subsidiary to hedge the Company’s or such Restricted Subsidiary’s obligations to deliver shares of the Company’s Common Stock under such Indebtedness, in each case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible or exchangeable debt securities.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of so becoming a Restricted Subsidiary);

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of such merger, consolidation or transfer);

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables, security deposits and prepayments and other credits owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 411;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date (in existence on or made pursuant to legally binding written commitments of Lexmark or any of its Subsidiaries in existence on the Lexmark Acquisition Completion Date), and in each case any extension, modification, replacement, reinvestment or renewal thereof; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (x) as required by the terms of such Investment or binding commitment as in existence on the Issue Date or (y) as otherwise permitted by this Indenture;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations and Bank Products Obligations, which obligations are Incurred in compliance with Section 407;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 413;

(x) (1) Investments in or by any Receivables Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Receivables Subsidiary, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness or (2) any promissory note issued by the Company or any Restricted Subsidiary;

(xi) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock);

(xiii) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 412(b) (except transactions described in clauses (i), (v) and (vi) of Section 412(b)), including any Investment pursuant to any transaction described in Section 412(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Company);

(xiv) other Investments in an aggregate amount outstanding at any time not to exceed an amount equal to the greater of (a) $370.0 million and (b) 30.0% of LTM EBITDA;

(xv) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property in the ordinary course of business;

(xvi) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or the Restricted Subsidiaries;

(xvii) any Investment in any Subsidiary of the Company or any joint venture in connection with intercompany cash management arrangements or related activities or, in the case of joint ventures, as required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in the joint venture agreements and similar binding arrangements, in each case arising in the ordinary course of business;

(xviii) any Investment acquired by the Company or any Restricted Subsidiary (x) in exchange for any other Investment or accounts receivable held by the Company or such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (y) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(xix) (A) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding an amount equal to the greater of (a) $85.0 million and (b) 10.0% of LTM EBITDA; provided that such Investments are made pursuant to customary escrow arrangements related to issuances of Indebtedness by an Unrestricted Subsidiary in connection with a proposed acquisition by the Company or one of its Restricted Subsidiaries, and (B) Investments in joint ventures in an aggregate amount outstanding at any time not exceeding (x) an amount equal to the greater of (a) $370.0 million and (b) 30.0% of LTM EBITDA, plus (y) in the case of joint ventures, an amount equal to any returns of capital or sale proceeds actually received in respect of any such Investment (which such amount shall not exceed the amount of such Investment at the time such Investment was made);

(xx) loans and advances to (or for the benefit of) officers, directors, employees, managers, consultants, independent contractors or other service providers of the Company or any Restricted Subsidiary (i) for business-related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case incurred in the ordinary course of business or (ii) not to exceed as of the date such Investment is made the greater of (x) $125.0 million and (y) 10.0% of LTM EBITDA (in each case calculated without regard to write-downs or write-offs thereof after the date made);

(xxi) acquisitions of obligations of one or more officers or other employees or any employee benefit trust or similar entity of the Company or any Subsidiary of the Company in connection with such officer’s or employee’s acquisition of Capital Stock of the Company, so long as either no cash is actually advanced by the Company or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations or to the extent advances are made in cash, the amount of any such advance is contributed substantially simultaneously to the Company or any Restricted Subsidiary in cash;

(xxii) Guarantees of operating leases (for the avoidance of doubt, excluding Finance Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(xxiii) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(xxiv) Investments consisting of the leasing or licensing of intellectual property in the ordinary course of business and, if such leasing or licensing is other than on a non-exclusive basis that do not materially interfere with the business of the Company and the Restricted Subsidiaries (taken as a whole) or the contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xxv) Investments in Indebtedness of the Company or any of its Restricted Subsidiaries permitted under Section 407 (other than by reference to this definition);

(xxvi) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts;

(xxvii) loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, customers, franchisees, licensors, licensees, sublicensors and sublicensees and distribution partners in the ordinary course of business to the extent such loans, advances or guarantees constitute Investments;

(xxviii) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(xxix) advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(xxx) Investments in order to comply with the requirements of section 7f of the German Social Security Code Part IV (Sozialgesetzbuch IV) or section 4 of the German Act for the Improvement of Occupational Pension Schemes (Gesetz zur Verbesserung der betrieblichen Altersvorsorge);

(xxxi) Investments in the nature of pledges and deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xxxii) advances of payroll payments to employees in the ordinary course of business;

(xxxiii) any Investment, if as of the date such Investment is made, (a) no Event of Default is continuing immediately prior to making such Investment or would result therefrom (or if earlier, the execution of a binding agreement governing such Investment), and (b) the Consolidated Total Leverage Ratio, on a Pro Forma Basis, is less than or equal to 2.75:1.00.

(xxxiv) Guarantees of Indebtedness not prohibited by the covenant described in Section 407 and (other than with respect to Indebtedness) guarantees, keep-wells and similar arrangements in the ordinary course of business or consistent with past practice, and performance guarantees and Contingent Obligations with respect to obligations that are not prohibited by this Indenture; and

(xxxv) Investments in connection with the Transactions.

If any Investment pursuant to clause (xiv) or (xix) above, or Section 409(b)(v), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xiv) or (xix) above, or Section 409(b)(v), as applicable.

“Permitted Liens” means:

(a) Liens for taxes, assessments or other governmental charges not yet due and payable or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries, taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) Liens with respect to outstanding motor vehicle fines, and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, stay, appeal or performance bonds, return of money other similar bonds, indemnities, warranties, releases, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, protrusions, survey exceptions, rights of way, building codes, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, servicing agreements, development agreements, side plan agreements, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Issue Date (or, in respect of Lexmark or any of its Subsidiaries, existing on the Lexmark Acquisition Completion Date), or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness (other than Indebtedness Incurred under Section 407(b)(i) and secured under clause (j)(1) of this definition) so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements would secure) the original Indebtedness;

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(i) leases, subleases, licenses or sublicenses to or from third parties and Liens in connection with Sale and Leaseback Transactions and any Indebtedness that refinances, replaces or refunds any Indebtedness represented by Sale and Leaseback Transactions;

(j) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Sections 407(b)(i), (b)(iii)(a), (b)(iii)(d) and (b)(iii)(e) (but only in respect of any Indebtedness issued under or in lieu of the Incremental Facility), (b)(iv)(x), (solely to the extent that (x) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and (y) any such Liens may not extend to any assets or property of the Company or any Restricted Subsidiary other than assets or property acquired, improved, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such assets or property), (b)(v), (b)(vii) or, (b)(viii), or (b)(xi), (2) Indebtedness Incurred by any Non-Guarantor Subsidiary in compliance with Section 418 and (3) Guarantees of the Indebtedness described in subclauses (1) and (2) above;

(k) Liens (A) securing Indebtedness and other Obligations under Section 407(b)(ix)(1)(A) and (B) existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (k), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(l) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that is not a Subsidiary of the Company that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively;

(m) any encumbrance or restriction (including, but not limited to, pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(n) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness (other than Indebtedness Incurred under Section 407(b)(i) and secured under clause (j)(1) of this definition) secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate; provided, further, that individual financings of a lender may be cross-collateralized to other financings provided by such lender or its affiliates;

(o) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Guarantor in favor of any Non-Guarantor Subsidiary), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under Section 407 on assets that are the subject of such repurchase agreements, (12) relating to purchaser orders and other agreements entered into with customers, (13) on cash earnest money deposits in connection with any letter of intent or other agreement in respect of an Investment, (14) consisting of an agreement to sell, transfer or otherwise dispose of any property, (15) the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business, (16) arising from precautionary Uniform Commercial Code financial statements (or similar filings under the laws of foreign jurisdictions) or Uniform Commercial Code (or similar filings under the laws of foreign jurisdictions) regarding operating leases entered into in the ordinary course of business, (17) on vehicles or equipment granted in the ordinary course of business or (18) in favor of any Receivables Subsidiary in connection with any Financing Disposition;

(p) (x) Liens that secure Indebtedness constituting Consolidated First Lien Indebtedness if the Consolidated First Lien Leverage Ratio as of the date on which such Liens are first created is less than or equal to 1.50:1.00; provided that the aggregate amount of Indebtedness constituting Consolidated Secured Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to the clauses specified in Section 407(e) (provided that with respect to Indebtedness Incurred under clause (b)(1) of Section 407, the restriction will not apply to Indebtedness in an amount up to $30.0 million Incurred under clause (b)(iv)(x)(B) of Section 407) secured by such Liens shall not exceed $2.0 billion at any one time outstanding and (y) Liens that secure Indebtedness constituting Consolidated Secured Indebtedness Incurred pursuant to Section 407(b)(i)(IV)(B);

(q) Liens securing obligations that do not constitute Indebtedness for borrowed money in an aggregate outstanding principal amount not to exceed at the time such Liens are first created the greater of (x) $185.0 million and (y) 15.0% of LTM EBITDA;

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) or other obligations of, or in favor of, any Receivables Subsidiary, or in connection with Third-Party Vendor Financing Programs or a Qualified Receivables Transaction or otherwise Incurred pursuant to Section 407(b)(xii);

(s) Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Indenture;

(t) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(u) Liens securing obligations under inventory financing agreements entered into in the ordinary course of business and Liens securing inventory financing agreements encumbering the applicable manufacturer’s or vendor’s identified goods which are the subject of such inventory financing arrangement, proceeds thereof (including any accounts receivable proceeds) and customary collateral ancillary thereto;

(v) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger, consolidation or amalgamation permitted under this Indenture (including but not limited to in accordance with sections 22, 204 of the German Transformation Act (Umwandlungsgesetz));

(w) Liens arising under the general terms and conditions (Allgemeine Geschäftsbedingungen) of banks, savings banks (Sparkassen) and other financial institutions or similar general terms and conditions of banks and other financial institutions, with whom the Company or any Restricted Subsidiary maintains a banking relationship in the ordinary course of business; and

(x) Liens required to be created or subsisting in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV).

For purposes of determining compliance with this definition, (u) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (w) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (y) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a percentage of LTM EBITDA at the time of incurrence of such Indebtedness or other obligations, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the percentage of LTM EBITDA to be exceeded if calculated based on the LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such Refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such Refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

“Permitted Warrant Transaction” means any call option, warrant or contractual right to purchase shares of the Company’s Common Stock sold by the Company or a Restricted Subsidiary substantially concurrently with any purchase by the Company or a Restricted Subsidiary of a related Permitted Bond Hedge Transaction, in each case on terms that are customary for “call spread” transactions entered in connection with the issuance of convertible or exchangeable debt securities.

“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or other entity, or a government or political subdivision or agency thereof.

“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article III is located.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 306 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Stock” as applied to the Capital Stock of any corporation or company means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over Capital Stock of any other class of such corporation or company.

“Pro Forma Basis” or “Pro Forma” means, with respect to the calculation of the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Consolidated Total Leverage Ratio or the Consolidated Coverage Ratio, Consolidated EBITDA, or any other calculation under any applicable provision of this Indenture, as of any date, that:

(1) pro forma effect will be given to Specified Transactions, in each case that have occurred during the four consecutive fiscal quarter period of the Company being used to calculate such financial ratio (the “Reference Period”), or as if each such event occurred on the first day of the Reference Period; and

(2) without duplication with any addback in the definition of “Consolidated EBITDA”, pro forma effect may be given to pro forma “run rate” cost savings, operating expense reductions, restructuring charges and synergies related to or resulting from operational efficiencies, strategic initiatives and cost saving initiatives, acquisitions, divestitures, other specified transactions, restructurings, or any other acquisition that constitutes a Permitted Investment and other initiative and action and reasonably expected by the Company and its Restricted Subsidiaries to be realized based upon actions that have been taken as of the date of such calculation, or as of the date of such calculation are reasonably expected to be taken within 24 months of the date of such calculation, (without duplication of the amount of actual benefit realized during such period from such actions), which cost savings, operating expense reductions, restructuring charges and synergies are factually supportable and reasonably identifiable in the good faith determination of the Company; provided that such cost savings, operating expense reductions, restructuring charges and synergies under this clause (2) and clauses (c) and (k) of the definition of “Consolidated EBITDA” shall not exceed in any consecutive four fiscal quarter period the Shared EBITDA Cap for such four consecutive fiscal quarter period, calculated after giving effect to such Shared EBITDA Cap.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“QIB” means a “qualified institutional buyer,” as that term is defined in Rule 144A.

“Qualified Receivables Transaction” means any transaction or arrangement or series of transactions or arrangements entered into by the Company or any of its Subsidiaries in order to monetize or otherwise finance, or as a result of which it may receive earlier than otherwise due amounts that will become receivable or be earned in the future in respect of, a discrete pool (which may be fixed or revolving) of Receivables, leases or other financial assets including (1) any sale and assignment of receivables agreements and (2) any financing contracts and any transaction or arrangement that is not a sale or transfer but pursuant to and by virtue of which a Person succeeds to, and becomes entitled to, the rights under or in respect of such Receivables, leases or other financial assets (in each case whether now existing or arising in the future), and which may include a Lien on (a) Receivables, (b) deposit or other accounts (and the funds or investments from time to time credited thereto) established in connection with a Qualified Receivables Transaction to secure obligations of the Company or any Subsidiary arising in connection with or otherwise related to such transaction, (c) any promissory note issued by the Company or any Subsidiary evidencing the repayment of amounts directly or indirectly distributed to the Company or any Subsidiary from any such accounts and (d) any assets of or Capital Stock in each and any Receivables Subsidiary used to facilitate such transaction.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch or (2) if any of Moody’s, S&P or Fitch shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Rating Event” means, with respect to the Notes, the rating on the Notes is lowered by two of the three Rating Agencies and the Notes are rated below the Specified Rating by such two Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Notes of such series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the intention of the Company to effect a Change of Control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will be deemed not to have occurred in respect of a particular Change of Control (and thus will not be deemed a rating event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or its request that the reduction was the result, in whole or in part, of any event or circumstance consisting of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Receivables” means, with respect to any Person, all of such Person’s contract rights, instruments, documents, chattel papers (whether tangible or electronic), general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Person, in each case, arising out of or in connection with the sale, lease or other disposition of Inventory or the rendition of services, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created.

“Receivables Facility Guarantee” means (i) any guarantee of performance and related indemnification entered into by the Company or any Restricted Subsidiary in respect of the obligations of a seller or servicer of Receivables in a Receivables facility or (ii) any other guarantee of performance entered into by the Company or any Restricted Subsidiary which the Company has determined in good faith to be customary in a Receivables facility.

“Receivables Subsidiary” means a Subsidiary that is a special purpose entity that (x) borrows against Receivables or purchases, leases or otherwise acquires Receivables or sells, disposes, assigns, leases, conveys, or otherwise transfers Receivables to one or more third party purchasers or another Receivables Subsidiary in connection with a Qualified Receivables Transaction, (y) engages in other activities that are necessary or desirable to effectuate the activities described in the definitions of Qualified Receivables Transaction or Third-Party Vendor Financing Program, or (z) is established or then used solely for the purpose of, and is established or then used solely for the purpose of, and has no business other than, owning a Receivables Subsidiary, servicing Receivables owned by a Receivables Subsidiary, owning or holding title to the property or assets giving rise to such Receivables or any activities incidental thereto (including those described in the definitions of Qualified Receivables Transaction or Third-Party Vendor Financing Program); provided, that a Receivables Subsidiary shall not be required to be a special purpose entity if it is a Foreign Subsidiary that is not a Guarantor and any Securitization Arrangement with respect to such Receivables Subsidiary shall not have recourse against the Company or any Restricted Subsidiary.

“Redemption Date,” when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption pursuant to the terms of this Indenture and the Notes.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, exchange, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the date of this Indenture or Incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, of the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Debt Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 407 immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Company or a Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Section 407 or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Regular Record Date” for the interest payable on any applicable Interest Payment Date means each March 15, June 15, September 15 and December 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form attached hereto as Exhibit D.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the Issue Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Resale Restriction Termination Date” means, with respect to any Note, the date that is one year (or such other period as may hereafter be provided under Rule 144 under the Securities Act or any successor provision thereto as permitting the resale by non-affiliates of Restricted Securities without restriction) after the later of the original issue date in respect of such Note and the last date on which the Company or any Affiliate of the Company was the owner of such Note (or any Predecessor Note thereto).

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to Section 409, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) of such definition and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Security” has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to receive, at its request, and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. Unless otherwise specified, references to “Restricted Subsidiary” are to a Restricted Subsidiary of the Company.

“Rule 144A” means Rule 144A under the Securities Act.

“Sale and Leaseback Transaction” means any arrangement (including the Lexmark SLB Obligations) providing for the leasing by the Company or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“SEC” means the United States Securities and Exchange Commission.

“Second Lien Notes” means the $500.0 million aggregate principal amount of 13.500% senior secured second lien notes of Xerox Corp. due 2031 issued under the Existing Second Lien Notes Indenture (including the Additional Second Lien Notes).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Securitization Arrangements” has the meaning assigned to such term in the ABL Credit Agreement as amended, restated, amended and restated, modified or otherwise supplemented from time to time.

“Senior Credit Facilities” means one or more of (i) the TLB Facility, (ii) the ABL Facility, and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks, lenders, institutions, holders, investors or otherwise providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit, debt securities, notes or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark and copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders, institutions, holders, investors or otherwise, and whether provided under any original Senior Credit Facility or one or more other credit agreements, indentures, financing agreements or other Senior Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Senior Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than, (x) in the case of the Company, Subordinated Obligations and (y) in the case of any Guarantor, Guarantor Subordinated Obligations.

“Shared Debt Cap” means, with respect to the Incurrence of (A) any Indebtedness Incurred by, or any Guarantee in respect thereof otherwise provided by, any Non-Guarantor Subsidiary under Sections 407(a) and 407(b), and (B) any Indebtedness Incurred pursuant to Sections 407(b)(ix), (b)(x), (b)(xi) and (b)(xiii), without duplication, an aggregate amount incurred under all such clauses in (A) and (B) not to exceed the greater of (x) $370.0 million and (y) 30% of LTM EBITDA as of the date such Indebtedness is Incurred.

“Shared EBITDA Cap” means, for any period of four consecutive fiscal quarters, 25% of Consolidated EBITDA for such period (calculated prior to giving effect to the aggregate amount of adjustments to be included pursuant to clauses (c) and (k) of the definition of “Consolidated EBITDA” and clause (2) of the definition of “Pro Forma Basis”).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Receivables Transaction.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 307.

“Specified Rating” means the rating assigned to the Notes by each of Moody’s, S&P and Fitch as of the Issue Date, and if one or more replacement Rating Agencies is selected by the Company pursuant to clause (2) of the definition of “Rating Agency”, the equivalent rating from any such additional Rating Agency only if its rating of the Notes at such time is lower than the rating in its rating system that is equivalent to the rating assigned to the Notes as of the Issue Date by the Rating Agency it replaced.

“Specified Transaction” means any Investment (including any Limited Condition Transaction), any fundamental changes, any issuance, incurrence, assumption or repayment of Indebtedness (including Indebtedness issued, incurred, assumed or repaid as a result of, or to finance, any relevant transaction and for which any such financial ratio or other calculation is being calculated), all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business or division, Restricted Payment, incurrence of Liens, or any conversion of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary and restructuring, strategic and other cost savings initiatives that, by the terms of this Indenture, is to be calculated on a “Pro Forma Basis”; provided that, at the Company’s election, any such Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $15.0 million shall not be calculated on a “Pro Forma Basis”.

“Standard Receivables Undertakings” means any Receivables Facility Guarantee and/or any representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that the Company has determined in good faith to be customary in a Receivables facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary.

“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of this Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means a Subsidiary of the Company that guarantees the Notes.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof, or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Debt Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million, in the case of U.S. banks, and $100.0 million (or the foreign currency equivalent thereof), in the case of non-U.S. banks, and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million (or the foreign currency equivalent thereof), in the case of non-U.S. banks, or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Third-Party Vendor Financing Program” means each and any arrangement by the Company or any Subsidiary of third-party vendor financing directly or indirectly for customers of the Company and its Subsidiaries including (a) the sale of a financing business of any Person (other than the Company or a Guarantor), (b) sales, dispositions, assignments, leases, licenses, conveyances or other transfers of all or any portion of the business of, and assets relating to the business of, providing billing, collection and other services in respect of finance, lease and other receivables of any Person (other than the Company or a Guarantor); (c) Qualified Receivables Transactions and (d) other arrangements for the indirect financing of Receivables wherein a third-party financier makes loans to Subsidiaries that are Finance SPEs in respect of Receivables generated by the Company and its Subsidiaries, whether generated prior to or during such arrangements and whether the relevant transaction is treated as on or off the Company’s Consolidated balance sheet.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the date of this Indenture, except as otherwise provided herein.

“TLB Credit Agreement” means the First Lien Term Loan Credit Agreement, dated as of November 17, 2023, among the Xerox Corp., the Company, the other guarantors party thereto, the lenders party thereto and Jefferies Finance LLC, as administrative agent and collateral agent, and as further amended, restated, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise).

“TLB Facility” means the collective reference to the TLB Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original TLB Credit Agreement or one or more other credit agreements, indentures (including this Indenture) or financing agreements or otherwise), except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not a TLB Facility. Without limiting the generality of the foregoing, the term “TLB Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transactions” shall have the meaning assigned to such term in the confidential Offering Memorandum of the Company, dated May 6, 2025, relating to the offering of the Additional Second Lien Notes.

“Treasury Rate” means the yield to maturity at the date of redemption of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 which has become publicly available at least two business days prior to the date of redemption (or, if such statistical release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from the redemption date to July 1, 2030; provided, however, that if the period from the redemption date to July 1, 2030 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by the Company by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to July 1, 2030 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any corporate trust officer or any other officer or assistant officer of the Trustee customarily performing functions similar to those performed by the persons who at the time shall be such corporate trust officers who shall have direct responsibility for the administration of this Indenture, or any other officer of the Trustee to whom a corporate trust matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Trustee” means the party named as such in the preamble of this Indenture until a successor replaces it and, thereafter, means the successor.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the state of New York from time to time.

“Unrestricted Subsidiary” means (a) Xerox Issuer Corporation and (b) any other Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (c) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may (A) with respect to any designation made pursuant to customary escrow arrangements related to issuances of Indebtedness by an Unrestricted Subsidiary in connection with a proposed acquisition by the Company or one of its Restricted Subsidiaries, without the consent of any holder and (B) in the case of all other such designations, solely with the consent of the holders of 100% in aggregate principal amount of the Notes then outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer), designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (B) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 409. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under Section 407(a),

(y) the Consolidated Coverage Ratio would be equal to or greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Receivables Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Section 407(b)(xiii). Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

“Wholly Owned Domestic Restricted Subsidiary” means as to any Person, any Wholly Owned Domestic Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Wholly Owned Domestic Subsidiary” means as to any Person, any Domestic Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” means as to any Person, any Wholly Owned Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Wholly Owned Subsidiary” means as to any Person, any Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary.

“Xerox Corp.” means Xerox Corporation, a New York corporation, and any successor in interest thereto.

Section 102. Other Definitions.

Term	Defined in Section
“Act”	108
“Affiliate Transaction”	412
“Agent Members”	312
“Amendment”	410
“Asset Disposition Offer”	411
“Authentication Order”	303
“Bankruptcy Law”	601
“Certificate of Beneficial Ownership”	313
“Change of Control Offer”	415
“Change of Control Payment”	415
“Change of Control Payment Date”	415
“Contribution Indebtedness”	407
“Covenant Defeasance”	1203
“Covenant Suspension Event”	416
“Custodian”	601
“Defaulted Interest”	307
“Defeasance”	1202

Term	Defined in Section
“Defeased Notes”	1201
“Double-DIP Provision”	407
“Event of Default”	601
“Excess Proceeds”	411
“Expiration Date”	108
“FATCA”	703
“Fixed Amounts”	123
“Global Notes”	201
“Guaranteed Obligations”	1301
“Incurrence-Based Amounts”	123
“Initial Agreement”	410
“Initial Lien”	413
“LCT Election”	123
“LCT Test Date”	123
“LDC Trigger Event”	616
“Liquidated Damages Charge”	616
“Material Indebtedness”	414
“Note Register” and “Note Registrar”	305
“Notice of Default”	601
“Permitted Payment”	409
“Physical Notes”	201
“Private Placement Legend”	203
“Ratio Debt”	407
“Refinancing Agreement”	410
“Refunding Capital Stock”	409
“Regulation S Global Notes”	201
“Regulation S Note Exchange Date”	313
“Regulation S Physical Notes”	201
“Restricted Payment”	409
“Reversion Time”	416
“Rule 144A Global Notes”	201
“Rule 144A Physical Notes”	201
“Successor Company”	501
“Suspended Covenants”	416
“Suspension Date”	416
“Suspension Period”	416
“Tax Group”	409
“Treasury Capital Stock”	409

Section 103. Rules of Construction. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Indenture have the meanings assigned to them in this Indenture;

(2) “or” is not exclusive;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(4) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(5) all references to “$” or “dollars” shall refer to the lawful currency of the United States of America;

(6) the words “include,” “included” and “including,” as used herein, shall be deemed in each case to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to”;

(7) words in the singular include the plural, and words in the plural include the singular;

(8) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(9) any reference to a Section, Article or clause refers to such Section, Article or clause of this Indenture; and

(10) notwithstanding any provision of this Indenture, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.

Section 104. Belgian Terms.

(a) In this Indenture, where it relates to any Belgian entity, a reference to:

(i) gross negligence is a reference to zware fout/faute lourde and willful misconduct is a reference to opzettelijke fout / faute intentionnelle;

(ii) a liquidator, receiver, administrative receiver, administrator, compulsory manager, trustee in bankruptcy or other similar officer includes any judicial administrator (gerechtsmandataris/mandataire de justice), curator/curateur and vereffenaar/liquidateur, gedelegeerd rechter/juge délégué, voorlopig bewindvoerder/administrateur provisoire, gerechtelijk bewindvoerder/administrateur judiciaire, mandataris ad hoc/mandataire ad hoc, ondernemingsbemiddelaar/médiateur d’entreprise, insolventiefunctionaris/praticien de l’insolvabilité, herstructureringsdeskundige/practicien de la réorganisation, vereffeningsdeskundige/practicien de la liquidation, as applicable and sekwester/séquestre;

(iii) a Security or Security interest includes any mortgage (hypotheek/hypothèque), pledge (pand/gage), any mandate to grant a mortgage, a pledge or any other real security (mandaat/mandat), privilege (voorrecht/privilège), reservation of title arrangement (eigendomsvoorbehoud/droit de rétention), any in rem security interest (zakelijke zekerheid/sûreté réelle) and any transfer by way of security (overdracht ten titel van zekerheid/transfert à titre de garantie);

(iv) a person being unable to pay its debts is that person being in a state of cessation of payments (staking van betaling/cessation de paiement);

(v) a suspension of payments, moratorium of any indebtedness or reorganization includes any opschorting/sursis and moratorium/moratoire or any of those terms in the context of any gerechtelijke reorganisatie/réorganisation judiciaire (including openbare gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire publique par accord amiable, openbare gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire publique par accord collectif, besloten gerechtelijke reorganisatie door een minnelijk akkoord/réorganisation judiciaire privée par accord amiable, besloten gerechtelijke reorganisatie door een collectief akkoord/réorganisation judiciaire privée par accord collectif, overdracht onder gerechtelijk gezag/transfert sous autorité judiciaire), staking van betaling/cessation de paiements or any other legal proceeding based on Book XX of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique);

(vi) commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted with a view to reaching a settlement agreement (minnelijk akkoord/accord amiable) or collective agreement (collectief akkoord/accord collectif) or reorganisation plan (reorganisatieplan/ plan de réorganisation) with one or more of its creditors pursuant to Book XX (Insolventie van Ondernemingen/Insolvabilité des entreprises) of the Belgian Code of Economic Law (Wetboek van economisch recht / Code de droit économique);

(vii) a composition, compromise, assignment or arrangement includes a minnelijk akkoord met schuldeisers/accord amiable avec des créanciers, gerechtelijk akkoord/concordat judiciaire or gerechtelijke reorganisatie/réorganisation judiciaire within the meaning of Book XX (Insolventie van Ondernemingen / Insolvabilité des entreprises) of the Belgian Code of Economic Law (Wetboek van economisch recht / Code de droit économique), as applicable;

(viii) winding up, administration or dissolution includes any vereffening/liquidation, ontbinding/dissolution, faillissement/faillite, procedure van overdracht onder gerechtelijk gezag/procédure de transfert sous autorité judiciaire, besloten voorbereiding van het faillissement/préparation privée d’une faillite and sluiting van een onderneming/fermeture d’entreprise;

(ix) insolvency includes a person that has: (a) been dissolved or resolved to enter into liquidation, (b) ceased to exist pursuant to a merger or a division, (c) its assets placed under administration (d) ceased to pay its debts as they fall due (staking van betalingen/cessation de paiements), (e) filed an application for or been subject to proceedings for bankruptcy (faillissement/faillite) or judicial reorganisation (gerechtelijke reorganisatie/réorganisation judiciaire) or any proceeding provided under Book XX (Insolventie van ondernemingen/Insolvabilité des entreprises) of the Belgian Code of Economic Law (Wetboek van economisch recht/Code de droit économique), (f) been declared bankrupt or (g) been made subject to any other insolvency proceedings or similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets or (h) is subject to measures such as the appointment of a provisional administrator or sequestrator or similar proceedings in any jurisdiction and any other concurrence between creditors (samenloop van schuldeisers/concours des créanciers);

(x) an attachment, sequestration, distress, execution or analogous process includes any onteigening/expropriation, sekwester/séquestre, uitvoerend beslag/saisie exécutoire and bewarend beslag/saisie conservatoire;

(xi) an amalgamation, demerger, merger, consolidation or corporate reconstruction includes an overdracht van algemeenheid/transfert d’universalité, overdracht van bedrijfstak/transfert de branche d’activité, splitsing/scission and fusie/fusion and assimilated transaction in accordance with Articles 12:7 and 12:8 of the Belgian Code of Companies and Associations (gelijkgestelde verrichting/opération assimilée);

(xii) the Belgian Civil Code means the Belgian oud Burgerlijk Wetboek/ancient Code Civil of 21 March 1804 and, with effect from its applicable effective date, the Belgian new Burgerlijk Wetboek/Code Civil introduced pursuant to the law of 13 April 2019 introducing a Civil Code and inserting book 8 “Evidence” in the Civil Code;

(xiii) the Belgian Code of Companies and Associations means the Belgian Wetboek van Vennootschappen en Verenigingen/Code des sociétés et des associations, dated 23 March 2019, as amended from time to time;

(xiv) constitutional documents means the deed of incorporation (oprichtingsakte/acte constitutif), the articles of association (statuten/statuts) and an extract from the Crossroads Bank for Enterprises (uittreksel van de Kruispuntbank voor Ondernemingen/extrait de la Banque Carrefour des Entreprises);

(xv) guarantee means, only for the purpose of the guarantee granted by the Belgian Guarantors under this Indenture, an independent guarantee and not a surety (borg/cautionnement);

(xvi) a Guarantor being incorporated in Belgium or of which its jurisdiction of incorporation is Belgium, means that such Guarantor has its statutory seat (statutaire zetel/siège statutaire) in Belgium; and

(xvii) net assets means, in relation to a Belgian entity, netto actief/actif net as defined in article 5:142, 6:115 or 7:212, as applicable of the Belgian Code of Companies and Associations, and, in the event of a dispute on the amount of net assets, a certificate of such amount from the statutory auditors of that Belgian Guarantor (or, if these are not available, an independent firm of accountants of international reputation) shall be conclusive, save in case of manifest error.

(b) Each of the Holders by its acceptance of the Notes agrees to waive article 5.74, article 5.90, second paragraph and article 5.239, §2 of the Belgian Civil Code and agrees that it shall not be entitled to make any claim or exercise any rights under article 5.74, article 5.90, second paragraph or article 5.239, §2 of the Belgian Civil Code. Each such Person agrees that this waiver and agreement applies to all Note Documents governed by Belgian law.

(c) Where this Indenture refers to any computation of a term or period of time, article 1.7 of the Belgian Civil Code shall not apply.

Section 105. Canadian Interpretation Provisions.

(a) For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Indenture may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec” (either legal or conventional), “prior claim”, “reservation of ownership” and a resolutory clause, as applicable, (vi) all references to filing, registering or recording shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (xii) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily”, (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall be deemed to include “ownership”, (xv) “easement” shall be deemed to include a “servitude”, (xvi) “priority” shall be deemed to include “rank” or “prior claim”, as applicable, (xvii) “survey” shall be deemed to include “certificate of location and plan”, (xviii) “fee simple title” shall be deemed to include “absolute ownership” (including ownership under a right of superficies), (xix) “fee-owned” shall be deemed to include “owned”, (xx) “legal title” shall be deemed to include “holding title as nominee, mandatary or prête-nom on behalf of an owner”, (xxi) “leasehold interest”, “sub-leasehold interest”, “leasehold estate” or “title to the leasehold estate” shall be deemed to include “rights resulting from a lease”, (xxii) “lease” shall be deemed to include a “contract of leasing (crédit-bail)”, where applicable, and (xxiii) “deposit account” shall be deemed to include a “financial account” as defined in Article 2713.6 of the Civil Code of Québec. The parties hereto confirm that it is their express wish that this Indenture and all related documents be drawn up in English only (except that any deed of hypothec may be drawn up in whole or in part in French). Les parties aux présentes confirment que c’est leur volonté expresse que la présente convention ainsi que tous les documents qui s’y rattachent soient rédigés en anglais seulement (à l’exception de tout acte d’hypothèque qui peut être rédigé en tout ou en partie en français).

(b) Solely for the purposes of the Interest Act (Canada) and disclosure thereunder (and for no other purpose under the Indenture), whenever any interest or any fee to be paid under any Note Document is to be calculated on the basis of a 360 day year (or such other period that is less than a calendar year), as the case may be, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 (or such other period that is less than a calendar year), as the case may be.

(c) For purposes of Canadian Insolvency Laws, references to “case” in Section 601(viii) shall be deemed to include “proceeding.”

Section 106. Compliance Certificates and Opinions. Upon any application or request by the Company or by any other obligor upon the Notes (including any Guarantor) to the Trustee to take any action under any provision of this Indenture, the Company or such other obligor (including any Guarantor), as the case may be, shall furnish to the Trustee such certificates and opinions as may be required under this Indenture. Each such certificate or opinion shall be given in the form of one or more Officer’s Certificates, if to be given by an Officer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of this Indenture. Notwithstanding the foregoing, in the case of any such request or application as to which the furnishing of any Officer’s Certificate or Opinion of Counsel is specifically required by any provision of this Indenture relating to such particular request or application, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (except for certificates provided for in Section 406) shall include:

(1) a statement that the individual signing such certificate or opinion has read such covenant or condition, as applicable, and the definitions herein relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he or she made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition, as applicable, has been complied with; and

(4) a statement as to whether, in the opinion of such individual, such condition or covenant, as applicable, has been complied with.

Section 107. Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers to the effect that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 108. Acts of Noteholders; Record Dates. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company, as the case may be. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 701) conclusive in favor of the Trustee, the Company, and any other obligor upon the Notes, if made in the manner provided in this Section 108.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership or other legal entity other than an individual, on behalf of such corporation or partnership or entity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, the Company or any other obligor upon the Notes in reliance thereon, whether or not notation of such action is made upon such Note.

(e) (i) The Company may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of Notes, provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date (or their duly designated proxies), and no other Holders, shall be entitled to take the relevant action, whether or not such Persons remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Notes in the manner set forth in Section 110.

(ii) The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to join in the giving or making of (A) any Notice of Default, (B) any declaration of acceleration referred to in Section 602, (C) any request to institute proceedings referred to in Section 607(ii) or (D) any direction referred to in Section 612, in each case with respect to Notes. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Notes in the manner set forth in Section 110.

(iii) With respect to any record date set pursuant to this Section 108, the party hereto that sets such record dates may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Company or the Trustee, whichever such party is not setting a record date pursuant to this Section 108(e) in writing, and to each Holder of Notes in the manner set forth in Section 110, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 108, the party hereto that set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

(iv) Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

(v) Without limiting the generality of the foregoing, a Holder, including the Depositary, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary, as the Holder of a Global Note, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(vi) The Company may fix a record date for the purpose of determining the persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such persons, shall be entitled to make, give or take such request, demand, authorization direction, notice consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 109. Notices, Etc., to Trustee and Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1) the Trustee by any Holder or by the Company or by any other obligor upon the Notes shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at the Corporate Trust Office or at any other address furnished in writing to the Company by the Trustee,

(2) the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, to Xerox Holdings Corporation, Corporate Headquarters, 401 Merritt 7, Norwalk, CT 06851, Attention: Eric Risi, Senior Legal Counsel, Securities and Finance or to any other address furnished in writing to the Trustee by the Company,

(3) the Company or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Section 110. Notices to Holders; Waiver. Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, or by overnight air courier guaranteeing next day delivery, to each Holder, at such Holder’s address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail notice of any event as required by any provision of this Indenture, then such notification as shall be made with the approval of the Trustee (such approval not to be unreasonably withheld) shall constitute a sufficient notification for every purpose hereunder.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary (including delivery by electronic mail).

Section 111. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 112. Successors and Assigns. All covenants and agreements in this Indenture by the Company shall bind its respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Indenture shall bind their respective successors.

Section 113. Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 114. Benefits of Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 115. Governing Law. THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES, EACH GUARANTOR AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

Section 116. Waiver of Trial by Jury. Each of the parties hereto, and each Holder of the Notes by acceptance thereof, hereby waives to the fullest extent permitted by applicable law the right to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Indenture.

Section 117. Legal Holidays. In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest or principal and premium (if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, and no interest shall accrue on such payment for the intervening period.

Section 118. No Personal Liability of Directors, Managers, Officers, Employees, Incorporators and Stockholders. No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company, any Guarantor or any Subsidiary of any thereof, in their respective capacities as such, shall have any liability for any obligation of the Company or any Guarantor under the Note Documents, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 119. Exhibits and Schedules. All exhibits and schedules attached hereto are by this reference made a part hereof with the same effect as if herein set forth in full.

Section 120. Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Indenture electronically in portable document format (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or in any other format will be effective as delivery of a manually executed counterpart. Notwithstanding anything in this Indenture to the contrary, all notices, approvals, consents, requests and any communications hereunder or with respect to the Notes must be in writing (provided that any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English. The Company agrees to assume all risks arising out of the use of using electronic signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 121. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (it being understood that the Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances).

Section 122. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee (acting in any capacity hereunder) with such information as it may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

Section 123. Limited Condition Transaction and Incurrence-Based Amounts.

(a) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice (which may be conditional) of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Company has exercised its option under the first sentence of this Section 123, and any Default, Event of Default or specified Event of Default, as applicable, occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice (which may be conditional) of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default, as applicable, shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Coverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Total Leverage Ratio; or

(ii) testing baskets set forth in this Indenture (including baskets measured as a percentage of LTM EBITDA);

in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice (which may be conditional) of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, as applicable (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or discharge of Indebtedness and the use of proceeds of such Incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Company are available, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in LTM EBITDA of the Company or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, Asset Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company or the designation of an Unrestricted Subsidiary on or following the relevant

LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence or discharge of Indebtedness and the use of proceeds thereof) have been consummated.

(b) Notwithstanding anything to the contrary herein and whether or not in connection with a Limited Condition Transaction, unless the Company otherwise elects, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that does not require compliance with a financial ratio or financial test (including any Consolidated First Lien Leverage Ratio test, Consolidated Secured Leverage Ratio test, Consolidated Total Leverage Ratio test and/or any Consolidated Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or financial test (including any Consolidated First Lien Ratio test, Consolidated Secured Leverage Ratio test, Consolidated Total Leverage Ratio test and/or any Consolidated Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”) it is understood and agreed that (A) the incurrence of the Incurrence-Based Amount shall be calculated first without giving effect to any Fixed Amount but giving full pro forma effect to the use of proceeds of such Fixed Amount and the related transactions and (B) the incurrence of the Fixed Amount shall be calculated thereafter. Unless the Company elects otherwise, the Company shall be deemed to have used amounts under an Incurrence-Based Amount then available to the Company prior to utilization of any amount under a Fixed Amount then available to the Company.

ARTICLE II

NOTE FORMS

Section 201. Forms Generally. The Initial Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A attached hereto (as such forms may be modified in accordance with Section 301). Any Additional Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A attached hereto (as such forms may be modified in accordance with Section 301). Exhibit A is hereby incorporated in and expressly made a part of this Indenture. The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Company is subject, if any, or other customary usage, or as may consistently herewith be determined by the Officers of the Company executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Notes offered and sold to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein. Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Notes,” and shall be deposited with the Trustee, as custodian for the Depositary or its nominee, for credit to an account of an Agent Member, and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee (as applicable), as hereinafter provided.

Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more global Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein. Such Global Notes shall be referred to herein as the “Regulation S Global Notes,” and shall be deposited with the Trustee, as custodian for the Depositary or its nominee for the accounts of designated Agent Members holding on behalf of Euroclear or Clearstream and shall be duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made in the records of the Trustee, as custodian for the Depositary or its nominee (as applicable), as hereinafter provided.

Subject to the limitations on the issuance of certificated Notes set forth in Sections 312 and 313, Notes issued pursuant to Section 305 in exchange for or upon transfer of beneficial interests (x) in a Rule 144A Global Note shall be in the form of permanent certificated Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301) (the “Rule 144A Physical Notes”) or (y) in a Regulation S Global Note (if any), on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note, shall be in the form of permanent certificated Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301) (the “Regulation S Physical Notes”), respectively, as hereinafter provided.

The Rule 144A Physical Notes and Regulation S Physical Notes shall be construed to include any certificated Notes issued in respect thereof pursuant to Section 304, 305, 306 or 1008, and the Rule 144A Global Notes and Regulation S Global Notes shall be construed to include any global Notes issued in respect thereof pursuant to Section 304, 305, 306 or 1008. The Rule 144A Physical Notes and the Regulation S Physical Notes, together with any other certificated Notes issued and authenticated pursuant to this Indenture, are sometimes collectively herein referred to as the “Physical Notes.” The Rule 144A Global Notes and the Regulation S Global Notes, together with any other global Notes that are issued and authenticated pursuant to this Indenture, are sometimes collectively referred to as the “Global Notes.”

Notes issued in the form of Global Notes shall include the “Schedule of Increases or Decreases in Global Note” set forth in Exhibit A hereto. Each Global Note will represent such of the Notes as will be specified therein and each shall represent the aggregate principal amount of Notes from time to time endorsed thereon and the aggregate principal amount of Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of Notes represented thereby shall be made by the Trustee, in accordance with Section 302 hereof.

Section 202. Form of Trustee’s Certificate of Authentication. The Notes will have endorsed thereon a Trustee’s certificate of authentication in substantially the following form:This is one of the Notes referred to in the within-mentioned Indenture.

as Trustee

By:
Authorized Officer

Dated:

If an appointment of an Authenticating Agent is made pursuant to Section 714, the Notes may have endorsed thereon, in lieu of the Trustee’s certificate of authentication, an alternative certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

[NAME]

as Trustee

By:
As Authenticating Agent

By:
Authorized Officer

Dated:

Section 203. Restrictive and Global Note Legends. Each Global Note and Physical Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof until the Private Placement Legend is removed or not required in accordance with Section 313(4):

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A, REGULATION S OR ANOTHER EXEMPTION THEREUNDER.

BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), (7), (8), (9), (12) OR (13) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”)) AND (2) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, THAT IT WILL NOT WITHIN [ONE YEAR— FOR NOTES ISSUED PURSUANT TO RULE 144A][40 DAYS—FOR NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S] AFTER THE LATER OF THE DATE OF THE ORIGINAL ISSUANCE OF THIS NOTE, THE ORIGINAL ISSUANCE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THE COMPANY OR ANY OF ITS AFFILIATES OWNED THIS NOTE, OFFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (X) (I) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (II) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (V) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (VI) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS) OR (VII) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (Y) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE FURTHER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND IN CONNECTION WITH ANY TRANSFER OF THIS NOTE PURSUANT TO SUBCLAUSES (III) TO (VI) OF CLAUSE (X) ABOVE, AND THAT, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

Each Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 312 AND 313 OF THE INDENTURE (AS DEFINED HEREIN).”

Each Regulation S Global Note shall also bear the following legend on the face thereof:

“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”

Each Note issued with original issue discount for United States federal income tax purposes will contain a legend substantially to the following effect:

“THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO: XEROX HOLDINGS CORPORATION, CORPORATE HEADQUARTERS, 401 MERRITT 7, NORWALK, CT 06851, ATTENTION: LEGAL DEPARTMENT.”

ARTICLE III

THE NOTES

Section 301. General Terms; Additional Notes. All Notes will vote (or consent) as a class with the other Notes and otherwise be treated as a single class of Notes for all purposes of this Indenture.

Each Note will bear interest at the rate per annum set forth in Exhibit A, which is incorporated in and expressly made part of the terms of this Indenture. Interest shall be payable from the Issue Date or from the most recent date to which interest has been paid or provided for, payable quarterly on January 1, April 1, July 1 and October 1 of each year (each such date, an “Interest Payment Date”), commencing October 1, 2025 to Holders of record as of the close of business on the Regular Record Date for such interest. Principal on the Notes will be payable as set forth in Exhibit A hereto.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes other than with respect to the date of issuance and, if applicable, original interest accrual date and original interest payment date; provided that the Company’s ability to issue Additional Notes shall be subject solely to the Company’s compliance with Section 407 hereof. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture; provided further, however, that in the event any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such non-fungible notes will be issued with a separate CUSIP number or ISIN so they are distinguishable from the Initial Notes.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

Section 302. Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $1 and integral multiples of $1 in excess thereof.

Section 303. Execution, Authentication and Delivery and Dating. The Notes shall be executed on behalf of the Company by one Officer of the Company. The signature of any such Officer on the Notes may be manual or electronic.

Notes bearing the manual, electronic or facsimile signature of an individual who was at any time an Officer of the Company shall bind the Company, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication; and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $250.0 million and (ii) subject to Section 407, Additional Notes from time to time for original issue in aggregate principal amounts specified by the Company (which shall have identical terms as the Initial Notes, other than with respect to the date of issuance and, if applicable, original interest accrual date and original interest payment date), in each case specified in clauses (i) and (ii) above, upon a written order of the Company in the form of an Officer’s Certificate of the Company (an “Authentication Order”). Such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP”, “ISIN”, “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Initial Notes or Additional Notes, the issue price (in the case of Additional Notes) and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Company may include or the Trustee may reasonably request.

All Notes shall be dated the date of their authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual or electronic signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

Section 304. Temporary Notes. Until definitive Notes are ready for delivery, the Company may prepare and upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes. If temporary Notes are issued, the Company will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company in a Place of Payment, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and upon receipt of an Authentication Order the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes.

Section 305. Note Registrar and Paying Agent. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, such Company shall provide for the registration of Notes and of transfers of Notes. The Company may have one or more co-registrars. The term “Note Registrar” includes any co-registrars.

The Company initially appoints the Trustee as “Note Registrar” and “Paying Agent” in connection with the Notes, until such time as it has resigned or a successor has been appointed. The Company may have one or more additional paying agents, and the term “Paying Agent” shall include any additional Paying Agent. The Company may change the Paying Agent or Note Registrar without prior notice to the Holders of Notes. The Company may enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture. Any such agency agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to appoint or maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 707. The Company or any Restricted Subsidiary of the Company may act as Paying Agent (except for purposes of Section 1103 or Section 1205) or Note Registrar. In acting hereunder and in connection with the Notes, the Note Registrar and the Paying Agent shall act solely as agents of the Company, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder of the Notes.

Upon surrender for transfer of any Note at the office or agency of the Company in a Place of Payment, in compliance with all applicable requirements of this Indenture and applicable law, the Company shall execute, and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute, and upon receipt of an Authentication Order, the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Every Note presented or surrendered for transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made for any registration, transfer or exchange of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection therewith.

The Company shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the mailing of a notice of redemption (or purchase) of Notes selected for redemption (or purchase) under Section 1004 and ending at the close of business on the day of such mailing or (ii) to transfer or exchange any Note so selected for redemption (or purchase) in whole or in part.

In case any of the Company or any Guarantor, pursuant to Article V shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Article V, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate to reflect such successor Person, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Company Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 305 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.

Section 306. Mutilated, Destroyed, Lost and Stolen Notes. If a mutilated Note is surrendered to the Note Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and upon receipt of an Authentication Order, the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) notifies the Company or the Trustee in writing within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Note Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code and (c) satisfies any other reasonable requirements of the Company. If required by the Trustee or the Company, such Holder shall furnish indemnity, security and/or an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, a Paying Agent and the Note Registrar, from any loss that any of them may suffer if a Note is replaced.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 306, the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 306 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and ratably with any and all other Notes duly issued hereunder.

The provisions of this Section 306 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 307. Payment of Interest Rights Preserved. Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date.

Any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at its election, as provided in clause (1) or clause (2) below:

(1) The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee and Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and the Company shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first class postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

Subject to the foregoing provisions of this Section 307, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note.

Section 308. Persons Deemed Owners. The Company, any Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 307) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company, any Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

Section 309. Cancellation. All Notes surrendered for payment, redemption, transfer, exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 309, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act).

Section 310. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 311. CUSIP Numbers, ISINs, Etc. The Company in issuing Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes; that reliance may be placed only on the other identification numbers printed on the Notes; and that any redemption shall not be affected by any defect in or omission of such numbers.

Section 312. Book-Entry Provisions for Global Notes. (a) Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Trustee as custodian for such Depositary. None of the Company, any agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(b) Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or its custodian, or under such Global Notes. The Depositary may be treated by the Company, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note. The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may not be transferred or exchanged for Physical Notes unless (i) the Company has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the provisions of Section 305 and Section 313. Subject to the limitation on issuance of Physical Notes set forth in Section 313(3), Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 120 days; (ii) the Depositary ceases to be registered as a “Clearing Agency” under the Exchange Act and a successor depositary is not appointed within 120 days; (iii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Physical Notes; or (iv) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the Depositary to issue Physical Notes.

(d) In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners for Physical Notes pursuant to Section 312(c), the Note Registrar shall record on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the beneficial interest in the Global Note being transferred, and the Company shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, one or more Physical Notes of like principal amount of authorized denominations.

(e) In connection with a transfer of an entire Global Note to beneficial owners for Physical Notes pursuant to Section 312(c), the applicable Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary, in exchange for its beneficial interest in the applicable Global Note, an equal aggregate principal amount of Rule 144A Physical Notes (in the case of any Rule 144A Global Note) or Regulation S Physical Notes (in the case of any Regulation S Global Note), as the case may be, of authorized denominations.

(f) The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 313) and the procedures therefor of the Depositary. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note. Subject to Section 313, the Note Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(g) Any Physical Note delivered in exchange for an interest in a Global Note pursuant to Section 312(c) shall, unless such exchange is made on or after the Resale Restriction Termination Date applicable to such Note and except as otherwise provided in Section 203 and Section 313, bear the Private Placement Legend.

(h) Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through designated Agent Members holding on behalf of Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 313.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner in a Global Note, a participant, an indirect participant in the Depositary or other Person with respect to the accuracy of the records of the applicable Depositary or their respective nominees or of any participant, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, indirect participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in a Global Note shall be exercised only through the Depositary, subject to the applicable procedures. The Trustee shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to their members, participants and any beneficial owners. The Trustee shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. The Trustee shall not have any responsibility or liability for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any participant or between or among the Depositary, any such participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(j) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

(k) The protections afforded to the Trustee under this Section 312 shall apply to the Trustee acting in each of its capacities hereunder, including, without limitation, as Paying Agent, Registrar and transfer agent.

Section 313. Special Transfer Provisions.

(1) Transfers to Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to any Non-U.S. Person: The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 305) and,

(a) if (x) such transfer is after the relevant Resale Restriction Termination Date with respect to such Note or (y) the proposed transferor has delivered to the Note Registrar and the Company and the Trustee a Regulation S Certificate and, unless otherwise agreed by the Company, an opinion of counsel, certifications and other information satisfactory to the Company, and

(b) if the proposed transferor is or is acting through an Agent Member holding a beneficial interest in a Global Note, upon receipt by the Note Registrar and the Company and the Trustee of (x) the certificate, opinion, certifications and other information, if any, required by clause (a) above and (y) written instructions given in accordance with the procedures of the Note Registrar and of the Depositary;

whereupon (i) the Note Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of any Outstanding Physical Note) a decrease in the principal amount of the relevant Global Note in an amount equal to the principal amount of the beneficial interest in the relevant Global Note to be transferred, and (ii) either (A) if the proposed transferee is or is acting through an Agent Member holding a beneficial interest in a relevant Regulation S Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest being so transferred or (B) otherwise the Company shall execute and (upon receipt of an Authentication Order) the Trustee shall authenticate and deliver one or more Physical Notes of like amount.

(2) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to a QIB (excluding transfers to Non-U.S. Persons): The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 305) and,

(a) if such transfer is being made by a proposed transferor who has checked the box provided for on the form of such Note stating, or has otherwise certified to the Note Registrar and the Company and the Trustee in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of such Note stating, or has otherwise certified to Note Registrar and the Company and the Trustee in writing, that it is purchasing such Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(b) if the proposed transferee is an Agent Member, and the Note to be transferred consists of a Physical Note that after transfer is to be evidenced by an interest in a Global Note or consists of a beneficial interest in a Global Note that after the transfer is to be evidenced by an interest in a different Global Note, upon receipt by the Note Registrar of written instructions given in accordance with the Depositary’s and the Note Registrar’s procedures, whereupon the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the transferee Global Note in an amount equal to the principal amount of the Physical Note or such beneficial interest in such transferor Global Note to be transferred, and the Trustee shall cancel the Physical Note so transferred or reflect on its books and records the date and a decrease in the principal amount of such transferor Global Note, as the case may be.

(3) Limitation on Issuance of Physical Notes. No Physical Note shall be exchanged for a beneficial interest in any Global Note, except in accordance with Section 312 and this Section 313.

A beneficial owner of an interest in a Regulation S Global Note shall not be permitted to exchange such interest for a Physical Note until a date, which must be after the end of the Restricted Period, on which the Company receives a certificate of beneficial ownership substantially in the form attached hereto as Exhibit C from such beneficial owner (a “Certificate of Beneficial Ownership”). Such date, as it relates to a Regulation S Global Note, is herein referred to as the “Regulation S Note Exchange Date.”

(4) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes, (ii) upon written request of the Company after there is delivered to the Note Registrar an opinion of counsel (which opinion and counsel are satisfactory to the Company) to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, (iii) with respect to a Regulation S Global Note (on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note) or Regulation S Physical Note, in each case with the agreement of the Company, or (iv) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act.

(5) Other Transfers. The Note Registrar shall effect and register, upon receipt of a written request from the Company to do so, a transfer not otherwise permitted by this Section 313, such registration to be done in accordance with the otherwise applicable provisions of this Section 313, upon the furnishing by the proposed transferor or transferee of a written opinion of counsel (which opinion and counsel are satisfactory to the Company) to the effect that, and such other certifications or information as the Company may require (including, in the case of a transfer to an Accredited Investor (as defined in Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) under Regulation D promulgated under the Securities Act), a certificate substantially in the form attached hereto as Exhibit F) to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A Note that is a Restricted Security may not be transferred other than as provided in this Section 313. A beneficial interest in a Global Note that is a Restricted Security may not be exchanged for a beneficial interest in another Global Note other than through a transfer in compliance with this Section 313.

(6) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 312 or this Section 313 (including all Notes received for transfer pursuant to this Section 313). The Company shall have the right to require the applicable Note Registrar to deliver to the Company, at the Company’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.

In connection with any transfer of any Note, the Trustee, the Note Registrar and the Company shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer.

ARTICLE IV

COVENANTS

Section 401. Payment of Principal, Premium and Interest. The Company shall duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of such Notes and this Indenture. Principal amount (and premium, if any) and interest on the Notes shall be considered paid on the date due if the Company shall have deposited with the Paying Agent (if other than the Company or another Wholly Owned Domestic Subsidiary of the Company) as of 11:00 a.m. New York City time on the due date money in immediately available funds and designated for and sufficient to pay all principal amount (and premium, if any) and interest then due; provided, that, funds deposited with the Paying Agent after 11:00 a.m., New York City time, on the relevant due date shall be deemed deposited with the Paying Agent on the next Business Day thereafter. At the option of the Company, payment of interest on such Note may be made through the Paying Agent by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by wire transfer to the account of the Person entitled thereto as such account shall appear in the Note Register.

Section 402. Maintenance of Office or Agency. (a) The Company shall maintain in the United States an office or agency where such Notes may be presented or surrendered for payment, where such Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of such Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of such office or agency. If at any time the Company shall fail to maintain such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee at the Corporate Trust Office or such other office or location designated by the Trustee by written notice; provided, further, that no service of legal process may be made against the Company at any office of the Trustee.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all purposes and may from time to time rescind such designations.

The Company hereby designates the Corporate Trust Office of the Trustee, as one such office or agency of the Company in accordance with Section 305.

Section 403. Money for Payments to Be Held in Trust. If the Company shall at any time act as Paying Agent, it shall, on or before 12:00 p.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, any of such Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and shall promptly notify the Trustee in writing of its action or failure so to act.

If the Company is not acting as Paying Agent, it shall, on or prior to 11:00 a.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, such Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee in writing of its action or failure so to act; provided, that, funds deposited with the Paying Agent after 11:00 a.m., New York City time, on the relevant due date shall be deemed deposited with the Paying Agent on the next Business Day thereafter.

If the Company is not acting as Paying Agent, the Company shall cause any Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 403, that such Paying Agent shall:

(1) hold all sums held by it for the payment of principal of (and premium, if any) or interest on the Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(2) give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any such payment of principal (and premium, if any) or interest;

(3) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

(4) acknowledge, accept and agree to comply in all respects with the provisions of this Indenture relating to the duties, rights and liabilities of such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of such Notes, this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of (and premium, if any) or interest on any Note and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof unless an applicable abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 404. [Reserved].

Section 405. Reports. Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such filings) and furnish to the Noteholders all quarterly and annual financial information, and within 15 days of the dates such information is filed with the SEC, that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (including pursuant to any extension authorized by the SEC, rule, regulation or executive order).

In addition, to the extent not satisfied by the foregoing, the Company will furnish to Holders of the Notes and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4).

The Company will be deemed to have satisfied the requirements of the first paragraph of this Section 405 if any Parent Entity furnishes or makes available information regarding the Parent Entity of the type otherwise so required with respect to the Company and such Parent Entity is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and has filed reports required under Section 13(a) or 15(d) of the Exchange Act with the SEC via EDGAR (or successor) filing system and such reports are publicly available, in each case provided that the same is accompanied by information describing the non-equity differences between the financial information relating to such Parent Entity and its Subsidiaries, on the one hand, and the financial information relating to the Company and its Subsidiaries, on the other hand (as determined by the Company in good faith, which determination shall be conclusive) and for the avoidance of doubt need not be audited or compliant with Regulation S-X.

Delivery of any reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive or actual notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no liability or responsibility for the filing, timeliness, or content of such reports. The Trustee is not obligated to monitor or confirm, on a continuing basis or otherwise, any reports or other documents filed with the SEC or posted to any website or to participate in any conference calls.

Section 406. Statement as to Default. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company commencing with the Company’s fiscal year ending December 31, 2025, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof (on behalf of the Company) the Company is or is not in default as of the last day of such fiscal year in the performance and observance of any of the terms, provisions and conditions of this Indenture applicable to the Company (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge.

Section 407. Limitation on Indebtedness. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, (i) the Consolidated Total Leverage Ratio would be less than or equal to 4.25:1.00 or (ii) the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00 (the Indebtedness permitted to incurred under this paragraph, “Ratio Debt”).

(b) Notwithstanding Section 407(a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Debt Facility (including but not limited to in respect of letters of credit, bank guarantees or bankers’ acceptances) and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the sum of (I) the aggregate amount outstanding under the Senior Credit Facilities (including without limitation, any undrawn revolver commitments) at the Issue Date, and (II) [reserved], (III) an amount up to $125.0 million, so long as such Indebtedness is incurred under the ABL Credit Agreement, and (IV) any additional Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof (and including, without limitation, for purposes of the calculations in this clause (IV) any Indebtedness incurred pursuant to clauses (I) and (III) hereof), (A) with respect to any such Indebtedness constituting Consolidated First Lien Indebtedness, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis, and (B) with respect to any such Indebtedness constituting Consolidated Secured Indebtedness, if the aggregate principal amount of such Consolidated Secured Indebtedness would not exceed $2.0 billion; provided that the restriction set forth in (B) of this clause (b)(i)(IV) shall not apply to Indebtedness in an amount up to $30.0 million Incurred under clause (b)(iv)(x)(B);

(ii) Indebtedness (A) of any Restricted Subsidiary to the Company, or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided that, in the case of this Section 407(b)(ii), any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this Section 407(b)(ii);

(iii) Indebtedness represented by (a) the Notes (other than Additional Notes), the First Lien Notes and the Second Lien Notes, (b) the Existing Company Notes, (c) the Existing Xerox Corp. Notes, (d) the ITsavvy Notes and (e) any other Indebtedness (other than the Indebtedness under any Debt Facility Incurred pursuant to Section 407(b)(i)) outstanding (or Incurred pursuant to, or in lieu of, the Lexmark Financing Commitments or any other commitment outstanding (other than any revolving credit commitments outstanding on the Issue Date)) on the Issue Date, any Indebtedness of Lexmark or any of its Subsidiaries existing on the Lexmark Acquisition Completion Date, and any Refinancing Indebtedness Incurred in respect of any Indebtedness (or unutilized commitments) described in this Section 407(b)(iii) or Section 407(a);

(iv) (x) Purchase Money Obligations and Finance Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto, (A) outstanding on the Issue Date and (B) in an additional aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of (a) $185.0 million and (b) 15.0% of LTM EBITDA and (y) Indebtedness (A) in respect of the Lexmark SLB Obligations and any Indebtedness that refinances, replaces, refunds or reimburses such Indebtedness and (B) incurred in respect of Sale and Leaseback Transactions and any Indebtedness that refinances, replaces, refunds or reimburses such Indebtedness in an aggregate principal amount not to exceed $100.0 million;

(v) Indebtedness (A) supported by a letter of credit issued pursuant to any Debt Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this Section 407), or (B) without limiting Section 413, Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this Section 407);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bank guarantees, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal, stay, bid, customs or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, (C) Hedging Obligations, (D) the financing of insurance premiums in the ordinary course of business, (E) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, (F) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, (G) Bank Products Obligations or (H) customs, VAT and other tax guarantees, in each case, in the ordinary course of business;

(ix) Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary or any Permitted Investment or capital expenditure, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided that on the date of such acquisition, merger or consolidation or any Permitted Investment or capital expenditure, on a Pro Forma Basis:

(1) (A) with respect to any Indebtedness Incurred under this clause (b)(ix) that constitutes Consolidated Secured Indebtedness, either (x) the Consolidated Secured Leverage Ratio shall not exceed 2.00:1.00 or (y) the Consolidated Secured Leverage Ratio would be equal to or less than the Consolidated Secured Leverage Ratio immediately prior to giving effect to the Incurrence thereof, and (B) with respect to with respect to any other Indebtedness Incurred under this clause (b)(ix) (i) either (x) the Consolidated Total Leverage Ratio shall not exceed 4.25:1.00 or (y) the Consolidated Total Leverage Ratio would be equal to or less than the Consolidated Total Leverage Ratio immediately prior to giving effect to the Incurrence thereof, or (ii) either (x) the Consolidated Coverage Ratio would be equal or greater than 2.00:1.00 or (y) the Consolidated Coverage Ratio would be equal to or greater than the Consolidated Coverage Ratio immediately prior to giving effect to the Incurrence thereof; and;

(2) the aggregate principal amount of any such Indebtedness Incurred pursuant to this clause (ix) by Restricted Subsidiaries that are not Guarantors, together with any Refinancing Indebtedness incurred by Restricted Subsidiaries that are not Guarantors to refinance any Indebtedness originally incurred pursuant to this clause (ix) (and any successive Refinancing Indebtedness), may not exceed as of any date of incurrence, without duplication, the Shared Debt Cap;

(x) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed as of any date of Incurrence, the Shared Debt Cap, so long as, after giving effect to the incurrence thereof, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis;

(xi) Indebtedness of any Non-Guarantor Subsidiary in an aggregate principal amount at any time outstanding not to exceed as of any date of Incurrence, the Shared Debt Cap, so long as, after giving effect to the incurrence thereof, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis;

(xii) Indebtedness (A) of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with Third-Party Vendor Financing Programs or Qualified Receivables Transactions in an aggregate principal amount such that after giving effect to the incurrence thereof, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis; and any Refinancing Indebtedness with respect to any such Indebtedness; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Receivables Subsidiary (other than with respect to Standard Receivables Undertakings); (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Receivables Subsidiary (other than with respect to Standard Receivables Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Section 407 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this Section 407(b)(xii);

(xiii) Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures at any time outstanding, not to exceed as of any date of Incurrence, the Shared Debt Cap, so long as, after giving effect to the incurrence thereof, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis;

(xiv) Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net proceeds received by the Company from the issuance or sale of its Capital Stock or as a contribution to its capital after the Issue Date, other than proceeds from the issuance or sale of Disqualified Stock (any such Indebtedness, “Contribution Indebtedness”), to the extent such contribution is designated by the Company as specified equity contributions for the incurrence of Contribution Indebtedness and so long as, after giving effect to the Incurrence thereof, the Consolidated First Lien Leverage Ratio shall not exceed 1.50:1.00, determined on a Pro Forma Basis;

(xv) Indebtedness issued to future, current or former officers, directors, managers, employees, consultants and independent contractors and other service providers of the Company or any Restricted Subsidiary or any Parent Entity, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Company to the extent permitted by Section 409;

(xvi) unsecured Indebtedness in respect of short-term obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(xvii) Indebtedness representing deferred compensation or other similar arrangements incurred by the Company or any Restricted Subsidiary (A) in the ordinary course of business or (B) in connection with any Permitted Investment;

(xviii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business and guarantees of Indebtedness incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(xix) Indebtedness incurred by the Company or any Restricted Subsidiary in connection with letters of credit, bank guarantees, bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(xx) Guarantees incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners;

(xxi) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;

(xxii) Guarantees of Indebtedness by the Company or any of its Restricted Subsidiaries secured by Liens permitted by clauses (l) and (m) of the definition of “Permitted Liens”; provided that such Guarantee of Indebtedness is non-recourse to the Company or such Restricted Subsidiary other than in respect of the assets secured by such Liens;

(xxiii) Indebtedness arising under a bank guarantee, surety (Bürgschaft) or any other instrument issued by a bank or financial institution upon request of the Company or a Restricted Subsidiary in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV); and

(xxiv) any guarantee given in order to comply with the requirements of section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or of section 7e of the German Social Security Code Part IV (Sozialgesetzbuch IV);

provided that notwithstanding anything in this Indenture to the contrary, the aggregate principal amount of any Indebtedness under clause (i) of the definition thereof Incurred by, or any guarantee in respect thereof otherwise provided by, any Non-Guarantor Subsidiary under any provision of clauses (a) and (b) above (except for clause (b)(ii)) at any time outstanding (other than Indebtedness of any Non-Guarantor Subsidiary existing on the Issue Date, or, in respect of any Subsidiary of Lexmark that will not Guarantee the Notes, existing on the Lexmark Acquisition Completion Date, and any Refinancing Indebtedness in respect thereof so long as any such Indebtedness that is not recourse to the Company or any Guarantor does not become recourse to the Company or any Guarantor as a result of such refinancing) shall not exceed $100.0 million; provided, further, that the Indebtedness Incurred by, or any guarantee in respect thereof otherwise provided by, any Non-Guarantor Subsidiary under clauses (a) and (b) above shall, without duplication, be subject to the Shared Debt Cap; provided, further, that (i) any such Indebtedness under clause (i) of the definition thereof shall only be Incurred pursuant to a revolver or an asset-based revolving credit agreement for working capital purposes and (ii) Indebtedness under clause (i) of the definition thereof arising as a result of or in connection with sales of finance receivables of a Non-Guarantor Subsidiary shall be excluded as Indebtedness for purposes of this paragraph so long as the net cash proceeds of such Indebtedness are, within 60 days of receipt, used to reduce, prepay, repay, redeem or purchase Parity Lien Obligations (as defined in Existing First Lien Notes Indenture) (including the First Lien Notes).

Notwithstanding anything to the contrary herein or in any Note Document, any Indebtedness (including all intercompany loans and Guarantees of Indebtedness) incurred after the Issue Date owed by the Company or a Guarantor to any Non-Guarantor Subsidiary or Unrestricted Subsidiary shall be subordinated in right of payment to the Obligations under the Indenture and the Notes pursuant to a global intercompany subordination agreement in substantially the form attached to this Indenture as Exhibit G, which such global intercompany subordination agreement shall permit repayments and prepayments so long as no Event of Default has occurred and is continuing (this clause, the “Double-Dip Provision”).

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 407, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 407) arising under any Guarantee, Lien or letter of credit, bank guarantee, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness Incurred meets the criteria of more than one of the types of Indebtedness described in Section 407(a) or Section 407(b), the Company, in its sole discretion, may classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with Section 407(a) or Section 407(b) and will be entitled to divide the amount and type of such Indebtedness among more than one of such clauses under Section 407(a) or Section 407(b); provided (I) that all Indebtedness outstanding on the Issue Date under the Senior Credit Facilities (including without limitation, any undrawn revolver commitments) shall be deemed Incurred under Section 407(b)(i) and may not later be reclassified, (II) all Indebtedness outstanding on the Issue Date under Section 407(b)(iii) shall be deemed Incurred under Section 407(b)(iii) and may not later be reclassified and (III) any Indebtedness Incurred (or deemed Incurred) under Section 407(b)(i) shall be allocated first to the fixed dollar basket in Section 407(b)(i)(I) before any Indebtedness may be allocated to the other sub clauses of Section 407(b)(i); (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (iv) the principal amount of Indebtedness outstanding under any clause of Section 407(b) shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; (v) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Section 407(b) measured by reference to a percentage of LTM EBITDA at the time of Incurrence, and such refinancing would cause such percentage of LTM EBITDA to be exceeded if calculated based on the LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA shall not be deemed to be exceeded (and such Refinancing Indebtedness shall be deemed permitted) so long as the principal amount of such Refinancing Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; and (vi) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Section 407(b) measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such Refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

(d) For purposes of determining compliance with any provision of Section 407(b) (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to a percentage of LTM EBITDA, in each case, for the Incurrence of Indebtedness or Liens securing Indebtedness denominated in a foreign currency, the dollar equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) the dollar equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other

Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable provision of Section 407(b) (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of LTM EBITDA, as applicable, to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such provision of Section 407(b) (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of LTM EBITDA, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (z) the dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (A) the Issue Date, (B) any date on which any of the respective commitments under the Senior Credit Facilities shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (C) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(e) Notwithstanding anything in this Section 407 or the Indenture to the contrary, the aggregate amount of Indebtedness constituting Consolidated Secured Indebtedness Incurred by the Company and its Restricted Subsidiaries pursuant to clauses (a), (b)(i) (provided that the restriction set forth in this clause (e) shall not apply to Indebtedness in an amount up to $30.0 million Incurred under clause (b)(iv)(x)(B) of this Section 407), (b)(iii), (b)(ix), (b)(x), (b)(xi) and (b)(xiii) of this Section 407 shall not exceed $2.0 billion at any one time outstanding.

Section 408. [Reserved].

Section 409. Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary; provided that, the Company or such Restricted Subsidiary, as applicable, receives at least its pro rata share of such dividend or distribution measured by the number of shares owned of the applicable class, (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment after giving effect thereto:

(1) an Event of Default shall have occurred and be continuing (or would result therefrom);

(2) except with respect to any Restricted Payment made in reliance on Section 409(a)(3)(C), the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to Section 407(a); or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments under this clause (a)(3) (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A) the greater of (i) $310.0 million and (ii) 25.0% of LTM EBITDA;

(B) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2025 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(C) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Company) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (less the amount of any such Net Cash Proceeds that were used prior to the date of determination to incur Contribution Indebtedness) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity, plus the amount of any cash and the fair value (as determined in good faith by the Company) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(D) (i) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary (including by merger or consolidation with or into the Company or a Restricted Subsidiary) after the Issue Date, including dividends or other distributions related to dividends or other distributions made pursuant to Section 409(b)(viii); plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date (valued in each case as provided in the definition of “Investment”); plus (iii) the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received from the sale or disposition of Capital Stock of an Unrestricted Subsidiary after the Issue Date; and

(E) in the case of any disposition, repayment, returns, profits, distributions or any similar amounts of or from any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Company) of any property or assets received by the Company or a Restricted Subsidiary after the Issue Date with respect to all such dispositions, repayments, returns, profits, distributions or similar amounts.

(b) The provisions of Section 409(a) do not prohibit any of the following (each, a “Permitted Payment”):

(i) (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Company; provided that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Section 409(a)(3)(C) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to Section 409(b)(ix), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock; provided, further, the amount of the Net Cash Proceeds from any such issuance, sale or capital contribution shall not be available to make a Permitted Payment under this clause (b)(i) if on or prior to the date of determination such amount of Net Cash Proceeds was already used to incur Contribution Indebtedness;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Company or any of its Restricted Subsidiaries or Refinancing Indebtedness Incurred in compliance with Section 407, (x) from Net Available Cash or an equivalent amount to the extent permitted by Section 411, (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with Section 415 and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii) any dividend paid or redemption made within 120 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with this Section 409;

(iv) loans, advances, dividends or distributions by the Company to any Parent Entity to permit any Parent Entity to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of the Company (including any options, warrants or other rights in respect thereof), in each case from current or former Management Investors or repurchases of equity from others to offset dilution from issuances of equity to such persons (including any repurchase or acquisition by reason of the Company retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of (x) $125.0 million and (y) 10.0% of LTM EBITDA; provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any current or former Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this Section 409 or any other provision of this Indenture;

(v) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of (x) $125.0 million and (y) 10.0% of LTM EBITDA;

(vi) loans, advances, dividends or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent Entity to satisfy obligations under any management agreements or (B) pursuant to any tax sharing agreement; provided that such payments shall be permitted only to the extent permitted pursuant to Section 409(b)(xvii);

(vii) payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent Entity to make payments, to holders of Capital Stock of the Company in lieu of issuance of fractional shares of such Capital Stock;

(viii) repayments of Subordinated Obligations subject to, and not prohibited by, a global intercompany subordination agreement entered into in accordance with the second paragraph under Section 407(b);

(ix) [reserved];

(x) [reserved];

(xi) the declaration and payment by the Company of (i) dividend payments in respect of common stock of the Company and (ii) dividend payments to holders of any class or series of Preferred Stock of the Company outstanding as of the Issue Date, in an aggregate amount not to exceed $90.0 million on an annual basis with respect to all such dividends described in (i) and (ii) above;

(xii) any Restricted Payment; provided that on a Pro Forma Basis after giving effect to such Restricted Payment the Consolidated Total Leverage Ratio would be equal to or less than 2.75:1.00;

(xiii) [reserved];

(xiv) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with Section 501; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Company shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(xv) distributions or payments of Special Purpose Financing Fees;

(xvi) (x) the purchase of any Permitted Bond Hedge Transaction; (y) the making of cash payments in satisfaction of the conversion obligation upon conversion of convertible Indebtedness permitted to be incurred pursuant to Section 407 in an aggregate amount since the Issue Date not to exceed the sum of (a) the principal amount of such convertible Indebtedness plus (b) any payment received by the Company or a Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction or Permitted Warrant Transaction; or (z) payments in connection with a Permitted Bond Hedge Transaction or Permitted Warrant Transaction (i) by delivery of shares of the Company’s Common Stock upon early termination or settlement thereof or (ii) by set-off against the related Permitted Bond Hedge Transaction or Permitted Warrant Transaction, as applicable;

(xvii) for any taxable period for which the Company (and/or any of its Subsidiaries) is a member of a consolidated, combined or similar income tax group of which a parent entity is the common parent (“Tax Group”), Restricted Payments in the form of cash distributions to any parent entity (including the Company) to pay federal, state, local and foreign income tax liabilities (including franchise and similar taxes imposed in lieu of income taxes) of such Tax Group that are attributable to the taxable income of the Company and/or its applicable Subsidiaries; provided that, the aggregate amount of such payments for such taxable period shall not exceed the tax liabilities that would be due if the Company and such Subsidiaries were filing such income tax returns on a consolidated, combined or similar basis with the Company as the common parent of such group; provided, however, that any distributions pursuant to this clause (xvii) in respect of any Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Company or any of its Restricted Subsidiaries for such purpose;

(xviii) non-cash repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(xix) purchases of minority interests in non-Wholly Owned Subsidiaries owned by non-Affiliates; and

(xx) Restricted Payments for

(a) repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(b) payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by or in respect of any future, present or former director, officer, employee, manager, consultant, independent contractor or other service provider of the Company or any Subsidiary (or their respective Affiliates, estates or immediate family members or permitted transferees) in connection with the exercise of stock options or the grant, vesting or delivery of Capital Stock;

(c) loans or advances to (or on behalf of) officers, directors, employees, managers, consultants, independent contractors and other service providers of the Company or any Restricted Subsidiary in connection with such Person’s purchase of Capital Stock of the Company; provided that no cash is actually advanced pursuant to this subclause (c) other than (x) to pay withholding or similar taxes due in connection with such purchase, unless immediately repaid or (y) to the extent such loans or advances are made in cash, the amount of such loans is contributed substantially simultaneously to the Company or any Restricted Subsidiary in cash; and

(d) transfers of the proceeds of any repayment of any loan or advance made pursuant to clause (c) above to the Company whose Capital Stock was purchased with the proceeds of such loan or advance;

provided that (A) in the case of clause (iii) of this Section 409(b), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments, and (C) solely with respect to clauses (v) and (xii) of this Section 409(b), no Default or Event of Default shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto. The Company, in its sole discretion, may classify, and later reclassify (based on circumstances existing at the time of such reclassification), any Investment or other Restricted Payment (in each case, or any portion thereof) as being made in part under one of the clauses or subclauses of this Section 409, (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such clauses or subclauses (or, as applicable, clauses or subclauses).; and

provided, further that any amounts available under Section 409(a)(3)(A), Section 409(a)(3)(B) and Section 409(b)(v) are permitted exclusively to be used for transactions described in clauses (iii) or (iv) under Section 409(a).

Notwithstanding any other provision of this Indenture, this Indenture shall not restrict any redemption or other payment by the Company or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of Subordinated Obligations pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Subordinated Obligations, and the Company’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Indenture.

Section 410. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of such Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock to the Company or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date (or, in respect of any agreement or instrument of Lexmark or any of its subsidiaries, in effect or entered into on the Lexmark Acquisition Completion Date) or pursuant to any Debt Facility, this Indenture, the Notes, Existing First Lien Notes Indenture, the First Lien Notes, the Existing Second Lien Notes Indenture, the Second Lien Notes or definitive documentation in respect of the Lexmark Financing Commitments or any debt issued in lieu thereof;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in clause (1) or (2) of this Section 410 or this clause (3) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4) pursuant to customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(5) (A) pursuant to any agreement or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Company or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers, lessors or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non-Wholly Owned Restricted Subsidiaries, (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, or (I) pursuant to Hedging Obligations, Bank Products Obligations, Third-Party Vendor Financing Programs or Qualified Receivables Transactions;

(6) with respect to any agreement for the direct or indirect disposition of Capital Stock, property or assets of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such sale or disposition;

(7) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(8) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to Section 407 (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company) or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Receivables Subsidiary.

Section 411. Limitation on Sales of Assets and Subsidiary Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition, as such Fair Market Value (on the date a legally binding commitment for such Asset Disposition was entered into) may be determined in good faith by the Company, whose determination shall be conclusive (including as to the value of all noncash consideration);

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions), at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash; and

(iii) an amount equal to 100.0% (as may be adjusted pursuant to the last proviso to this Section 411(a)(iii)) of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A) first, either (x) to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of the Company or any Guarantor or any Indebtedness of a Non-Guarantor Subsidiary), to prepay, repay, redeem or purchase any such Indebtedness or obligations in respect thereof or (in the case of letters of credit, bank guarantees, bankers’ acceptances or other similar instruments) cash collateralize any such Senior Indebtedness or obligations in respect thereof (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash or, if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project; provided that the Company and its Restricted Subsidiaries will be deemed to have reinvested such Net Available Cash if and to the extent that, within 365 days after the Asset Disposition that generated the Net Available Cash, the Company or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment described in this clause (A) with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem, prepay or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to Section 411(b) and Section 411(c) and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of this Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations or the making of other Restricted Payments);

provided, however, that (1) in connection with any prepayment, redemption, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased and (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (A)(y) above with respect to such Asset Disposition.

Notwithstanding the foregoing provision in Section 411(a)(iii), to the extent that repatriating any or all of the Net Available Cash from any Asset Disposition by a Foreign Subsidiary (x) would result in material adverse tax consequences to the Company or any of its Subsidiaries or (y) is prohibited or delayed by applicable local law, rule or regulation or by applicable organizational documents or any agreement from being repatriated to the United States (in the case of the foregoing clauses (x) and (y), as reasonably determined by the Company in good faith which determination shall be conclusive), the portion of such Net Available Cash so affected will not be required to be applied in compliance with Section 411(a)(iii), and such amounts may be retained by the applicable Foreign Subsidiary and may be used by such Foreign Subsidiary for any purpose not in violation of this Indenture; provided that, in the case of this clause (y), the Company shall use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, rule or regulation or applicable organizational impediments or other impediment to permit such repatriation, and if such repatriation of any of such affected Net Available Cash can be achieved such repatriation will be promptly effected and such repatriated Net Available Cash will be applied (whether or not repatriation actually occurs) in compliance with Section 411(a)(iii). The time periods set forth in this Section 411 shall not start until such time as the Net Available Cash may be repatriated whether or not such repatriation actually occurs. Notwithstanding the foregoing provision in Section 411(a)(iii), to the extent the Net Available Cash from any Asset Disposition are attributable to an Asset Disposition made by a non-Wholly Owned Subsidiary, the amount of such Net Available Cash required to be applied shall not exceed the lesser of (x) an amount corresponding to the proportionate ownership interests in such non-Wholly Owned Subsidiary held by the Company or any Wholly Owned Restricted Subsidiary and (y) the amount corresponding to the amount of distributions permitted to be made from such non-Wholly Owned Subsidiary to the Company or its direct or indirect parent entity that is a Wholly Owned Restricted Subsidiary, as applicable, for such purposes at the time such prepayment is required to be made.

Notwithstanding the foregoing provisions of this Section 411, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Section 411 except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this Section 411 exceeds the greater of (x) $30.0 million and (y) 2.50% of LTM EBITDA. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (iii)(B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of Section 411(a)(ii), the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents; (2) the assumption of Indebtedness or other liability (contingent or otherwise) of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness or other liability in connection with such Asset Disposition; (3) Indebtedness or other liability (contingent or otherwise) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness or other liability in connection with such Asset Disposition; (4) securities received by the Company or any Restricted Subsidiary from the transferee that are convertible by the Company or such Restricted Subsidiary into cash within 180 days; (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary; (6) Additional Assets; and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of (a) $310.0 million and (b) 25.0% of LTM EBITDA (with the Fair Market Value of each item of Designated Noncash Consideration being measured on the date a legally binding commitment for such disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).

Pending the final application of any such amount of Net Available Cash, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Available Cash in any manner not prohibited by this Indenture.

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 411(a)(iii)(B), the Company will be required to purchase Notes validly tendered and not withdrawn pursuant to an offer by the Company for the Notes (the “Asset Disposition Offer”) at a purchase price of 100.0% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating among the Notes and other applicable Indebtedness) set forth in Section 411(c). If the aggregate purchase price of the Notes validly tendered and not withdrawn pursuant to the Asset Disposition Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company and the Restricted Subsidiaries for use in accordance with Section 411(a)(iii)(B) (to repay other Senior Indebtedness of the Company or a Restricted Subsidiary) or Section 411(a)(iii)(C) and the amount of Excess Proceeds will be reset at zero. The Company shall not be required to make an Asset Disposition Offer for Notes pursuant to this Section 411 if the Net Available Cash available therefor (after application of the proceeds as provided in Section 411(a)(iii)(A)) is less than the greater of (x) $30.0 million and (y) 2.50% of LTM EBITDA for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Asset Disposition Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than $2,000 in original principal amount of such Note would be left outstanding.

(c) The Company shall, not later than 45 days after the Company becomes obligated to make an Asset Disposition Offer pursuant to this Section 411, mail or otherwise deliver in accordance with the applicable procedures of DTC a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder’s Notes at a purchase price in cash equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date falling prior to or on the purchase date); (2) the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed or delivered, except that such notice may be delivered more than 60 days prior to the purchase date if the purchase is delayed as provided in clause (5) of this Section 411(c)); (3) the instructions determined by the Company, consistent with this Section 411, that a Holder must follow in order to have its Notes purchased; (4) the amount of the Asset Disposition Offer which amount may be contingent upon the Net Available Cash remaining following the application of Net Available Cash pursuant to Section 411(a)(iii)(A) and (5) if such notice is mailed or delivered prior to the date the Net Available Cash attributable to such Asset Disposition is received, that such offer is conditioned upon receipt of such Net Available Cash and that the purchase date may, in the Company’s discretion, be delayed until such time as the Net Available Cash is received. If, upon the expiration of the period for which the Asset Disposition Offer remains open, the aggregate principal amount of Notes surrendered by Holders exceeds the amount of the Asset Disposition Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1 or integral multiples of $1 in excess thereof shall be purchased).

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 411. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 411, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 411 by virtue thereof.

Section 412. Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of the greater of (x) $125.0 million and (y) 10.0% of LTM EBITDA unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of the greater of (x) $185.0 million and (y) 15.0% of LTM EBITDA, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this Section 412(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 412(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of Section 412(a) will not apply to:

(i) any Restricted Payment Transaction;

(ii) (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former management member, employee, officer, director, independent contractor or consultant of or to the Company or any Restricted Subsidiary heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans, advances and guarantees in the ordinary course of business to any such management members, employees, officers, directors, independent contractor or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other securities, to any such management members, employees, officers, directors or consultants, (4) the payment of reasonable fees, reasonable out-of-pocket costs and indemnities to present or former directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary) or (5) any transaction with an officer or director of the Company or any of its Subsidiaries in the ordinary course of business;

(iii) any transaction between or among any of the Company or one or more Restricted Subsidiaries, or one or more Receivables Subsidiaries;

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date, or, in respect of any agreement or instrument of Lexmark or any of its Subsidiaries, in existence on the Lexmark Acquisition Completion Date (or any amendment, restatement, supplement, modification or replacement thereof, so long as such amendment, restatement, supplement, modification or replacement is not adverse to the Holders of the Notes in any material respect as determined in good faith by the Company), and any payments made pursuant thereto;

(v) any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company;

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity;

(vii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, including all transactions entered into in connection with the Lexmark Financing Commitments;

(viii) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or any capital contribution to the Company;

(ix) any investment by any Affiliate of the Company in securities or term loans of the Company or any of its Restricted Subsidiaries (and payment of out-of-pocket expenses incurred by any such Affiliate in connection therewith) so long as such securities or term loans are being offered generally to investors (other than Affiliates of the Company) on the same or more favorable terms;

(x) any transaction with any Person that is an Affiliate of the Company or any Restricted Subsidiary that would constitute an Affiliate Transaction solely because the Company or any Restricted Subsidiary owns (directly or indirectly) an equity interest in, or controls (including pursuant to any management agreement or otherwise), such Person;

(xi) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xii) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, that are fair to the Company and its Restricted Subsidiaries as determined in good faith by the Company;

(xiii) transactions between or among the Company and its Restricted Subsidiaries and any Person, a director of which is also a director of the Company, so long as (1) such director abstains from voting as a director of the Company, as the case may be, on any matter involving such other Person and (2) such Person is not an Affiliate of the Company for any reason other than such director’s acting in such capacity;

(xiv) intercompany transactions undertaken in good faith for the purpose of improving the consolidated tax efficiency of the Company and its Restricted Subsidiaries and/or any other Subsidiaries of the Company, and not for the purpose of circumventing any covenant set forth herein;

(xv) any transaction effected as part of a Qualified Receivables Transaction;

(xvi) pledges of the Capital Stock of Unrestricted Subsidiaries (together with assets related thereto and the proceeds or products of any of the foregoing) to secure Indebtedness or other obligations of such Unrestricted Subsidiary or Guarantees thereof; and

(xvii) transactions with any Receivables Subsidiary or any Restricted Subsidiary, joint venture or other arrangement created in connection with any Third-Party Vendor Financing Program or any other receivables financing, and the provision of billing, collection and other services in connection with the foregoing.

Section 413. Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (the “Initial Lien”) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of this Indenture or thereafter acquired, securing any Indebtedness, other than such Initial Lien unless (a) the Notes and the Note Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Obligations) the Obligations secured by such Initial Lien or (b) such Initial Lien is a Permitted Lien.

Any such Lien thereby created in favor of the Notes or any such Note Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Note Guarantee, upon the termination and discharge of such Note Guarantee in accordance with the terms of Section 1303 or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by Section 501) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Section 414. Future Guarantors. If, at any time after the Issue Date, any existing or future (a) Wholly Owned Domestic Restricted Subsidiary of the Company (other than any Excluded Subsidiary) guarantees any Indebtedness for borrowed money with an aggregate principal amount in excess of $250.0 million (any such Indebtedness, “Material Indebtedness”) measured individually or (b) any Foreign Subsidiary guarantees Indebtedness of the Company or any Guarantor under the TLB Credit Agreement (including any newly-acquired Restricted Subsidiary of the Company that has Incurred such Indebtedness for borrowed money or entered into such documentation at the time of acquisition) other than (1) Indebtedness in connection with Qualified Receivables Transactions or Third-Party Vendor Financing Programs or (2) intercompany Indebtedness, then such Restricted Subsidiary shall, within 30 days from Incurring such Indebtedness, from entering into such documentation or after such acquisition, as applicable, become a Guarantor of the Notes, execute a Guarantor Supplemental Indenture and deliver an Officer’s Certificate and opinion of counsel. The Company may otherwise elect at any time to have any Restricted Subsidiary become a Guarantor, in which case, the Company shall cause such Restricted Subsidiary to execute and deliver to the Trustee a Guarantor Supplemental Indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture providing for a Note Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors.

Section 415. Purchase of Notes Upon a Change of Control. (a) If a Change of Control Triggering Event occurs, unless the Company has exercised its right to redeem the Notes pursuant to Article X, Noteholders will have the right to require the Company to repurchase all or any part in an integral multiple of $1 of such Noteholder’s Notes (provided that no Note will be purchased in part if the remaining principal amount of such Note would be less than $2,000) pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in this Indenture. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to but excluding the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the transaction or transactions that constitute or may constitute a Change of Control Triggering Event, the Company will be required to send a notice to Noteholders describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”), pursuant to the procedures required by this Indenture and described in such notice. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice. The Company must comply with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 415, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 415 by virtue of such conflicts.

(b) On the Change of Control Payment Date, the Company will be required, to the extent lawful, to (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

(c) The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d) A Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement that if fully performed would result in a Change of Control Triggering Event is in effect at the time of making of the Change of Control Offer.

(e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 415. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 415, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 415 by virtue thereof.

(f) If Holders of not less than 90% of the aggregate principal amount of the Outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any other Person making such Change of Control Offer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

Section 416. Suspension of Covenants on Achievement of Investment Grade Ratings. (a) If on any day following the Issue Date (a) the Notes have Investment Grade Ratings from at least two Rating Agencies, and (b) no Default or Event of Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (a) and (b) being collectively referred to as a “Covenant Suspension Event”), then, beginning on that day (the “Suspension Date”) subject to the provisions of Section 416(b), (i) the Note Guarantees of the Guarantors will be automatically and unconditionally released and discharged and (ii) the covenants listed under Section 407, Section 409, Section 410, Section 411, Section 412, Section 414, Section 501(a)(iii) and Section 501(a)(iv) (collectively, the “Suspended Covenants”) will be suspended. During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with Section 409 as if Section 409 would have been in effect during such period.

(b) If on any subsequent date any of the relevant Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated as of and from the time at which the Company obtains actual knowledge of such rating decline (any such time, a “Reversion Time”). The period of time between the Suspension Date and the Reversion Time is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period (or deemed Incurred in connection with a Limited Condition Transaction entered into during the Suspension Period) will be deemed to have been Incurred under the exception provided by Section 407(b)(iii). With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if Section 409 had been in effect prior to, but not during, the Suspension Period. For purposes of Section 411, upon the occurrence of the Reversion Time the amount of

Net Available Cash not applied in accordance with such covenant will be deemed to be reset to zero. In addition, for purposes of Section 412, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to such Reversion Time will be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 410, all contracts entered into during the Suspension Period prior to such Reversion Time that contain any of the encumbrances or restrictions subject to such covenant will be deemed to have been existing on the Issue Date. The Company shall deliver an Officer’s Certificate to the Trustee notifying it of the commencement of any Suspension Period or the end of any Reversion Time; provided that the failure to notify the Trustee shall not be a Default or Event of Default under this Indenture. The Trustee shall not have any duty to (i) monitor the ratings of the Notes, (ii) determine or verify whether a Suspension Period has occurred or ended or monitor for any Covenant Suspension Event or any Suspension Period or Reversion Time or determine the consequences thereof or (iii) notify Holders of any of the foregoing.

(c) During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 407 or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) or other events that occurred during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Time and to consummate the transactions contemplated thereby.

(d) The Company shall deliver promptly to the Trustee an Officer’s Certificate notifying it of the commencement of any Suspension Date or the end of any Reversion Time; provided that the failure to so notify the Trustee shall not invalidate the occurrence of any Suspension Date or Reversion Time and shall not constitute a Default or Event of Default by the Company. The Trustee shall have no independent obligation to determine if a Suspension Period or Reversion Time has commenced or terminated or to notify Holders regarding the same.

Section 417. Limitation on Investments in Unrestricted Subsidiaries.

(a) Notwithstanding anything in this Indenture to the contrary, the only transfer (whether pursuant to a disposition, Investment, Permitted Investment, Restricted Payment or otherwise) by the Company and the Restricted Subsidiaries permitted to be made in or to (or designation of) Unrestricted Subsidiaries shall be such transfers made in reliance on clause (xix)(A) in the definition of “Permitted Investment.”

(b) No Subsidiary of the Company may be designated as an Unrestricted Subsidiary if it owns or exclusively licenses any Material Intellectual Property at the time of designation. None of the Company or any Restricted Subsidiary may transfer, assign or exclusively license any Material Intellectual Property (whether pursuant to a disposition, Investment, Permitted Investment, Restricted Payment or otherwise) to any Unrestricted Subsidiary. No Unrestricted Subsidiary shall at any time own (or hold exclusive license to) any Material Intellectual Property.

Section 418. Limitation on Investments in Non-Guarantor Subsidiaries.

Notwithstanding anything in this Indenture to the contrary, the aggregate principal amount of any transfer or series of transfers (whether pursuant to a disposition, Investment, Permitted Investment, Restricted Payment or otherwise) by the Company and the Restricted Subsidiaries permitted to be made in or to (or designation of) Non-Guarantor Subsidiaries shall not exceed, in the aggregate, $370.0 million; for avoidance of doubt this Section 418 shall not apply to any investment in Lexmark or in any Subsidiary of Lexmark made on or that is existing on the Lexmark Acquisition Completion Date.

Section 419. Post-Closing Covenant.

Within 30 days from the Issue Date, the Trustee shall have received, on behalf of itself and the Holders, with respect to any Foreign Subsidiary of the Company that guarantees Indebtedness of the Company or any Guarantor under the TLB Credit Agreement as of the Issue Date, an executed counterpart from each such Foreign Subsidiary of a supplemental indenture substantially in the form attached as Exhibit E hereto.

ARTICLE V

SUCCESSORS

Section 501. When the Company May Merge, Etc. (a) The Company will not consolidate with or merge with or into, or convey, lease or otherwise transfer all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and this Indenture by executing and delivering to the Trustee an Officer’s Certificate and a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to Section 407(a) or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv) each Guarantor (other than (x) any Guarantor that will be released from its obligations under its Note Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument confirming its Note Guarantee (other than any Note Guarantee that will be discharged or terminated in connection with such transaction); and

(v) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 501(a); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in Section 501(b).

Any Indebtedness that becomes an obligation of the Company (or, if applicable, the Successor Company with respect thereto) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 501, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 407.

(b) Clauses (ii) and (iii) of Section 501(a) will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation, limited liability company or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Section 501(a) will not apply to any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company.

Section 502. Successor Company Substituted. Upon any transaction involving the Company in accordance with Section 501 in which the Company is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Note Documents, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Note Documents, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE VI

REMEDIES

Section 601. Events of Default. An “Event of Default” means the occurrence of the following:

(i) a default in any payment of interest on any Note when due, continued 30 consecutive days;

(ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by the Company to comply with its obligations under Section 501(a);

(iv) the failure by the Company to comply for 30 consecutive days after the notice specified in the penultimate paragraph of this Section 601 with any of its obligations under Section 415 (other than a failure to purchase the Notes);

(v) the failure by the Company to comply for (x) 120 consecutive days after the notice specified in the penultimate paragraph of this Section 601 with any of its obligations under Section 405 or (y) 60 consecutive days after the notice specified in the penultimate paragraph of this Section 601 with its other agreements contained in a Note Document;

(vi) the failure by any Guarantor to comply for 60 consecutive days after the notice specified in the penultimate paragraph of this Section 601 with its obligations under its Note Guarantee;

(vii) any event or condition occurs that (i) results in any Indebtedness of the Company or any Guarantor in an aggregate outstanding principal amount exceeding at the time of determination, the greater of (x) $185.0 million and (y) 15.0% of LTM EBITDA, or, in each case, its foreign currency equivalent, becoming due prior to its scheduled maturity or (ii) enables or permits (with all applicable grace periods having expired) the holder or holders of any Indebtedness of the Company or any Guarantor in an aggregate outstanding principal amount exceeding at the time of determination, the greater of (x) $185.0 million and (y) 15.0% of LTM EBITDA, or, in each case, its foreign currency equivalent, or any trustee or agent on its or their behalf to cause any such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (vii) will not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and in the case of such Indebtedness which the holder thereof may elect to convert into Capital Stock (other than Disqualified Stock), such Indebtedness from and after the date, if any, on which such conversion has been effected.

(viii) the taking of any of the following actions by the Company or a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) the commencement of a voluntary case;

(B) the consent to the entry of an order for relief against it in an involuntary case;

(C) the consent to the appointment of a Custodian of it or for any substantial part of its property; or

(D) the making of a general assignment for the benefit of its creditors;

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary in an involuntary case;

(B) appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 days;

(x) the rendering of any final non-appealable judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments in respect thereof) in excess of the greater of (x) $185.0 million and (y) 15.0% of LTM EBITDA, or, in each case, its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed; or

(xi) the failure of any Note Guarantee by a Guarantor that is a Significant Subsidiary, or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, to be in full force and effect (except as contemplated by the terms thereof or of this Indenture) or the denial or disaffirmation in writing by any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary of its or their obligations under this Indenture or any Note Guarantee (other than by reason of the termination of this Indenture or such Note Guarantee or the release of such Note Guarantee in accordance with such Note Guarantee or this Indenture), if such Default continues for 10 consecutive days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors, including Canadian Insolvency Laws. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a Default under Section 601(iv), Section 601(v) or Section 601(vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30.0% in principal amount of the Outstanding Notes notify the Company in writing of the Default and the Company does not cure such Default within 30 consecutive days after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” When a Default or an Event of Default is cured, it ceases. Notwithstanding anything to the contrary set forth above, a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

The Company shall deliver to the Trustee, within 30 days after knowledge by an officer of the Company, written notice in the form of an Officer’s Certificate of any Event of Default that under Section 601(vii) or Section 601(x), its status and what action the Company is taking or proposes to take with respect thereto.

Section 602. Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than an Event of Default specified in Section 601(viii) or Section 601(ix) with respect to the Company) occurs and is continuing, the Trustee by written notice to the Company, or the Holders of at least 30.0% in principal amount of the Outstanding Notes by written notice to the Company and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

Notwithstanding the foregoing, if an Event of Default specified in Section 601(viii) or Section 601(ix) with respect to the Company occurs and is continuing, the principal of and accrued but unpaid interest on all the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of a majority in principal amount of the Outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree, (ii) if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of such acceleration, and (iii) the Trustee has been paid all amounts due to it under this Indenture. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Section 603. Other Remedies; Collection Suit by Trustee. If an Event of Default occurs and is continuing, the Trustee may, but is not obligated under this Section 603 to, pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. If an Event of Default specified in Section 601(i) or 601(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 707.

Section 604. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company or any other obligor upon the Notes, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation and reasonable expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 707.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 605. Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 606. Application of Money Collected. Any money or property collected by the Trustee pursuant to this Article VI shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: to the payment of all amounts due the Trustee , the Paying Agent, and the Notes Registrar and any other agent appointed hereunder and any predecessor trustee, paying agent, notes registrar or agent under this Indenture, including, without limitation, under Section 707 hereof, and the reasonably incurred expenses and disbursements of their agents and counsel;

Second: to the payment in full of the Obligations in respect of the Notes (including the Note Guarantees) (the amounts so applied to be distributed among the holders of such Obligations pro rata in accordance with the amounts of the obligations owed to them on the date of such distribution); and

Third: to the Company or such other Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Section 607. Limitation on Suits. No Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(ii) Holders of at least 30.0% in principal amount of the Outstanding Notes have requested the Trustee in writing to pursue the remedy;

(iii) such Holder or Holders have offered to the Trustee security and/or indemnity satisfactory to the Trustee against any loss, liability or expense;

(iv) the Trustee has not complied with the request within 60 consecutive days after receipt of the request and the offer of security and/or indemnity; and

(v) Holders of a majority in principal amount of the Outstanding Notes have not given the Trustee a written direction inconsistent with such request within such consecutive 60-day period.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder, to obtain a preference or priority over another Holder or to enforce any right under this Indenture except in the manner herein provided and for the equal and ratable benefit of all Holders.

Section 608. [Reserved].

Section 609. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or any Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, any other obligor upon the Notes, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 610. Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 611. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 612. Control by Holders. The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee; provided that

(1) such direction shall not be in conflict with any rule of law or with this Indenture, and

(2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 701, that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to determine whether any direction is prejudicial to any Holder) or that would subject the Trustee to personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification and/or security satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.

Section 613. Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder and its consequences, except a Default

(1) in the payment of principal of or interest on any Note (which may only be waived with the consent of each Holder of Notes), or

(2) in respect of a covenant or provision hereof that pursuant to the second paragraph of Section 902 cannot be modified or amended without the consent of the Holder of each Outstanding Note.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In case of any such waiver, the Company, any other obligor upon the Notes, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.

Section 614. Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or the Notes, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant. This Section 614 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10.0% in principal amount of the Outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of principal of (or premium, if any) or interest on any Note on or after the respective Stated Maturity or Interest Payment Dates expressed in such Note.

Section 615. Waiver of Stay, Extension or Usury Laws. The Company agrees (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other similar law wherever enacted, now or at any time hereafter in force, that would prohibit or forgive the Company from paying all or any portion of the principal of (or premium, if any) or interest on the Notes contemplated herein or in the Notes or that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted

.Section 616. Debtor Relief Laws; Liquidated Damages Charges.

(a) If any then Outstanding Notes become due and payable as a result of an acceleration thereof pursuant to Section 601 (an “LDC Trigger Event”), the Company shall pay a liquidated damages charge (the “Liquidated Damages Charge”) (which shall be due and payable in full at the time the applicable LDC Trigger Event occurs) equal to the Applicable Premium calculated as of the time such LDC Trigger Event.

(b) Without limiting the generality of the foregoing paragraph, it is understood and agreed that if an LDC Trigger Event occurs, the Liquidated Damages Charge will be due and payable in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of damages of each applicable Holder as a result thereof. The Liquidated Damages Charge shall be presumed to be the liquidated damages sustained by each applicable Holder as the result of the applicable LDC Trigger Event and the Company and each Guarantor agree that it is reasonable under the circumstances currently existing.

(c) THE COMPANY AND EACH GUARANTOR EXPRESSLY WAIVE (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE LIQUIDATED DAMAGES CHARGE IN CONNECTION WITH ANY SUCH LDC TRIGGER EVENT. The Company and each other Guarantor expressly agree (to the fullest extent it may lawfully do so) that: (A) the Liquidated Damages Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Liquidated Damages Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between any Holder and the Company and each Guarantor giving specific consideration in this transaction for such agreement to pay the Liquidated Damages Charge; and (D) the Company and each Guarantor shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company and each Guarantor expressly acknowledge that the agreement to pay the Liquidated Damages Charge to any Holders as herein described is a material inducement to the Holders to acquire the Notes.

(d) From and after the earliest date of any LDC Trigger Event, the Liquidated Damages Charge, or such other premium, as applicable, shall be deemed to be principal of the Notes and shall accrue interest thereon. The Liquidated Damages Charge, if any, shall also be payable (i) in the event the Obligations under the Indenture and the Notes (and/or the Indenture or any other Note Document) are satisfied, deemed satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure and/or (ii) upon the satisfaction, deemed satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement (including, without limitation, under a plan of reorganization or similar manner in any proceeding under Debtor Relief Laws), the rescission or deceleration of any acceleration of the Obligations under the Indenture and the Notes by the Company, defeasance or compromise of any of the Obligations under the Indenture and the Notes (and/or the Indenture or any other Note Document) in any proceeding under Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure, or the making of a distribution of any kind in any proceeding under Debtor Relief Laws to the Collateral Agent, for the account of the holders of the Notes, in full or partial satisfaction of the Obligations under the Indenture and the Notes.

ARTICLE VII

THE TRUSTEE

Section 701. Certain Duties and Responsibilities. (a) Except during the continuance of an Event of Default,

(1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of gross negligence or willful misconduct on its part (as determined in a final non-appealable decision by a court of competent jurisdiction), as determined in a final non-appealable decision by a court of competent jurisdiction, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof or confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein.

(b) In case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, as determined in a final non-appealable decision by a court of competent jurisdiction, except that (i) this Section 701(c) does not limit the effect of Section 701(a); (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts (as determined in a final non-appealable decision by a court of competent jurisdiction); and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 612.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(e) The Trustee will have no obligation to calculate, determine or verify the calculation of the accrued and unpaid interest or any premium payable on the Notes or the amount of any redemption price payable on the Notes, including, without, limitation the calculation, determination or verification of the Treasury Rate and the Applicable Premium.

(f) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 701 and Section 703.

(g) The Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any Note Registrar with respect to the Notes.

(h) If any party fails to deliver a notice relating to an event the fact of which, pursuant this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred.

(i) Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes.

Section 702. Notice of Defaults. If a Default occurs and is continuing for which a Trust Officer responsible for the administration of this Indenture has received written notice, the Trustee must mail within 90 days after it occurs, to all Holders as their names and addresses appear in the Note Register, notice of such Default hereunder known to the Trustee unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of principal of, or premium, if any, or interest on, any Note, the Trustee may withhold notice if it in good faith determines that the withholding of such notice is in the interests of the Holders. The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of a Default or Event of Default has been delivered to and actually received by a Trust Officer at its corporate trust office specified in this Indenture and such notice references the Notes, the Company and this Indenture and states that it is a “Notice of Default”.

Section 703. Certain Rights of Trustee. Subject to the provisions of Section 701:

(1) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, judgement, order, bond, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(2) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order thereof, and any resolution of any Person’s board of directors shall be sufficiently evidenced if certified by an Officer of such Person as having been duly adopted and being in full force and effect on the date of such certificate;

(3) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may request and, in the absence of bad faith on its part, rely upon an Officer’s Certificate of the Company;

(4) the Trustee shall be entitled to request and receive written instructions from the Company and shall have no responsibility or liability for any losses or damages of any nature that may arise from any action taken or not taken by the Trustee in accordance with the written direction of the Company;

(5) the Trustee may consult with counsel and other professional advisors of its own choosing and require an Opinion of Counsel (at the expense of the Company and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon, and the Trustee shall not be responsible for the content of any such Opinion of Counsel in connection with this Indenture, whether delivered to it or on its behalf;

(6) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to it against the losses, costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(7) the Trustee shall not be responsible for nor have any duty to monitor the performance or any action of the Company or any other party to this Indenture, and/or any of their directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party;

(8) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost and expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation;

(9) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(10) to the extent permitted by applicable law, the Trustee shall not be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(11) the permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein;

(12) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture;

(13) the Trustee shall not be bound to make any investigation as to the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Indenture;

(14) the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder;

(15) the Holders shall not have the right to compel disclosure of information made available to the Trustee in connection with this Indenture, unless otherwise required by applicable law or the express terms of this Indenture;

(16) the Trustee shall have the right to participate in defense of any claim against it;

(17) the Trustee shall have no duty to make any documents available to the Holders, provided that the Trustee shall provide a copy of this Indenture to a Holder upon proof that such Person is a Holder;

(18) the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded;

(19) with respect to payments due with respect to the Notes, the Trustee (in its capacity as Trustee or as Paying Agent) shall only be obligated to pay amounts which it has actually received;

(20) the Trustee shall be entitled to take any action or to refuse to take any action which the Trustee regards as necessary for the Trustee to comply with any applicable law;

(21) before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel prepared and delivered at the cost of the Company conforming to Section 106 and the Trustee may rely conclusively on such certificate or opinion and will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel;

(22) the Trustee may request that the Company deliver Officer’s Certificates setting forth the names of individuals and their titles and specimen signatures of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificates may be signed by any Person authorized to sign an Officer’s Certificate, as the case may be, including any Person specified as so authorized in any such certificate previously delivered and not superseded;

(23) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder; and

(24) upon request from the Trustee the Company shall provide information available to it that is reasonably necessary in order to enable the Trustee to determine whether any withholding obligations under Section 1471-1474 of the Code (“FATCA”) or applicable law apply. The Trustee shall be entitled to make any withholding or deductions from payments to the extent necessary to comply with FATCA or applicable law and neither the Trustee nor the Company shall have any liability in connection with its compliance therewith.

Section 704. Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of Notes or the proceeds thereof.

Section 705. May Hold Notes. The Trustee, any Authenticating Agent, any Paying Agent, any Note Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Section 708 and Section 713, may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Note Registrar or such other agent.

Section 706. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.

Section 707. Compensation and Reimbursement. The Company and Guarantors, jointly and severally, agree,

(1) to pay to the Trustee from time to time the compensation agreed to by the Company in writing for all services rendered by the Trustee hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(2) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable out-of-pocket expenses incurred by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or willful misconduct, as determined in a final non-appealable decision by a court of competent jurisdiction; and

(3) to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the Trustee’s part, as determined in a final non-appealable decision by a court of competent jurisdiction, arising out of or in connection with the administration of the trust or trusts hereunder, including, without limitation, reasonable attorneys’ fees and expenses, the costs of enforcement of this Indenture or any provision thereof and the costs and expenses of defending itself against any claim (whether asserted by the Company, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, or in connection with enforcing the provisions of this Section 707.

The Company need not pay for any settlement made without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). The provisions of this Section 707 shall survive the termination of this Indenture or the resignation and removal of the Trustee.

The Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, other than money or property held in trust to pay the principal of and interest on any Notes, to secure payment of all amounts due the Trustee under this Section 707.

Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default occurs, the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, insolvency or other similar laws.

The indemnification provided in this Section 707 shall extend to the officers, directors, agents, employees, successors and assigns of the Trustee. The indemnity under this Section 707 is payable upon demand by the Trustee. Subject to Section 701 hereof, any negligence or misconduct of any agent, delegate, attorney or representative, in each case, of the Trustee shall not affect the indemnification of the Trustee hereunder.

Section 708. Conflicting Interests. The Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Initial Notes and Additional Notes, or a trustee under any other indenture between the Company and the Trustee.

Section 709. Corporate Trustee Required; Eligibility. There shall at all times be one (and only one) Trustee hereunder. The Trustee shall be a Person that is eligible pursuant to the TIA to act as such and has a combined capital and surplus of at least $50.0 million. If any such Person publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then for the purposes of this Section 709 and to the extent permitted by the TIA, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 709, it shall resign immediately in the manner and with the effect hereinafter specified in this Article VII.

Section 710. Resignation and Removal; Appointment of Successor. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article VII shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 711.

The Trustee may resign at any time by giving written notice thereof to the Company. If the instrument of acceptance by a successor Trustee required by Section 711 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Trustee may be removed at any time, upon 30 days prior written notice, by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Trustee and to the Company.

If at any time:

(1) the Trustee shall fail to comply with Section 708 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(2) the Trustee shall cease to be eligible under Section 709 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(3) the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) the Company, upon 30 days prior written notice, may remove the Trustee, or (B) subject to Section 614, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company shall promptly appoint a successor Trustee and shall comply with the applicable requirements of Section 711. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 711, become the successor Trustee and to that extent supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 711, then, subject to Section 614, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated and at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders in the manner provided in Section 110. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

Notwithstanding the replacement of the Trustee pursuant to this Section 710, the Company’s obligations under Section 707 shall continue for the benefit of the retiring Trustee.

Section 711. Acceptance of Appointment by Successor. In case of the appointment hereunder of a successor Trustee, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to above.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article VII.

Section 712. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes

Section 713. Preferential Collection of Claims Against the Company. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the TIA regarding the collection of claims against the Company (or any such other obligor) or realizing on certain property received by it in respect of such claims

.Section 714. Appointment of Authenticating Agent. The Trustee may appoint an Authenticating Agent acceptable to the Company to authenticate such Notes. Any such appointment shall be evidenced by an instrument in writing signed by a Trust Officer, a copy of which instrument shall be promptly furnished to the Company. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication (or execution of a certificate of authentication) by the Trustee includes authentication (or execution of a certificate of authentication) by such Authenticating Agent. An Authenticating Agent has the same rights as any Note Registrar, Paying Agent or agent for service of notices and demands.

ARTICLE VIII

HOLDERS’ LISTS AND REPORTS BY

TRUSTEE AND THE COMPANY

Section 801. The Company to Furnish Trustee Names and Addresses of Holders. The Company will furnish or cause to be furnished to the Trustee:

(1) semi-annually, not more than 10 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date, and

(2) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;

provided, however, that if and to the extent and so long as the Trustee shall be the Note Registrar, or if the notes are registered to Cede & Co. no such list need be furnished pursuant to this Section 801.

Section 802. Preservation of Information; Communications to Holders. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list, if any, furnished to the Trustee as provided in Section 801 and the names and addresses of Holders received by the Trustee in its capacity as Note Registrar; provided, however, that if and so long as the Trustee shall be the Note Registrar, the Note Register shall satisfy the requirements relating to such list. None of the Company, any Guarantor or the Trustee or any other Person shall be under any responsibility with regard to the accuracy of such list. The Trustee may dispose of any list furnished to it as provided in Section 801 upon receipt of a new list so furnished.

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by the TIA.

Every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company, nor the Trustee, nor any agent of any of them, shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the TIA.

Section 803. Reports by Trustee. Within 60 days after each June 1, beginning with June 1, 2026, the Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the TIA at the times and in the manner provided pursuant thereto for so long as any Notes remain outstanding. A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee or any applicable listing agent with each stock exchange upon which any Notes are listed, with the SEC and with the Company. The Company shall notify the Trustee in writing when any Notes are listed on any stock exchange, but any failure to so notify the Trustee shall not constitute a Default or Event of Default by Company.

ARTICLE IX

AMENDMENT, SUPPLEMENT OR WAIVER

Section 901. Without Consent of Holders. Without the consent of any Holder, the Company, the Trustee and, as applicable, any Guarantor may amend or supplement the Note Documents for any of the following purposes:

(1) to cure any ambiguity, mistake, omission, defect or inconsistency;

(2) to provide for the assumption by a successor of the obligations of the Company or a Guarantor under any Note Document (and to make appropriate conforming changes to the Note Documents in connection therewith);

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) to add Note Guarantees with respect to the Notes (including allowing any Guarantor to execute a Guarantor Supplemental Indenture or Note Guarantee);

(5) to mortgage, pledge, hypothecate or grant any Lien in favor of the Trustee and the Holders, as security for the payment and performance of all or any portion of the Obligations in respect of the Notes and the Note Guarantees, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee pursuant to this Indenture;

(6) to evidence a successor Trustee;

(7) to confirm and evidence the release, termination or discharge of any Note Guarantee when such release, termination or discharge is provided for under this Indenture or the Notes;

(8) to add to the covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(9) to provide for or confirm the issuance of Additional Notes in compliance with this Indenture;

(10) [reserved];

(11) to make any change that does not materially adversely affect the rights of any Holder; or

(12) to comply with any requirement of the SEC in connection with any qualification of this Indenture under the TIA or otherwise.

Section 902. With Consent of Holders. Except as otherwise expressly provided below in this Section 902, the Company, the Trustee and (as applicable) any Guarantor may amend or supplement the Note Documents with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes) and the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes by written notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes or an issuance of Additional Notes) may waive any existing Default or Event of Default or compliance by the Company or any Guarantor with any provision of this Indenture, the Notes or any Note Guarantee.

Notwithstanding the provisions of this Section 902 to the contrary, without the consent of each Holder of Outstanding Notes affected (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes or an issuance of Additional Notes), an amendment, supplement or waiver, including a waiver pursuant to Section 613, may not (with respect to any Note held by any non-consenting Holder):

(i) reduce the principal amount of any Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the rate of or extend the time for payment of interest (including extending any applicable grace period) on any Note (it being understood that changing a cash payment to a payment in kind shall be deemed to be a reduction and an extension of the time for payment of interest);

(iii) reduce the principal of or extend the Stated Maturity of any Note;

(iv) reduce the premium payable upon the redemption of any Note or change the date on which any Note may be redeemed as described in Section 1009;

(v) make any Note payable in money other than that stated in such Note;

(vi) amend or waive the legal right of any Holder to receive payment of principal of and interest on such Holder’s Note on or after the Stated Maturity for the principal or Interest Payment Date for the interest expressed in such Note, or to institute suit for the enforcement of any such payment on or after the Stated Maturity or Interest Payment Date;

(vii) make any change in the amendment or waiver provisions described in this paragraph; or

(viii) make any change or modification to the ranking of any Note that would adversely affect the rights of a Holder in any material respect.

It shall not be necessary for the consent of the Holders under this Section 902 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

Section 903. Execution of Amendments, Supplements or Waivers. After an amendment, supplement or waiver under this Section 903 becomes effective, the Company shall deliver to the Holders, with a copy to the Trustee, a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any supplemental indenture or the effectiveness of any such amendment, supplement or waiver. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities, indemnities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment, supplement or waiver, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel to the effect that the execution of such amendment, supplement or waiver is authorized or permitted or complies with this Indenture, that all conditions precedent to such amendment, supplement or waiver required by this Indenture have been complied with and that such amendment, supplement or waiver is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

Section 904. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of that Note or any Note that evidences all or any part of the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph of this Section 904, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note by written notice to the Trustee or the Company, received by the Trustee or the Company, as the case may be, before the date on which the Trustee receives an Officer’s Certificate from the Company certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver as set forth in Section 108.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder of Notes.

Section 905. [Reserved].

Section 906. Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee shall (if required by the Company and in accordance with the specific direction of the Company) request the Holder of the Note to deliver it to the Trustee. The Trustee shall (if required by the Company and in accordance with the specific written direction of the Company) place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and upon receipt of an Authentication Order, the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

ARTICLE X

REDEMPTION OF NOTES

Section 1001. Applicability of Article. The Notes are redeemable at the option of the Company, in whole or in part, before their Stated Maturity in accordance with this Article X.

Section 1002. [Reserved].

Section 1003. Election to Redeem; Notice to Trustee. In case of any redemption of less than all of the Notes, the Company shall, at least two Business Days (but not more than 60 days (except that such notice may be delivered more than 60 days prior to the Redemption Date if the Redemption Date is delayed as provided in Section 1009)), prior to the date on which notice is required to be delivered to Holders pursuant to Section 1005, notify the Trustee in writing of such Redemption Date and of the principal amount of Notes to be redeemed, but failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 1005 and shall not constitute a Default or Event of Default by the Company.

Section 1004. Selection by Trustee of Notes to Be Redeemed. In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem to be appropriate, and in the case of global notes, in accordance with the procedures of DTC, in integral multiples of $1, although no Note of $1 in original principal amount or less will be redeemed in part.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of the Notes redeemed or to be redeemed only in part, to the portion of the principal amount of the Notes that has been or is to be redeemed.

Section 1005. Notice of Redemption. Subject to the third paragraph of Section 110, notice of redemption or purchase as provided in Section 1001 shall be given electronically or, at the Company’s option, by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date (except that such notice may be delivered more than 60 days prior to the Redemption Date if such notice is issued in connection with the legal or covenant defeasance of Notes pursuant to Section 1201 or a satisfaction and discharge of this Indenture and the Notes pursuant to Section 1101, or if the Redemption Date is delayed as provided in Section 1009), to each Holder of Notes to be redeemed, at such Holder’s address appearing in the Note Register.

Any such notice shall state:

(1) the expected Redemption Date,

(2) the redemption price (or the formula by which the redemption price will be determined),

(3) if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the portion of the respective principal amounts) of the Notes to be redeemed,

(4) that, on the Redemption Date, the redemption price will become due and payable upon each such Note, and that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest thereon shall cease to accrue from and after said date, and

(5) the place where such Notes are to be surrendered for payment of the redemption price.

In addition, if such redemption, purchase or notice is subject to satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, as permitted by Section 1009, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed.

The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Notice of any redemption or purchase of Notes hereunder (or the selection of Notes in connection with a partial redemption) to be so redeemed or purchased at the election of the Company shall be given by the Company or, at the Company’s request (made to the Trustee at least 15 days (or such shorter period as shall be reasonably satisfactory to the Trustee) prior to the Redemption Date), by the Trustee in the name and at the expense of the Company. Any such request will set forth the information to be stated in such notice, as provided by this Section 1005.

The notice if delivered in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 1006. Deposit of Redemption Price. On or prior to 11:00 a.m., New York City time, on the Business Day prior to any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, the Company shall segregate and hold in trust as provided in Section 403) an amount of money sufficient to pay the redemption price of, and any accrued and unpaid interest on, all the Notes or portions thereof which are to be redeemed on that date; provided, that, funds deposited with the Trustee or such Paying Agent after 11:00 a.m., New York City time, on such due date shall be deemed deposited with the Trustee or such Paying Agent on the next Business Day thereafter.

Section 1007. Notes Payable on Redemption Date. Notice of redemption having been given as provided in this Article X, the Notes so to be redeemed shall (subject to the satisfaction or waiver by the Company of any applicable conditions precedent), on the Redemption Date, become due and payable at the redemption price herein specified and from and after such date (unless the Company shall default in the payment of the redemption price or the Paying Agent is prohibited from paying the redemption price pursuant to the terms of this Indenture) such Notes shall cease to bear interest. Upon surrender of such Notes for redemption in accordance with such notice, such Notes shall be paid by the Company at the redemption price. Installments of interest whose Interest Payment Date is on or prior to the Redemption Date shall be payable to the Holders of such Notes registered as such on the relevant Regular Record Dates according to their terms and the provisions of Section 307.

On and after any Redemption Date, if money sufficient to pay the redemption price of and any accrued and unpaid interest on Notes called for redemption shall have been made available in accordance with Section 1006, the Notes (or the portions thereof) called for redemption will cease to accrue interest and the only right of the Holders of such Notes (or portions thereof) will be to receive payment of the redemption price of and, subject to the last sentence of the preceding paragraph, any accrued and unpaid interest on such Notes (or portions thereof) to the Redemption Date. If any Note (or portion thereof) called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Note (or portion thereof).

Section 1008. Notes Redeemed in Part. Any Note that is to be redeemed only in part shall be surrendered at the Place of Payment (with due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or its attorney duly authorized in writing) and the Company shall execute and (upon receipt of an Authentication Order) the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered (or if the Note is a global note, an adjustment shall be made to the schedule attached thereto).

Section 1009. Optional Redemption.

At any time, Company may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as described in Section 1005, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

Notwithstanding the foregoing, in connection with any tender offer or exchange offer for, or other offer to purchase any Notes, if Holders of not less than 90% in the aggregate principal amount of the Outstanding Notes validly tender or exchange and do not withdraw such Notes in such tender or exchange offer (or other offer to purchase) and the Company, or any other Person making such tender or exchange offer (or other offer to purchase), purchases all of the Notes validly tendered or exchanged and not withdrawn by such Holders, all of the Holders will be deemed to have consented to such tender offer, exchange offer or other offer to purchase and, accordingly, the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender or exchange offer (or other offer to purchase or exchange), to redeem all of the Notes that remain outstanding following such tender or exchange (or other offer to purchase or exchange) for consideration (which may consist of cash, indebtedness, debt or equity securities, or other assets) equal to the consideration delivered to each other Holder (excluding any early tender or exchange incentive or similar fee) in such tender or exchange offer (or other offer to purchase or exchange), plus, to the extent not included in the tender or exchange offer payment, accrued and unpaid interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date).

Any redemption of Notes may be made upon notice sent electronically or, at the Company’s option, mailed by first-class mail to each Holder’s registered address in accordance with Section 1005, and, if applicable, the Company should notify the Trustee in writing of such Redemption Date, and the principal amount of Notes to be redeemed in accordance with Section 1003, except that a redemption notice (other than pursuant to the preceding paragraph) may be delivered more than 60 days prior to the Redemption Date if such notice is issued in connection with Section 1101 below. The Company may provide in any redemption notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Any redemption of Notes (including in connection with an Equity Offering) or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, which may include consummation of any related Equity Offering or the occurrence of a Change of Control. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 1101. Satisfaction and Discharge of Indenture. The Outstanding Notes and this Indenture shall be discharged and shall cease to be of further effect and the Note Guarantees will be released (except as to any surviving rights of registration of transfer or exchange of Notes expressly provided for herein), and the Trustee on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Outstanding Notes and this Indenture, when

(i) either

(a) all Notes theretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 306, and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 403) have been cancelled or delivered to the Trustee for cancellation; or

(b) all such Notes not theretofore cancelled or delivered to the Trustee for cancellation

(1) have become due and payable,

(2) will become due and payable at their Stated Maturity within one year, or

(3) have been called for redemption, or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on the Notes not previously cancelled or delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be;

(iii) the Company has paid or caused to be paid all other sums then payable hereunder by the Company; and

(iv) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel each to the effect that all conditions precedent provided for in this Section 1101 relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

Notwithstanding the satisfaction and discharge of this Indenture and the Outstanding Notes, (a) the obligations of the Company to the Trustee under Section 707 and, if money shall have been deposited with the Trustee pursuant to Section 1101(ii), the obligations of the Trustee under Section 1103 shall survive such satisfaction and discharge, and (b) if such satisfaction and discharge is effected through redemption in accordance with Section 1101(i)(b)(3), the provisions of Section 1007 shall survive such satisfaction and discharge, and the other provisions of Article X shall survive such satisfaction and discharge until the Redemption Date shall have occurred.

Section 1102. [Reserved]

Section 1103. Application of Trust Money. Subject to the provisions of the last paragraph of Section 403, all money and/or U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 1101 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE XII

DEFEASANCE OR COVENANT DEFEASANCE

Section 1201. The Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may, at its option, at any time, elect to have terminated the obligations of the Company with respect to Outstanding Notes and the other Note Documents and to have terminated all of the obligations of the Guarantors with respect to the Note Guarantees, in each case, as set forth in this Article XII, and elect to have either Section 1202 or 1203 be applied to all of the Outstanding Notes (the “Defeased Notes”), upon compliance with the conditions set forth below in Section 1204. Either Section 1202 or Section 1203 may be applied to the Defeased Notes to any Redemption Date or the Stated Maturity of the Notes.

Section 1202. Defeasance and Discharge. Upon the Company’s exercise under Section 1201 of the option applicable to this Section 1202, the Company shall be deemed to have been released and discharged from its obligations with respect to the Defeased Notes and the Guarantors shall be deemed to have been released and discharged from their obligations with respect to the Note Guarantees on the date the relevant conditions set forth in Section 1204 are satisfied (hereinafter, “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Defeased Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 1205 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and the Company, and each of the Guarantors shall be deemed to have satisfied all other obligations under such Notes, Note Guarantees and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Defeased Notes to receive, solely from the trust fund described in Section 1204 and as more fully set forth in such Section, payments in respect of principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Defeased Notes under Sections 304, 305, 306, 402, and 403, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, including the Trustee’s rights (and the Company’s obligations) under Section 707, and (d) this Article XII. If the Company exercises its option under this Section 1202, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. Subject to compliance with this Article XII, the Company may, at its option and at any time, exercise its option under this Section 1202 notwithstanding the prior exercise of its option under Section 1203 with respect to the Notes.

Section 1203. Covenant Defeasance. Upon the Company’s exercise under Section 1201 of the option applicable to this Section 1203, (a) the Company shall be released from its obligations under any covenant or provision contained in Section 405, Section 407, Section 409 through 415 and the provisions of clauses (iii), (iv) and (v) of Section 501(a) shall not apply, and (b) the occurrence of any event specified in clause (iv), (v) (with respect to Section 405, Section 407 and Sections 409 through 415, inclusive), (vi), (vii), (viii) (with respect to Significant Subsidiaries), (ix) (with respect to Significant Subsidiaries), (x) or (xi) of Section 601 shall be deemed not to be or result in an Event of Default, in each case with respect to the Defeased Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants or provisions, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant or provision to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 601, but, except as specified above, the remainder of this Indenture and such Outstanding Notes shall be unaffected thereby.

Section 1204. Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 1202 or Section 1203 to the Outstanding Notes:

(1) The Company shall have irrevocably deposited or caused to be deposited with the Trustee, in trust, money or U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient (without reinvestment), to pay and discharge the principal of, and premium, if any, and interest on the Defeased Notes issued by the Company to the Stated Maturity or relevant Redemption Date in accordance with the terms of this Indenture and the Notes;

(2) No Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(3) Such deposit shall not result in a breach or violation of, or constitute a Default or Event of Default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(4) In the case of an election under Section 1202, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

(5) In the case of an election under Section 1203, the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(6) The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent provided for in this Section 1204 relating to either the Defeasance under Section 1202 or the Covenant Defeasance under Section 1203, as the case may be, have been complied with. In rendering such Opinion of Counsel, counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (1), (2) and (3) of this Section 1204 or as to any matters of fact.

Section 1205. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section 403, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or such other Person that would qualify to act as successor trustee under Article VII, collectively and solely for purposes of this Section 1205, the “Trustee”) pursuant to Section 1204 in respect of the Defeased Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company and the Guarantors, jointly and severally, shall pay and indemnify the Trustee and its agents and hold them harmless against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited by the Company pursuant to Section 1204, or the principal, premium, if any, and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the Defeased Notes.

Anything in this Article XII to the contrary notwithstanding, the Trustee shall deliver to the Company from time to time, upon Company Request, any money or U.S. Government Obligations held by it as provided in Section 1204 that, in the opinion of a nationally recognized accounting or investment banking firm expressed in a written certification thereof to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Defeasance or Covenant Defeasance. Subject to Article VII, the Trustee shall not incur any liability to any Person by relying on such opinion.

Section 1206. Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 1202 or 1203, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company and the Guarantors under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 1202 or 1203, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money and U.S. Government Obligations in accordance with Section 1202 or 1203, as the case may be; provided, however, that if the Company or any Guarantor makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company or Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money and U.S. Government Obligations held by the Trustee or Paying Agent.

Section 1207. Repayments to the Company. The Trustee shall pay to the Company upon Company Request any money held by it for the payment of principal or interest that remains unclaimed for two years after the Stated Maturity or the Redemption Date, as the case may be. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

ARTICLE XIII

NOTE GUARANTEES

Section 1301. Guarantees Generally.

(a) Guarantee of Each Guarantor. Each Guarantor, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally Guarantees, on a senior unsecured basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under this Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”).

The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor, result in the obligations of such Guarantor under the Note Guarantee not constituting a fraudulent conveyance, preference, transfer at under value or unlawful financial assistance under applicable law, or being void or unenforceable under any law relating to insolvency of debtors or otherwise to reflect corporate benefit rules, thin capitalization rules, retention of title claims, laws on the preservation of share capital, limitations of corporate law, regulations or defenses affecting the rights of creditors generally or other limitations under applicable law which, among other things, might limit the amount that can be guaranteed by reference to the net assets and legal capital of the relevant Guarantor. In the case of a Guarantor incorporated in England and Wales, constituting unlawful financial assistance within the meaning of sections 678 or 679 of the UK Companies Act 2006.

(b) Further Agreements of Each Guarantor. (i) Each Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture, the Notes or the obligations of the Company or any other Guarantor to the Holders, the Trustee hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a notation concerning its Note Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(ii) Each Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 1303) its Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Note Guarantee. Such Note Guarantee is a guarantee of payment and not of collection. Each Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, subject to this Article XIII, (1) the maturity of the obligations guaranteed by its Note Guarantee may be accelerated as and to the extent provided in Article VI for the purposes of such Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by such Note Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor in accordance with the terms of this Section 1301 for the purpose of such Note Guarantee. Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Guarantors of their obligations under their respective Note Guarantees or under this Indenture.

(iii) Until terminated in accordance with Section 1303, each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(c) Each Guarantor that makes a payment or distribution under its Note Guarantee shall have the right to seek contribution from the Company or any non-paying Guarantor that has also Guaranteed the relevant Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(d) Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Note Guarantee, and the waiver set forth in Section 1305, are knowingly made in contemplation of such benefits.

(e) Each Guarantor, pursuant to its Note Guarantee, also hereby agrees to pay, jointly and severally, any and all out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Note Guarantee.

Section 1302. Continuing Guarantees. (a) Each Note Guarantee shall be a continuing Guarantee and shall (i) subject to Section 1303, remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Guaranteed Obligations then due and owing, unless released or earlier terminated, (ii) be binding upon such Guarantor, and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b) The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Guarantor hereunder and under its Note Guarantee (whether such payment shall have been made by or on behalf of the Company, or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company, or any Guarantor or otherwise, all as though such payment had not been made.

Section 1303. Release of Note Guarantees. Notwithstanding the provisions of Section 1302, Note Guarantees will be subject to termination and discharge under the circumstances described in this Section 1303. Any Guarantor will automatically and unconditionally be released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect: (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Guarantor or any interest therein, or any other transaction, in accordance with the terms of this Indenture following which such Guarantor is no longer a Restricted Subsidiary of the Company; (ii) concurrently with the sale of all or substantially all of the assets of such Guarantor, in accordance with the terms of this Indenture; (iii) in the case of any Wholly Owned Domestic Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to Section 414, at any time such Guarantor is (or, substantially concurrently with the release of the Note Guarantee of such Guarantor, will be) released from all of its obligations under its Guarantee of payment (or, if applicable, release from all of its obligations as a borrower) in respect of the Material Indebtedness that resulted in the obligation to guarantee the Notes (it being understood that a release subject to contingent reinstatement is still a release), and that if any such Guarantee is so reinstated, such Subsidiary Guarantor shall also be reinstated to the extent that such Guarantor would then be required to provide a Note Guarantee pursuant to Section 414; (iv) in the case of any Non-U.S. Guarantor, at any time such Guarantor is (or, substantially concurrently with the release of the Note Guarantee of such Guarantor, will be) released from all of its obligations under its Guarantee of payment (or, if applicable, release from all of its obligations as a borrower) in respect of the TLB Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantor shall also be reinstated to the extent that such Guarantor would then be required to provide a Note Guarantee pursuant to Section 414); (v) upon the merger or consolidation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Company or another Guarantor; (vi) such Guarantor is or becomes an Excluded Subsidiary; (vii) concurrently with any Guarantor becoming an Unrestricted Subsidiary; (viii) upon the occurrence of a Covenant Suspension Event; provided that after the Reversion Time, such Note Guarantee shall be reinstated to the extent required and within the time period provided under Section 414; (ix) upon Defeasance or Covenant Defeasance of the Company’s obligations under, or satisfaction and discharge of this Indenture pursuant to Section 1101; or (x) subject to Section 1302(b), upon payment in full of the aggregate principal amount of all Notes then Outstanding and all other Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 10 days’ notice to the Trustee (or such shorter period as agreed to by the Trustee), to cause any Guarantor that is not a primary obligor or guarantor under any outstanding Material Indebtedness to be unconditionally released from all obligations under its Note Guarantee, and such Note Guarantee shall thereupon terminate and be discharged and of no further force or effect.

Upon any such occurrence specified in this Section 1303, the Trustee shall execute any documents (subject to the review and approval of counsel to the Trustee) reasonably requested by the Company in order to evidence such release, discharge and termination in respect of such Note Guarantee and the Trustee will be entitled to receive and conclusively rely on an Officer’s Certificate that the execution of any such document, release, discharge and termination is authorized.

Section 1304. Guarantors May Consolidate, etc., on Certain Terms(a) . Except as otherwise provided in this Section 1304, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate, amalgamate or merge with or into another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) in the case of a consolidation, amalgamation, or merger, such Guarantor shall be the surviving or continuing entity;

(b) the Person (if other than the Company or a Guarantor) acquiring the property in any such sale or disposition or the Person (if other than the Company or a Guarantor) formed by or surviving or continuing from any such consolidation, amalgamation or merger assumes all the obligations of that Guarantor under the applicable Indenture and its Note Guarantee pursuant to a supplemental indenture reasonably satisfactory to the Trustee; or

(c) such transaction is (i) a sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger, amalgamation or consolidation) to a Person or Persons that are not (either before or after giving effect to such transaction) a Restricted Subsidiary; or (ii) a sale or other disposition of all of the Capital Stock of that Guarantor to a Person or Persons that are not (either before or after giving effect to such transaction) a Restricted Subsidiary.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles IV and V, and notwithstanding subclauses (b) and (c) of the second preceding paragraph, nothing in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 1305. Waiver of Subrogation. Each Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes and this Indenture or such Guarantor’s obligations under its Note Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until this Indenture is discharged and all of the Notes are discharged and paid in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.

Section 1306. Notation Not Required. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any such Note Guarantee or any release, termination or discharge thereof.

Section 1307. Successors and Assigns of Guarantors. All covenants and agreements in this Indenture by each Guarantor shall bind its respective successors and assigns, whether so expressed or not.

Section 1308. Execution and Delivery of Note Guarantees. The Company shall cause each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 414, and each Subsidiary of the Company that the Company causes to become a Guarantor pursuant to Section 414, to promptly execute and deliver to the Trustee a Guarantor Supplemental Indenture, or a supplemental indenture otherwise in form reasonably satisfactory to the Trustee evidencing its Note Guarantee on substantially the terms set forth in this Article XIII. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel to the effect that such Guarantor Supplemental Indenture has been duly authorized or permitted or complies with this Indenture, that all conditions precedent to such Guarantor Supplemental Indenture required by this Indenture have been complied with and that such Guarantor Supplemental Indenture is a valid and binding agreement of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms.

Section 1309. Notices. Notice to any Subsidiary shall be sufficient if addressed to such Guarantor care of the Company at the address, place and manner provided in Section 109.

Section 1310. Limitation of Guarantee - Belgium.

(a)

Notwithstanding anything to the contrary in this Indenture, the guarantee, indemnity and other obligations of any Belgian Guarantor under this Indenture shall be limited to a maximum amount equal to the greater of: (i) an amount equal to 85% of that Belgian Guarantor’s net assets, as calculated on the basis of its latest audited financial statements on the date on which such Belgian Guarantor becomes party to this Indenture; (ii) an amount equal to 85% of that Belgian Guarantor’s net assets, as calculated on the basis of its latest audited annual financial statements at the time the relevant demand is made; and (iii) the outstanding amount of any intra-group loans, advances or facilities made to that Belgian Guarantor by any other member of the group directly and/or indirectly using all or part of the proceeds of the Notes (whether or not such intra-group loan is retained by the relevant Belgian Guarantor for its own purposes or on-lent) at the time the relevant demand is made, and in any case the total liability of any Belgian Guarantor shall at all times be limited to the extent it would constitute unlawful financial assistance in accordance with article 5:152, article 6:118 or article 7:227 of the Belgian Code of Companies and Associations.

(b)

For the purposes of this Section, the net assets of a Belgian Guarantor means its “netto actief”/ “actif net” as defined in Articles 5:142 or 7:212 (as applicable) of the Belgian Code of Companies and Associations, as amended or superseded.

Section 1311. Limitation of Guarantee - Germany.

(a) Without limiting any specific exemptions set out in this Article XIII and notwithstanding any other provision of this Indenture to the contrary:

(1)	no Guarantor’s obligations and liabilities under this Article XIII will extend to include any obligation or liability (the “Guarantee Obligations”); and

(2)	no transaction security granted by a Guarantor will secure any Guarantee Obligation,

(a) in each case, if, to the extent doing so would be unlawful financial assistance (notwithstanding any applicable exemptions and/or undertaking of any applicable prescribed whitewash or similar financial assistance procedures) in respect of the acquisition of shares in itself or its holding company or a member of its group under the laws of its jurisdiction of incorporation.

(b)	Guarantee Limitation (Germany):

(i)	In this Section 1311,

“Auditor” means any reputable firm of recognized international auditors.

“GmbH Guarantor” means a Guarantor incorporated as a limited liability company (Gesellschaft mit beschränkter Haftung) under German law.

“GmbH & Co. KG Guarantor” means a Guarantor established as a limited partnership (Kommanditgesellschaft) under German law with a limited liability company (Gesellschaft mit beschränkter Haftung) as its general partner (Komplementär) (GmbH & Co. KG).

“GmbHG” means the German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung).

“Guarantee Liabilities” means the guarantee given pursuant to this Article XIII (Note Guarantees).

“Up-stream and/or Cross-stream Guarantee” means any Guarantee Liability if and to the extent such Guarantee Liability secures the obligations of a direct or indirect shareholder of the GmbH Guarantor (and/or, in the case of a GmbH & Co. KG Guarantor, of its general partner) or an affiliated company (verbundenes Unternehmen) of such shareholder within the meaning of Sections 15 et seq. of the German Stock Corporation Act (Aktiengesetz) (other than the GmbH Guarantor and its Subsidiaries and, in the case of a GmbH & Co. KG, the general partner and its Subsidiaries).

(ii) The right to enforce any Guarantee Liability shall be limited, in relation to any GmbH Guarantor or a GmbH & Co. KG Guarantor (the “Affected German Guarantor”), to the extent that (i) such Guarantee Liability constitutes an Up-stream and/or Cross-stream Guarantee; and (ii) payment under that Guarantee Liability would cause the GmbH Guarantor’s (or in case of a GmbH & Co. KG Guarantor, the aggregate of its and its general partner’s) Net Assets to fall below its (or in the case of a GmbH & Co. KG Guarantor, its general partner’s) registered share capital (Stammkapital) (calculated in accordance with applicable law at that time) or, if the Net Assets are already below its registered share capital (Stammkapital), cause the Net Assets to be further reduced, and, as a result, cause a violation of Sections 30, 31 GmbHG (the “Share Capital Impairment”).

For the purposes of this Section 1311, “Net Assets” means an amount equal to the sum of the amount of the GmbH Guarantor’s (or in case of a GmbH & Co. KG Guarantor, its general partner’s) assets (consisting of all assets which correspond to the items set forth in Section 266 paragraphs 2 A, B, C, D and E of the German Commercial Code (Handelsgesetzbuch)) less the aggregate amount of such GmbH Guarantor’s (or in case of a GmbH & Co. KG Guarantor, its general partner’s) liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in Section 266 paragraphs 3 B (but disregarding any accruals (Rückstellungen) in respect of a potential enforcement of a Guarantee Liability or any Collateral) C, D and E of the German Commercial Code (Handelsgesetzbuch) minus any profits which are not available for distribution in accordance with Section 253 paragraph 6, Section 268 paragraph 8 and Section 272 paragraph 5 of the German Commercial Code (Handelsgesetzbuch)).

(iii) The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were consistently applied by the GmbH Guarantor (or, in the case of a GmbH & Co. KG Guarantor, its general partner) in the preparation of its most recent annual balance sheet (Jahresbilanz) save for the adjustments pursuant to paragraph (iv) below.

(iv) For the purposes of the calculation of the Net Assets, the following balance sheet items shall be adjusted as follows:

(A)

the amount of any increase of the registered share capital (Stammkapital) of the Affected German Guarantor or its general partner (Komplementär), effected after the date of this Indenture to the extent (i) effected in violation of the provisions of this Indenture and made out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) or (ii) it is not fully paid up, shall be deducted from the relevant registered share capital (Stammkapital);

(B)

loans provided by the Company or a Subsidiary of the Company to and other liabilities incurred by the Affected German Guarantor or its general partner (Komplementär) shall be disregarded if such loans and/or liabilities are subordinated (for the benefit of the Affected German Guarantor’s (or its general partner’s (Komplementär)) creditors in general) or are considered as subordinated in an insolvency proceeding over the Affected German Guarantor’s or its general partner’s (Komplementär) assets pursuant to Section 39 paragraph 1 s. 1 no. 5 and/or paragraph 2 of the German Insolvency Code (Insolvenzordnung) provided that a waiver (Erlass) or conversion into equity of, or other form of extinguishing, the relevant repayment claim under loans and other liabilities subordinated pursuant to Section 39 paragraph 1 s. 1 no. 5 and/or paragraph 2 of the German Insolvency Code (Insolvenzordnung) does not lead to personal liability of the directors of the Company or the relevant Subsidiary of the Company as lender; and

(C)

loans and other liabilities incurred by the Affected German Guarantor and/or the general partner (Komplementär) of an Affected German Guarantor in willful or grossly negligent violation of the provisions of this Indenture shall be disregarded.

(v) The Affected German Guarantor and the general partner (Komplementär) of an Affected German Guarantor shall (within three months of the written request of the Trustee, acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, and to the extent legally permitted) for the purposes of the determination of the Net Assets dispose of any and all assets which are shown in the balance sheet of the Affected German Guarantor with a book value (Buchwert) which is significantly lower than the market value of such assets, if such disposal is commercially justifiable with respect to the cost and efforts involved and such asset is not necessary for such Affected German Guarantor’s business (betriebsnotwendig).

(vi) The limitations set out in this Section 1311 shall in any event not apply:

(A) to any amounts due and payable under the Guarantee Liabilities which relate to funds borrowed under a Note Document which have been on-lent to or otherwise passed on to, or issued for the benefit of, the Affected German Guarantor or to the general partner (Komplementär) of an Affected German Guarantor, to any of its or their Subsidiaries and/or for the benefit of any of their creditors if and to the extent such amount on-lent or otherwise passed on to, or issued for the benefit of such persons, is still outstanding;

(B) to the extent the Affected German Guarantor is a party to a domination and/or profit and loss pooling agreement (Beherrschungsvertrag und/oder Gewinnabführungsvertrag) as dominated entity and/or transferor (beherrschtes Unternehmen und/oder übertragendes Unternehmen) directly or indirectly via an uninterrupted chain of domination and/or profit and loss pooling agreements with the Company or a Subsidiary of the Company as dominating entity (herrschendes Unternehmen) whose obligations under the Note Documents are enforced, unless the existence of such a domination agreement (Beherrschungsvertrag) and/or a profit transfer agreement (Gewinnabführungsvertrag) does not lead to the full inapplicability of Section 30 paragraph 1 sentence 1 GmbHG;

(C) if and to the extent, at the time of enforcement of the Guarantee Liabilities, such limitations are not required for any reason (including as a result of a change in the relevant rules of law or their application or construction by the German Federal Court of Justice (Bundesgerichtshof)), to protect the managing directors of the Affected German Guarantor or, in case of a GmbH & Co. KG Guarantor, its general partner (Komplementär), from the risk of personal liability resulting from a violation of the Affected German Guarantor’s obligation to maintain its registered share capital (Stammkapital) pursuant to Sections 30 et seq. GmbHG or similar provisions under the then applicable laws;

(D) if and to extent the relevant Affected German Guarantor has on the date of enforcement of the Guarantee Liabilities a fully recoverable indemnity or claim for refund (vollwertiger Gegenleistungs- oder Rückgewähranspruch) covering the Guarantee Liabilities;

(E) if following the opening of insolvency proceedings (Eröffnung eines Insolvenzverfahrens) in respect of the Affected German Guarantor, an enforcement of the Guarantee Liabilities and consequential payments no longer result in any personal liability of any managing director of the Affected German Guarantor or, in case of a GmbH & Co. KG Guarantor, its general partner (Komplementär); or

(F) if following notification by the Trustee of claims raised under the Guarantee Liabilities, (i) the Affected German Guarantor fails to provide within fifteen (15) Business Days after the date of such notification evidence satisfactory to the Trustee (acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding), including in particular interim financial statements of the Affected German Guarantor and, if such Affected German Guarantor is a GmbH & Co. KG Guarantor, also of its general partner (Komplementär) together with a detailed calculation (satisfactory to the Trustee, acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding, acting reasonably) of the amount of the Net Assets of the Affected German Guarantor or, as the case may be, its general partner (Komplementär) taking into account the adjustments and treatments set forth in paragraph (iv) above (a “Management Determination”), or (ii) if after receipt of such unaudited statements, notification is given by the Trustee (acting at the written direction of the Holders of a majority of the aggregate principal amount of the Notes then outstanding) to the Affected German Guarantor to provide a confirmation of the Management Determination by the Affected German Guarantor’s Auditor (the “Auditors’ Determination”) that confirmation is not provided within forty-five (45) days after the date of such notification.

(vii) The Trustee having demanded payment under the Guarantee Liabilities shall be entitled to demand payment under the Guarantee Liabilities in an amount which would, in accordance with the Management Determination or, if applicable and taking into account any previous enforcement in accordance with the Management Determination, the Auditors’ Determination, not result in a Share Capital Impairment. If and to the extent that the Net Assets as determined by the Auditors’ Determination are lower than the amount enforced in accordance with the Management Determination, the enforcing Trustee shall release, within ten (10) Business Days of delivery of the Auditors’ Determination, to the relevant Affected German Guarantor (or if the Affected German Guarantor is a GmbH & Co. KG Guarantor, to its general partner (Komplementär)) such excess enforcement proceeds.

(viii) No reduction of the amount enforceable under the Guarantee Liabilities as a result of the above limitations will prejudice the rights of the Trustee to continue enforcing any Guarantee Liabilities (subject always to the operation of the limitation set out above at the time of such enforcement) until full satisfaction of the guaranteed claims.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.

XEROX HOLDINGS CORPORATION

By:	/s/ Mirlanda Gecaj
Name: Mirlanda Gecaj
Title: Vice President and Chief Executive Officer

GUARANTORS:

XEROX CORPORATION
As Guarantor

By:	/s/ Mirlanda Gecaj
Name: Mirlanda Gecaj
Title: Vice President and Chief Executive Officer

XEROX FINANCIAL SERVICES LLC
As Guarantor

By:	/s/ Stuart Kirk
Name: Stuart Kirk
Title: Manager, Vice President and Treasurer

XEROX BUSINESS SOLUTIONS, LLC
As Guarantor

By:	/s/ John Bruno
Name: John Bruno
Title: President

XEROX IT SOLUTIONS, INC.
As Guarantor

By:	/s/ John Bruno
Name: John Bruno
Title: President

[Signature Page to Indenture]

XEROX IT SOLUTIONS LLC
As Guarantor

By:	/s/ John Bruno
Name: John Bruno
Title: President

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Laurel Casasanta
Name: Laurel Casasanta
Title: Vice President

[Signature Page to Indenture]

Form of Initial Note1

(FACE OF NOTE)

Xerox Holdings Corporation

13.000% Step Up Senior Notes due 2030

$ ________[and as such amounts may

otherwise be revised by the Schedule of

Increases or Decreases in Global Note]2

CUSIP No. [  ]

No. __________

Xerox Holdings Corporation, a corporation duly organized and existing under the laws of the State of New York, (and its successors and assigns, the “Company”) hereby promises to pay to ________________, or its registered assigns, the principal sum of $________________ ([   ] United States Dollars) [and as such amounts may otherwise be revised by the Schedule of Increases or Decreases in Global Note (or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 312 and 313 of the Indenture referred to on the reverse hereof)]3 (the “Principal Amount”) on July 1, 2030.

Interest Payment Dates: January 1, April 1, July 1 and October 1 in each year, commencing [ ], 20[ ]4

Regular Record Dates: March 15, June 15, September 15 and December 15 in each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[1]	Insert any applicable legends as provided in Article II of the Indenture.
[2]	Include only if the Note is issued in global form.
[3]	Include only if the Note is issued in global form.
[4]	October 2025 for the Initial Notes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

XEROX HOLDINGS CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:
Name:
Title:

Dated: ____________________

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of 13.000% Step Up Senior Notes due 2030 of the Company (herein called the “Notes”), issued under an Indenture, dated as of July 1, 2025 (the “Indenture,” which term shall have the meaning assigned to it in such instrument), among Xerox Holdings Corporation, a corporation duly organized and existing under the laws of the State of New York (the “Company”), as issuer, the Guarantors from time to time parties thereto, and U.S. Bank Trust Company, National Association, in its capacity as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Additional Notes may be issued from time to time under the Indenture and will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

1. Interest and Principal. (a) Subject to the provisions of Sections 1(c) of this Note, the Company hereby promises to pay interest on the Principal Amount of this Note at a rate of 13.000% per annum (the “Initial Interest Rate”), until the Principal Amount is paid or made available for payment. [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]5 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from __________, ____6.]7 interest in this Note shall be payable in cash. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the applicable Record Date specified on the face of this Note (whether or not a Business Day) next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Following the occurrence of an Event of Default that is continuing, interest on overdue principal or interest will accrue at a rate that is 2.50% higher than the rate of interest otherwise applicable to this Note.

(b) Payment of principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company payment of interest may be made through the Paying Agent by wire transfer or immediately available funds to the account designated to the Company by the Person entitled thereto or by wire transfer to the account of the Person entitled thereto as such account shall appear in the Note Register.

[5]	Include only for Initial Notes.
[6]	Insert applicable date.
[7]	Include only for Additional Notes.

(c) The Initial Interest Rate on this Note will increase (“Interest Rate Step-Ups”) to the rates (on a per annum basis) set forth below for the period from and including the dates indicated below (each a “Step-Up Date”) to but excluding the next succeeding Step-up Date, or the Stated Maturity of such Note, as applicable. If any Step-Up Date is not a Business Day, the Step-Up Date will be the last Business Day immediately preceding such Step-Up Date:

Step-Up Date	Interest Rate
July 1, 2026	13.500%
July 1, 2027	14.000%
October 1, 2027	14.125%
January 1, 2028	14.250%
April 1, 2028	14.500%
July 1, 2028	14.750%
October 1, 2028	15.000%
January 1, 2029	15.250%
April 1, 2029	15.500%
July 1, 2029	15.750%
October 1, 2029	16.000%
January 1, 2030	16.250%
April 1, 2030	16.500%
July 1, 2030	16.750%

(d) Installments of principal will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning on January 1, 2027, and ending on the Stated Maturity of the Notes, pro rata (subject to the procedures of the depositary for the Notes) to the registered holder thereof on the immediately preceding Record Date in accordance with the following schedule:

Principal Payment Date	Amortization Amount
January 1, 2027	$6,250,000.00
April 1, 2027	$6,250,000.00
July 1, 2027	$6,250,000.00
October 1, 2027	$6,250,000.00
January 1, 2028	$6,250,000.00
April 1, 2028	$6,250,000.00
July 1, 2028	$6,250,000.00
October 1, 2028	$6,250,000.00
January 1, 2029	$6,250,000.00
April 1, 2029	$6,250,000.00
July 1, 2029	$6,250,000.00
October 1, 2029	$12,500,000.00
January 1, 2030	$12,500,000.00
April 1, 2030	$12,500,000.00

If any portion of the Notes are partially redeemed as described under Section 3 below (or otherwise partially repurchased or cancelled), the principal payment amounts listed in the table above will be reduced by the Issuer by an amount proportionate to the proportion of the principal amount of Notes redeemed (or repurchased or cancelled) to the aggregate principal amount of Notes outstanding immediately prior to such redemption. Within 30 days following the date of any partial redemption (or repurchase or cancellation) of the Notes, the Issuer will send the Trustee an Officer’s Certificate setting forth the amended amortization schedule for the Notes.

2. Note Guarantees. This Note may hereafter be entitled to certain Note Guarantees made for the benefit of the Holders. Reference is made to Article XIII of the Indenture for terms relating to such Note Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Guarantor shall be required to make any notation on this Note to reflect any Note Guarantee or any such release, termination or discharge.

3. Optional Redemption. The Notes are redeemable, at the Company’s option, in whole or in part, as provided in the Indenture.

4. Change of Control. The Indenture provides that, upon the occurrence after the Issue Date of a Change of Control and subject to further limitations contained therein, each Holder will have the right to require that the Company repurchase all or any part of such Holder’s Notes in accordance with the provisions set forth in Section 415 of the Indenture.

5. Sinking Fund. The Notes will not be entitled to the benefit of a sinking fund.

6. Defeasance. The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

7. Defaults and Remedies. If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 30.0% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to pursue such remedy in respect of such Event of Default as Trustee and offered the Trustee security and/or indemnity satisfactory to it against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 consecutive days after receipt of such notice, request and offer of security and/or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

8. Amendments. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be effected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the

Company and its Subsidiaries with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

9. Registration or Transfer. As provided in the Indenture and subject to certain limitations and other provisions therein set forth, (a) the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees, (b) the Notes are issuable only in fully registered form without coupons in minimum denominations of $1 and any integral multiple of $1 in excess thereof, and (c) the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration or transfer, the Company, any other obligor in respect of this Note, the Trustee and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, any other obligor in respect of this Note, the Trustee nor any such agent shall be affected by notice to the contrary.

10. No Recourse Against Others. No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Company, any Guarantor or any Subsidiary of any thereof, in their respective capacities as such, shall have any liability for any obligation of the Company or any Guarantor under the Note Documents, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

11. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THIS NOTE AND (BY ITS ACCEPTANCE OF THIS NOTE) THE HOLDER HEREOF AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE, OR THE NOTE GUARANTEES.

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned Holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

__________________________________________________________________

__________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing

__________________________________________________________________

attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

Check One

[ ] (a)	this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

or

[ ] (b)	this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 313 of the Indenture shall have been satisfied.

Date:_______________

___________________

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee: _________________________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:______________________
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 411 or Section 415 of the Indenture, check the box: [ ].

If you wish to have a portion of this Note purchased by the Company pursuant to Section 411 or Section 415 of the Indenture, state the amount (in principal amount) below:

$ _________________

Date: ___________________
Your Signature: ___________________
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee: ___________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Note	Amount of increases in Principal Amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized signatory of Trustee

[Reserved]

B-1

Form of Certificate of Beneficial Ownership

On or after [__________], 20[ ]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

111 Fillmore Avenue

St. Paul, MN 55107

Attention: Global Corporate Trust – Xerox Holdings Corporation

Re:	XEROX HOLDINGS CORPORATION (the “Company”)

13.000% Step Up Senior Notes due 2030 (the “Notes”)

Ladies and Gentlemen:

This letter relates to $________ principal amount of Notes represented by the offshore global note certificate (the “Regulation S Global Note”). Pursuant to Section 313(3) of the Indenture dated as of July 1, 2025 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”), we hereby certify that (1) we are the beneficial owner of such principal amount of Notes represented by the Regulation S Global Note and (2) we are either (i) a Non-U.S. person to whom the Notes could be transferred in accordance with Rule 903 or 904 of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Act”) or (ii) a U.S. person who purchased securities in a transaction that did not require registration under the Act.

You, the Company, and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:
Authorized Signature

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Form of Regulation S Certificate

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

111 Fillmore Avenue

St. Paul, MN 55107

Attention: Global Corporate Trust – Xerox Holdings Corporation

Re:	XEROX HOLDINGS CORPORATION (the “Company”)

13.000% Step Up Senior Notes due 2030 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, we hereby certify as follows:

1. The offer of the Notes was not made to a person in the United States (unless such person or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k) of Regulation S under the circumstances described in Rule 902(h)(3) of Regulation S) or specifically targeted at an identifiable group of U.S. citizens abroad.

2. Either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3. No directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable.

4. The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

5. If we are a dealer or a person receiving a selling concession or other fee or remuneration in respect of the Notes, and the proposed transfer takes place before end of the distribution compliance period under Regulation S, or we are an officer or director of the Company or a distributor, we certify that the proposed transfer is being made in accordance with the provisions of Rules 903 and 904 of Regulation S.

6. If the proposed transfer takes place before the end of the distribution compliance period under Regulation S, the beneficial interest in the Notes so transferred will be held immediately thereafter through Euroclear (as defined in such Indenture) or Clearstream (as defined in such Indenture).

7. We have advised the transferee of the transfer restrictions applicable to the Notes.

You, the Company, and counsel for the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

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Very truly yours,

[NAME OF SELLER]

By:
Name:
Title:
Address:

Date of this Certificate: _________________, 20__

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Form of Supplemental Indenture in Respect of Note Guarantee

SUPPLEMENTAL INDENTURE, dated as of [_________] (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “New Guarantor(s)”), Xerox Holdings Corporation (the “Company”), and each other then-existing Guarantor under the Indenture referred to below (the “Existing Guarantors”), and U.S. Bank Trust Company, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, any Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of July 1, 2025 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Notes;

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause (i) each Restricted Subsidiary that is required to become a Guarantor pursuant to Section 414 of the Indenture and (ii) each Subsidiary of the Company that the Company causes to become a Guarantor pursuant to Section 414 of the Indenture, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee the Guaranteed Obligations pursuant to a Note Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each New Guarantor desires to enter into this Supplemental Indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such New Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such New Guarantor has guaranteed; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with [all] [any] other Existing Guarantors and fully and unconditionally, to guarantee the Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.

3. Termination, Release and Discharge. The New Guarantor’s Note Guarantee shall terminate and be of no further force or effect, and the New Guarantor shall be released and discharged from all obligations in respect of such Note Guarantee, as and when provided in Section 1303 of the Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of the New Guarantor’s Note Guarantee or any provision contained herein or in Article XIII of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture. In acting hereunder, the Trustee shall have all of the rights, benefits, privileges, protections, immunities, and indemnities provided to the Trustee under the Indenture.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF GUARANTOR(S)],
as Guarantor

By:
Name:
Title:

XEROX HOLDINGS CORPORATION

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Officer

[Form of Certificate from Acquiring Institutional Accredited Investors

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

111 Fillmore Avenue

St. Paul, MN 55107

Attention: Global Corporate Trust – Xerox Holdings Corporation

Re:	XEROX HOLDINGS CORPORATION (the “Company”)

13.000% Step Up Senior Notes due 2030 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of Notes, we confirm that:

1. We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of July 1, 2025, relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within one year after the original issuance of the Notes, we will do so only (A) to the Company, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

3. We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the Company pursuant to clauses (C), (D) and (E) of paragraph 2 above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer or sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

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5. We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, the Company and counsel to the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

(Name of Transferee)

By:
Authorized Signature]

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[FORM OF]

GLOBAL INTERCOMPANY SUBORDINATION AGREEMENT

[To be provided]

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